Form 10KSB, Exhibit 13
period 1996-09-30
SCOTLAND BANCORP INC
filed 1996-12-23
CIK 1004521

                                                                      Exhibit 13



                            SCOTLAND BANCORP, INC.
                            ======================

















                              1996 Annual Report

                               Table of Contents


                                                                                             Page
------------------------------------------------------------------------------------------------------
Selected Consolidated Financial Data                                                                1
Report to Stockholders                                                                              2
Management's Discussion and Analysis                                                           3 - 10
Independent Auditor's Report                                                                       11
Consolidated Financial Statements:
  Statements of financial condition at September 30, 1996 and 1995                                 12
  Statements of income for the years ended September 30, 1996 and 1995                             13
  Statements of stockholders' equity for the years ended September 30, 1996 and 1995               14
  Statements of cash flows for the years ended September 30, 1996 and 1995                    15 - 16
Notes to Consolidated Financial Statements                                                    17 - 38
Corporate Information                                                                              39






This annual report to stockholders contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of the Company that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in the national, regional and local market conditions, legislative and regulatory conditions, and an adverse interest rate environment.

                     SCOTLAND BANCORP, INC. AND SUBSIDIARY
                     SELECTED CONSOLIDATED FINANCIAL DATA


                                                                                  September 30,
                                                  --------------------------------------------------------------------------------
                                                     1996            1995            1994              1993               1992
                                                  -------------------------------------------------------------------------------
                                                                     (In Thousands, Except Per Share Data)

Financial Condition Data:

  Total assets                                    $  68,622       $  57,718       $   57,715        $  55,068          $  54,544

  Investments securities (1)                         21,464          14,525           19,273           12,791              6,859

  Loans receivable, net                              45,079          41,204           36,661           40,626             46,155

  Deposits                                           42,410          48,203           48,995           47,477             47,720

  Stockholders' equity (2)                           24,791           8,580            7,761            6,875              6,144

  Book value per share                                13.47            -                -                -                  -


                                                                              Years Ended September 30,
                                                  --------------------------------------------------------------------------------
                                                     1996            1995            1994              1993               1992
                                                  -------------------------------------------------------------------------------
Operating Data:                                                   ( Dollars in Thousands, Except Per Share Data)
  Interest and dividend income                    $   4,870       $   4,313       $    3,889        $   4,249          $   4,731

  Interest expense                                    2,209           2,144            1,753            1,979              2,628
                                                  -------------------------------------------------------------------------------
  Net interest income                                 2,661            2,169           2,136            2,270              2,103

  Provision for loan losses                              25               11              20               25                 76

  Noninterest income                                     80               73              71               71                112

  Noninterest expense                                 1,549            1,158           1,263            1,114              1,037
                                                  -------------------------------------------------------------------------------
  Income before income taxes                          1,167            1,073             924            1,202              1,102

  Income tax expense                                    409              352             292              470                413
                                                  -------------------------------------------------------------------------------
  Net income                                      $     758       $      721      $      632        $     732          $     689
                                                  ===============================================================================
  Earnings per share (2)(3)                       $    0.25       $      -        $      -          $     -            $     -

  Dividends per share (2)                              0.15              -               -                -                  -

Selected Other Data:

  Return on average assets                             1.18%            1.25%           1.13%            1.33%              1.28%

  Return on average equity                             4.31%            8.52%            8.49%          11.21%             11.81%

  Interest rate spread                                 2.84%            3.27%            3.50%           3.78%              3.48%

  Net interest margin                                  4.15%            3.87%            3.94%           4.24%              4.03%

  Allowance for loan losses to
    nonperforming loans (4)                          714.97%            0.00%            0.00%           0.00%            136.04%

  Nonperforming loans to total loans                   0.07%            0.00%            0.00%           0.00%              0.24%

(1) Includes interest earning deposits, federal funds sold, investment securities and mortgage-backed securities

(2) On March 29, 1996, Scotland Savings converted from a state chartered mutual savings bank to a state chartered stock savings bank and became a wholly owned subsidiary of Scotland Bancorp, Inc.

(3) Earnings per share is based on earnings from March 29, 1996 to September 30, 1996 divided by the weighted average number of shares outstanding during the same period

(4) Nonperforming loans include mortgage loans and consumer/commercial loans 90 days or more delinquent

                     SCOTLAND BANCORP, INC. AND SUBSIDIARY

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

The following discussion and analysis is intended to assist readers in understanding the results of operations in 1996 and 1995, and changes in financial position for the years ended September 30, 1996 and 1995, respectively. This discussion and analysis is intended to compliment, and should be read in conjunction with the audited consolidated financial statements and related notes appearing elsewhere in this annual report to stockholders.

                            Description of Business

Scotland Bancorp, Inc. (the "Company") was incorporated under the laws of the State of North Carolina for the purpose of becoming the bank holding company of Scotland Savings Bank, Inc., SSB (the "Bank" or "Scotland Savings") in connection with the Bank's conversion from a state chartered mutual savings bank to a state chartered stock savings bank, pursuant to its Plan of Conversion. The Company was organized to acquire all of the common stock of Scotland Savings upon its conversion to stock form. A subscription and community offering of the Company's shares closed on March 29, 1996, at which time the Company acquired all of the shares of the Bank and commenced operations.

In accordance with the Plan of Conversion, the Company issued common stock of $18,400,000 and received proceeds of $17,419,336, net of conversion costs. The Company transferred $7,752,868 of the net proceeds to Scotland Savings for the purchase of all of the capital stock of the Bank.

The Company has no operations and conducts no business of its own other than owning Scotland Savings, investing its portion of the net proceeds received in the Conversion, and lending funds to the Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make loans secured by real estate and other forms of collateral located in the Bank's primary market area of Scotland and Moore counties in North Carolina.

Scotland Savings's results of operations depend primarily on its net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. The Bank's operations are also affected by noninterest income, such as miscellaneous income from loans, customer deposit account service charges, and other sources of revenue. The Bank's principal operating expenses, aside from interest expense, consist of compensation and associated benefits, federal deposit insurance premiums, occupancy costs, and other general and administrative expenses.

                     SCOTLAND BANCORP, INC. AND SUBSIDIARY

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

       Comparison of Financial Condition at September 30, 1996 and 1995

Total consolidated assets increased by $10.9 million during 1996, from $57.7 million at September 30, 1995 to $68.6 million at September 30, 1996. The increase resulted primarily from the net proceeds received from the Company's stock offering which closed on March 29, 1996 and resulted in a $17.4 million increase in capital. Some of the Bank's depositors withdrew amounts from their deposit accounts to purchase shares of stock in the Company. Accordingly, the total proceeds from the issuance of common stock did not result in a corresponding increase in total assets.

Investments, including short term interest-earning deposits, federal funds sold, U.S. Treasury and agency obligations, municipal obligations, and mortgage-backed securities increased by $6.9 million, primarily as a result of investing a portion of the proceeds received from the stock offering. Funds generated from operations also provided a source for additional investments.

Loans receivable increased by approximately $3.9 million during 1996 to $45.1 million at September 30, 1996. The markets in which the Bank operates have experienced consistent yet limited growth in recent years. The area of Scotland County, where the majority of the Bank's customers reside, is largely rural though the economy is diversified and generally stable. Management considers the loan growth during 1996 and 1995 to be greater than what is historically typical for its market.

Savings deposits decreased by approximately $5.8 million during 1996 and totaled $42.4 million at September 30, 1996. The majority of the decrease is attributable to the withdrawal of deposits by account holders to purchase shares of common stock of the Company in the Conversion. Due to its excess liquidity, the Bank elected to allow certain higher cost certificate accounts to leave the Bank upon maturity. As a result, the Bank was able to lower its average weighted cost of funds at September 30, 1996 from such cost incurred during 1996.

The Company had no outstanding borrowings at September 30, 1996 or 1995. However, during 1996 $3,000,000 in Federal Home Loan Bank advances were obtained and repaid, and the Bank retains borrowing capacity through the Federal Home Loan Bank of Atlanta.

The Company's return on average assets was 1.18% and 1.25%, and its return on average equity was 4.31% and 8.52%, for 1996 and 1995, respectively. The return on average assets in 1996 would have been 1.50% had the Bank not been required to expense the cost associated with the special SAIF assessment during 1996. The passage of the "Deposit Insurance Funds Act of 1996" was undertaken to recapitalize the SAIF insurance fund of the FDIC and required a one time assessment to the Bank of 65.7 basis points of its assessable deposit base as of March 31, 1995. The expense recorded for this special assessment amounted to $320,750 (See Note 8 to the consolidated financial statements). The decline in the return on average equity from 1995 to 1996 was due primarily to the proceeds received from the stock offering and resulting increase in equity, and to a lesser extent, the special SAIF assessment that the Bank was required to expense during 1996.

The Bank is required to meet certain capital requirements as established by the FDIC and the North Carolina Savings Institutions Division. At September 30, 1996, the Bank's capital was significantly in excess of regulatory capital requirements (See Note 9 to the consolidated financial statements).

                     SCOTLAND BANCORP, INC. AND SUBSIDIARY

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

               Comparison of Operating Results for 1996 and 1995

Net Income

Net income for the years ended September 30, 1996 and 1995 was $757,519 and $721,214, respectively. Net income in 1996 would have been approximately $208,000 higher than reported earnings without the expense associated with the special assessment that occurred as a result of the legislation to recapitalize the Savings Association Insurance Fund (SAIF). Earnings on the invested proceeds from the Company's stock offering had a significant positive impact on net interest income and net income during 1996.

Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities outstanding during the period. Net interest income increased by $491,330 to $2,660,853 for the year ended September 30, 1996 from $2,169,523 reported in 1995. The increase in net interest income during 1996 was attributable to an increase in the average balance of interest earning assets due to the proceeds received from the stock offering. The average balance of interest earning assets increased by approximately $8.1 million during 1996. The increase in interest earning assets allowed net interest income to increase even though the Bank's net interest rate spread decreased from 3.27% in 1995 to 2.84% in 1996, primarily due to an increase in the Bank's cost of funds.

Interest Income

Total interest income increased by $556,389 during 1996, from $4,313,318 in 1995 to $4,869,707 in 1996. The increase in interest income during 1996 was attributable to an $8.1 million increase in the average balance of interest earning assets due to the proceeds received from the stock offering. The Bank's overall yield on interest earning assets declined slightly during 1996, from 7.70% in 1995 to 7.60% in 1996. During 1995, interest income increased by approximately $425,000 due primarily to an increase in the Bank's yields from 7.17% in 1994 to 7.70% in 1995. Changes in the volume of average interest earning assets during 1995, which increased by $1.8 million, also positively impacted interest income.

Interest Expense

Total interest expense increased to $2,208,854 in 1996 from $2,143,795 in 1995, an increase of $65,059 or 3.0%. The increase in the Bank's cost of funds on longer term certificate of deposits more than offset declines in its cost of funds on transaction accounts during 1996. Scotland Savings's cost of funds was 4.76% in 1996 as compared to 4.43% in 1995. Changes in the Bank's cost of funds during 1996 was similar to changes in overall market rates. The Bank's average balance of outstanding deposits decreased by approximately $2.9 million during 1996 and lowered the increase in interest expense for the period. Interest on borrowed funds had an immaterial impact on the increase in interest expense in 1996. During 1995, interest expense increased by approximately $391,000 due primarily to an increase in the Bank's cost of funds, which increased from 3.67% in 1994 to 4.43% in 1995.

                     SCOTLAND BANCORP, INC. AND SUBSIDIARY

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

Provision For Loan Losses and Asset Quality

The Bank's provision for loan losses amounted to $24,528 and $11,000 for the years ended September 30, 1996 and 1995, respectively. The provision, which is charged to operations, and the resulting loan loss allowances are amounts Scotland Savings's management believes will be adequate to absorb losses on existing loans that may become uncollectible. Loans are charged-off against the allowance when management believes that collectibility is unlikely. An evaluation to increase the provision and resulting allowances is based on factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions. Scotland Savings has adopted policies which it believes provides for prudent and adequate levels of loan loss allowances.

The Bank's level of nonperforming loans, defined as loans past due 90 days or more, are relatively insignificant as percentage of total loans outstanding, both historically and at September 30, 1996 and 1995. Scotland Savings charged-off loans amounting to $6,648 and $-0- during 1996 and 1995, respectively.

Noninterest Income

Noninterest income amounted to $80,298 and $73,456 in 1996 and 1995, respectively. Noninterest income consists primarily of service charges and fees associated with the Bank's loan and savings accounts. Scotland Savings's level of noninterest income has remained stable during 1996 and 1995.

Noninterest Expense

Noninterest expense consists primarily of operating expenses for compensation and associated benefits, occupancy, federal insurance premiums and operating assessments, and data processing charges as well as various administrative expenses. Noninterest expense amounted to $1,549,739 and $1,158,550 in 1996 and 1995, respectively. During 1996, the Bank accrued and expensed $320,750 for a special assessment required to recaptialize the Savings Association Insurance Fund of the FDIC which accounted for 82.0% of the $391,189 increase in noninterest expense between 1996 and 1995. Noninterest expense decreased by $103,945 from 1994 to 1995 primarily due to certain conversion costs associated with the termination of a proposed merger which were expensed in 1995.

Compensation and employee benefits increased by $47,530 during 1996 primary due to expense associated with forming the ESOP during 1996. Deposit insurance, excluding the special SAIF assessment in 1996, fluctuates with the level of deposits outstanding during the periods. None of the other noninterest expense categories changed significantly during 1996 and 1995.

Income Taxes

The Company's effective income tax rate was 35.08% and 32.81% in 1996 and 1995, respectively. The differences in rates were due to changes in the components of permanent tax differences.

                     SCOTLAND BANCORP, INC. AND SUBSIDIARY

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

                        Capital Resources and Liquidity

During 1996, Scotland Bancorp, Inc. paid a regular quarterly dividend of $.075 a share on July 26, 1996 and declared a regular quarterly $.075 on September 17, 1996 paid on October 25, 1996 to stockholders of record as of October 15, 1996. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

The objective of the Company's liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities to enhance stockholders' value. More specifically, liquidity ensures that adequate funds are available to meet deposit withdrawals, fund loan commitments, maintain reserve requirements, pay operating expenses, distribute dividends to stockholders, and other institutional commitments. Funds are primarily provided through financial resources from operating activities, expansion of the deposit base, the sale or maturity of investments, or the ability to raise equity capital.

During the year ended September 30, 1996, cash and cash equivalents, a significant source of liquidity, increased by approximately $9.7 million. Cash and cash equivalents decreased by $809,133 during 1995. Cash flow resulting from internal operating activities provided increases of $1,139,430 and $601,996 in cash during the years ended September 30, 1996 and 1995, respectively. Also, financing activities have provided sources of funds for asset growth and liquidity. For the year ended September 30, 1996, deposits decreased by $5.8 million but proceeds from the stock offering provided an additional $17.4 million of cash. The proceeds from the stock offering were used primarily to fund investment and loan growth as well as enable the Bank to fund deposit outflows, that occurred primarily because certain depositers used available deposits at the Bank to purchase stock in the Company. Deposits decreased by approximately $792,000 during 1995. The Bank's ability to generate deposits has historically been sufficient to fund its loan demand and provide for adequate liquidity without the need to access other forms of credit availability. The recent stock offering will also enhance the Bank's ability to grow, and lessen to some extent its reliance on its deposit base for financing its operations. In addition, the Bank has a readily available source of credit through its borrowing capacity at the Federal Home Loan Bank of Atlanta.

Cash provided by operating and financing activities is used to originate new loans to customers, to maintain liquid investment portfolios, and to meet short term liquidity requirements. During 1996 and 1995, loans outstanding increased by $3.9 million and $4.6 million, respectively. During 1996 and 1995, the Company purchased investment securites amounting to $9.7 million and $4.6 million, respectively, and received proceeds from sales or maturities of investment securities amounting to $4.7 million and $6.2 million, respectively.

As a state chartered savings bank, Scotland Savings must meet certain liquidity requirements which are established by the Administrator of the North Carolina Savings Institutions Division. The Bank's liquidity ratio at September 30, 1996, as computed under such regulations, was in excess of such requirements. Given its excess liquidity and its ability to borrow from the Federal Home Loan Bank, the Bank believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, and other cash requirements.

                     SCOTLAND BANCORP, INC. AND SUBSIDIARY

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

                          Asset/Liability Management

Scotland Savings's asset/liability management, or its managment of interest rate risk, is focused primarily on evaluating and managing the Bank's net interest income given various risk criteria. Factors beyond the Bank's control, such as market interest rates and competition, may also have an impact on the Bank's interest income and interest expense.

In the absence of other factors, the Bank's overall yield on interest-earning assets will increase as will its cost of funds on its interest-bearing liabilities when market rates increase over an extended period of time. Inversely, the Bank's yields and cost of funds will decrease when market rates decline. The Bank is able to manage these swings to some extent by attempting to control the maturity or rate adjustments of its interest-earning assets and interest-bearing liabilities over given periods of time.

The Bank's "gap" is typically described as the difference between the amounts of such assets and liabilities which reprice within a period of time. In a declining interest rate environment, a negative gap, or a situation where the Bank's interest-bearing liabilities subject to repricing exceed the level of interest-earning assets which will mature or reprice, will have a favorable impact of the Bank's net interest income. Conversely, an increase in general market rates over a sustained period of time will tend to adversely affect Scotland Savings's net interest income. At September 30, 1996, the Bank had a negative gap position.

In order to minimize the potential effects of adverse material and prolonged increases or decreases in market interest rates on the Bank's operations, management has implemented an asset/liability program designed to improve the Bank's interest rate gap. The program emphasizes the origination of adjustable rate loans, and to a lesser extent shorter term construction and consumer loans, all of which are held in the portfolio, the investment of excess cash in short or intermediate term interest earning assets, and the solicitation of transaction deposit accounts which are less sensitive to changes in interest rates and can be repriced rapidly.

Although the Bank's asset/liability management program has generally helped to decrease the exposure of its earnings to interest rate increases, the Bank continues to have a negative gap position which will be adversely impacted during prolonged periods of rising interest rates and positively affected during prolonged periods of interest rate declines.

                    Impact of Inflation and Changing Prices

The consolidated financial statements and accompanying footnotes have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of the Company are primarily monetary in nature and changes in interest rates have a greater impact on the Company's performance than do the effects of inflation.

                     SCOTLAND BANCORP, INC. AND SUBSIDIARY

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

                         Future Reporting Requirements

The Financial Accounting Standards Board has issued SFAS No. 123, Accounting for Stock-Based Compensation which the Company has not been required to adopt as of September 30, 1996. The Statement, which will be in effect for the Company's fiscal year ending September 30, 1997, will require an accounting for stock based compensation plans using a fair value based method which measures compensation cost at the grant date based upon the value of the award, which is then recognized over the service period, usually the vesting period. The accounting requirements of the Statement apply to grants or awards entered into in fiscal years that begin after December 15, 1995. The Statement will allow the Company to continue to use APB Opinion No. 25 to measure compensation cost, but requires that the pro forma effects on net income and earnings per share be disclosed to reflect the difference between the compensation cost, if any, from applying APB Opinion No. 25 and the related cost measured by the fair value method defined in the Statement. The Statement will not change the reporting required for the ESOP plan. In addition, the Statement is not expected to have a material effect on the Company's consolidated financial statements because management is expected to elect to continue to use the accounting and reporting permitted by APB Opinion No. 25 as it relates to any future stock award plan.

                           Impact of New Legislation

Deposit Insurance/SAIF Recapitalization

For the first three quarters of calendar year 1996, SAIF-insured institutions paid deposit insurance assessment rates of $0.23 to $0.31 per $100 of deposits. In contrast, institutions insured by the FDIC's Bank Insurance Fund (the "BIF") that were well capitalized and without any significant supervisory concerns paid the minimum annual assessment of $2,000, and all other BIF-insured institutions paid deposit insurance assessment rates of $0.03 to $0.27 per $100 of deposits. In response to the SAIF/BIF assessment disparity, the Deposit Funds Insurance Act of 1996 (the "Funds Act") was enacted into law on September 30, 1996.

The Funds Act authorized the FDIC to impose a special assessment on all institutions with SAIF-assessable deposits in the amount necessary to recapitalize the SAIF. As implemented by the FDIC, institutions with SAIF-assessable deposits will pay a special assessment, subject to adjustment, of 65.7 basis points per $100 of the SAIF-assessable deposits held at March 31, 1995. Based on the foregoing, the Bank charged $320,750 against pretax earnings for the quarter ended September 30, 1996. The assessment is deductible in the taxable year paid.

Due to the recapitalization of the SAIF, the FDIC proposed on October 8, 1996 to reduce the assessment rate for SAIF-assessable deposits for periods beginning on October 1, 1996. The proposed assessment rates would range from 18 to 27 basis points per $100 of deposits for the last calendar quarter of 1996 and would range from -0- to 27 basis points per $100 of deposits for subsequent assessment periods. However, the Funds Act also provides that the FDIC cannot assess regular insurance assessments for an insurance fund unless required to maintain or achieve the designated reserve ratio of 1.25% per $100 of deposits, except for institutions that are not classified as "well capitalized" or that have moderately severe or unsatisfactory financial, operational, or compliance weaknesses as determined by the FDIC. The Bank has not been so classified.

                     SCOTLAND BANCORP, INC. AND SUBSIDIARY

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

                           Impact of New Legislation

Deposit Insurance/SAIF Recapitalization (Continued)

Accordingly, assuming the designated reserve ratio is maintained by the SAIF after collection of the special assessment, the Bank will pay substantially lower regular SAIF assessments compared to those paid by the Bank in recent years, as long as it maintains its current regulatory status, .

In addition, the Funds Act expanded the assessment base for the payment of interest on FICO bonds, which were issued in the late 1980's by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation, to include the deposits of both BIF and SAIF insured institutions beginning January 1, 1997. Until December 31, 1999, or until such earlier date on which the last savings association ceases to exist, the rate of assessment for BIF insured deposits will be one-fifth of the rate imposed on SAIF-assessable deposits. The current estimate of the assessment rate for the payment of the FICO interest is approximately 1.3 basis points for BIF-assessable deposits and 6.4 basis points for SAIF-assessable deposits.

The Funds Act also provides for the merger of the BIF and SAIF on January 1, 1999, assuming the prior elimination of the thrift charter. The Secretary of the Treasury is required to conduct a study of the relevant factors for the development of a common charter for banks and thrifts and report conclusions and findings to Congress on or before March 31, 1997.

Recapture of Tax Bad Debt Reserves

Prior to the enactment of the Small Business Job Protection Act of 1996 (the "1996 Act") on August 20, 1996, thrift institutions which met certain definitional tests, were permitted to establish tax reserves for bad debts and to deduct annual additions to such reserves in arriving at taxable income. The Bank was permitted to compute the annual bad debt deduction based upon an experience method or a percentage equal to 8.0% of the Bank's taxable income (the "PTI Method") before such bad debt deduction, subject to certain limitations. Under the 1996 Act, the PTI Method was repealed and the Bank will be required to use the experience method for computing its annual bad debt deduction for taxable years beginning on or after October 1, 1996.

The Bank will also have to recapture its tax bad debt reserves which have accumulated since 1987 amounting to approximately $333,000 over a six year period. The tax associated with the recaptured reserves is approximately $127,000. The recapture is scheduled to begin with the Bank's 1997 year, but can be delayed up to two years if the Bank originates a certain level of residential mortgage loans over the next two years. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings.

                         INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
Scotland Bancorp, Inc. and Subsidiary
Laurinburg,  North Carolina

We have audited the accompanying consolidated statements of financial condition of Scotland Bancorp, Inc. and subsidiary as of September 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Scotland Bancorp, Inc. and subsidiary as of September 30, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




                                                     /s/ McGladrey & Pullen, LLP


Raleigh, North Carolina
October 22, 1996

SCOTLAND BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
September 30, 1996 and 1995

ASSETS                                                                    1996               1995
-------------------------------------------------------------------------------------------------------
Cash and short-term investments:
  Interest-bearing                                                   $    4,251,813    $      815,505
  Noninterest-bearing                                                       754,110           723,190
Federal funds sold                                                          100,000         1,550,000
Investment securities: (Note 2)
  Held to maturity; market value $2,493,515 ($7,958,342 in 1995)          2,502,326         7,938,833
  Available for sale, at estimated market value                          13,465,261         2,969,589
  Nonmarketable equity securities, at cost                                  599,400           599,400
Loans receivable, net (Note 3)                                           45,078,860        41,204,318
Mortgage-backed securities, held to maturity, market value
  $616,580 ($724,371 in 1995) (Note 4)                                      545,290           652,445
Accrued interest receivable:
  Loans and mortgage-backed securities                                      129,094            92,807
  Investment securities                                                     223,190           203,754
Property and equipment, net (Note 5)                                        819,474           835,666
Prepaid expenses and other assets                                           152,747           132,027
                                                                     ----------------------------------
                                                                     $   68,621,565    $   57,717,534
                                                                     ==================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits (Note 6)                                                  $   42,409,568    $   48,203,443
  Accounts payable and accrued expenses (Note 11)                           404,558           237,713
  Advanced payments by borrowers for insurance and taxes                    156,525           209,418
  Special SAIF assessment (Note 8)                                          320,750                -
  Income taxes payable                                                      136,090            11,349
  Deferred income taxes (Note 7)                                            402,802           475,506
                                                                     ----------------------------------
                                                                         43,830,293        49,137,429
                                                                     ----------------------------------
Commitments and contingencies (Notes 12 and 14)
Stockholder's Equity (Note 9):
  Preferred stock, authorized 5,000,000 shares; none issued                      -                 -
  Common stock, no par value, authorized 20,000,000 shares;
    issued and outstanding 1,840,000 in 1996                                     -                 -
  Additional paid-in capital                                             17,420,468                -
  Note receivable from ESOP (Note 13)                                    (1,772,292)               -
  Net unrealized gain on investment securities available for sale,
    net of related tax effect                                               411,135           351,300
  Retained earnings, substantially restricted (Notes 7 and 9)             8,731,961         8,228,805
                                                                     ----------------------------------
                                                                         24,791,272         8,580,105
                                                                     ----------------------------------
                                                                     $   68,621,565   $    57,717,534
                                                                     ==================================

See Notes to Consolidated Financial Statements.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Years Ended September 30, 1996 and 1995

                                                                           1996             1995
-------------------------------------------------------------------------------------------------------
Interest and dividend income:
  Loans                                                              $    3,635,301   $    3,275,904
  Investment securities                                                     840,176          710,704
  Mortgage-backed securities                                                 68,193           78,674
  Other interest-bearing deposits                                           326,037          248,036
                                                                     ----------------------------------
            Total interest income                                         4,869,707        4,313,318
                                                                     ----------------------------------
Interest expense:

  Savings accounts (Note 6)                                               2,162,223        2,143,795
  FHLB advances                                                              46,631               -
                                                                     ----------------------------------
            Total interest expense                                        2,208,854        2,143,795
                                                                     ----------------------------------
            Net interest income                                           2,660,853        2,169,523
Provision for loan losses (Note 3)                                           24,528           11,000
                                                                     ----------------------------------
            Net interest income after provision for loan losses           2,636,325        2,158,523
                                                                     ----------------------------------
Noninterest income:
  Service charges and other fees                                             54,059           52,865
  Other                                                                      26,239           20,591
                                                                     ----------------------------------
                                                                             80,298           73,456
                                                                     ----------------------------------
Noninterest expense:

  Compensation and employee benefits                                        670,483          622,953
  Occupancy                                                                  88,859           85,667
  Insurance                                                                 127,817          121,719
  Special SAIF assessment (Note 8)                                          320,750               -
  Data processing                                                            97,490           91,413
  Furniture and fixture expense                                              37,039           39,206
  Other                                                                     207,301          197,592
                                                                     ----------------------------------
                                                                          1,549,739        1,158,550
                                                                     ----------------------------------
            Income before income taxes                                    1,166,884        1,073,429
                                                                     ----------------------------------
Income taxes (Note 7):
  Current                                                                   512,893          381,797
  Deferred                                                                 (103,528)         (29,582)
                                                                     ----------------------------------
                                                                            409,365          352,215
                                                                     ----------------------------------
            Net income                                               $      757,519   $      721,214
                                                                     ==================================
Earnings per share (Note 1)                                          $         0.25   $           -
                                                                     ==================================
Cash dividends per share                                             $         0.15   $           -
                                                                     ==================================

See Notes to Consolidated Financial Statements.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended September 30, 1996 and 1995

---------------------------------------------------------------------------------------------------
                             Additional        Note        Unrealized
                               Paid in      Receivable      Gain on        Retained
                               Capital         ESOP        Securities      Earnings      Total
---------------------------------------------------------------------------------------------------
Balance, October 1, 1994     $         -    $         -    $  253,574    $ 7,507,591  $ 7,761,165
  Change in net unrealized
    gain on securities
    available for sale                 -              -        97,726             -        97,726
  Net income                           -              -            -         721,214      721,214
                             ----------------------------------------------------------------------
Balance, September 30, 1995            -              -       351,300      8,228,805     8,580,105
  Net proceeds from
    issuance of
    common stock               17,419,336             -            -              -     17,419,336
  Purchase of common
    stock by the ESOP                  -      (1,772,292)          -              -     (1,772,292)
  ESOP contribution                 1,132             -            -              -          1,132
  Cash dividends                       -              -            -        (254,363)     (254,363)
  Change in net unrealized
    gain on securities
    available for sale                 -              -        59,835             -         59,835
  Net income                           -              -            -         757,519       757,519
                             ----------------------------------------------------------------------
Balance, September 30, 1996  $ 17,420,468   $ (1,772,292)  $  411,135    $ 8,731,961  $ 24,791,272
                             ======================================================================

See Notes to Consolidated Financial Statements.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 1996 and 1995

                                                                        1996             1995
--------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities

  Net income                                                       $    757,519   $     721,214
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation                                                         45,463          48,016
    Provision for loan losses                                            24,528          11,000
    Net amortization/(accretion) on investment securities                 3,179          (5,480)
    Net (gain) loss on sale of investments available for sale             2,462          (1,396)
    Loss on sale of investment held to maturity (Note 2)                      -             990
    ESOP contribution expense credited to paid-in capital                 1,132               -
    Changes in assets and liabilities:
      Increase in:
        Accrued interest receivable,
          prepaid expenses and other assets                             (65,661)       (114,429)
      Increase (decrease) in:
        Deferred income taxes                                          (103,528)        (29,582)
        Income taxes payable                                            124,741         (22,655)
        Accounts payable and accrued expenses                            28,845          (5,682)
        Special SAIF assessment                                         320,750               -
                                                                   -------------------------------
          Net cash provided by operating activities                   1,139,430         601,996
                                                                   -------------------------------
Cash Flows From Investing Activities
  Proceeds from maturities of investment securities
     held to maturity                                              $    500,000   $   5,000,000
  Proceeds from sale of an investment security
     held to maturity (Note 2)                                                -         499,063
  Purchases of investment securities held to maturity                  (500,000)     (2,435,834)
  Proceeds from maturities of investment securities
     available for sale                                               1,000,000         500,000
  Proceeds from sales of investment securities
     available for sale                                               3,228,099         233,249
  Purchases of investment securities available for sale              (9,202,247)     (2,134,814)
  Principal collected on mortgage-backed securities                     107,155         178,030
  Net increase  in loans receivable                                  (3,899,070)     (4,554,748)
  Purchases of property and equipment                                   (29,271)        (32,062)
                                                                   -------------------------------
          Net cash used in investing activities                      (8,795,334)     (2,747,116)
                                                                   -------------------------------

SCOTLAND BANCORP, INC. AND SUBSIDIARY

Years Ended September 30, 1996 and 1995

                                                                               1996           1995
------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities

  Net decrease in savings accounts                                         (5,793,875)       (791,790)
  Decrease in escrow deposits                                                 (52,893)        (17,343)
  Proceeds from FHLB advances                                               3,000,000              -
  Repayments of FHLB advances                                              (3,000,000)             -
  Loan to ESOP for purchase of common stock                                (1,772,292)             -
  Cash dividends paid                                                        (127,144)             -
  Proceeds from issuance of common stock                                   17,419,336              -
                                                                          ----------------------------
            Net cash provided by (used in) financing activities             9,673,132       (809,133)
                                                                          ----------------------------
            Net increase (decrease) in  cash and cash equivalents           2,017,228     (2,954,253)
Cash and cash equivalents:
  Beginning                                                                 3,088,695      6,042,948
                                                                          ----------------------------
  Ending                                                                  $ 5,105,923    $ 3,088,695
                                                                          ============================
Cash and cash equivalents:
  Cash and short-term investments                                         $ 5,005,923    $ 1,538,695
  Federal funds sold                                                          100,000      1,550,000
                                                                          ----------------------------
                                                                          $ 5,105,923    $ 3,088,695
                                                                          ============================
Supplemental Disclosure of Cash Flow Information
  Cash payments for:
    Interest                                                              $ 2,184,189    $  2,148,641
                                                                          ============================
    Income taxes                                                          $   388,153    $    404,453
                                                                          ============================

Supplemental Disclosure of Noncash Investing Activities
  Transfer of investments from held to maturity to
    available for sale                                                    $ 5,432,551    $          -
                                                                          ============================
Supplemental Disclosure of Noncash Financing Activities
  Dividends accrued                                                       $   127,219               -
                                                                          ============================

See Notes to Consolidated Financial Statements.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 1.    Nature of Business and Significant Accounting Policies


Conversion and organization of holding company: On March 29, 1996, pursuant to a
----------------------------------------------
Plan of Conversion which was approved by its members and regulators, Scotland Savings Bank, SSB ("Scotland Savings" or the "Bank") converted from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank (the "Conversion"), and became a wholly-owned subsidiary of Scotland Bancorp, Inc. (the "Company"). The Company was formed to acquire all of the common stock of the Bank upon its conversion to stock form. The Company has no operations and conducts no business of its own other than owning Scotland Savings, investing its portion of the net proceeds received in the Conversion, and lending funds to the Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion.

Nature of business: The Company is a bank holding company registered with the
------------------
Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and the savings bank holding company laws of North Carolina. The Bank operates as a stock savings bank and its primary activities consist of obtaining deposits and providing credit in the form of loans to customers in its primary markets, Scotland and Moore counties of North Carolina. The Bank's primary regulators are the Federal Deposit Insurance Company ("FDIC") and the Administrator of the North Carolina Savings Institutions Division (the "NC Administrator"). The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC.

Basis of financial statement presentation: The accounting and reporting policies
-----------------------------------------
of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

A summary of the Company's significant accounting policies follows:

Principles of consolidation: The consolidated financial statements for the year
---------------------------
ended September 30, 1996 include the accounts of Scotland Bancorp, Inc. and its wholly-owned subsidiary, Scotland Savings. Scotland Bancorp, Inc. was capitalized on March 29, 1996; therefore, the consolidated financial statements include the operations of the Company for periods subsequent to March 29, 1996. The financial statements for the year ended September 30, 1995 present only the accounts and operations of Scotland Savings. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and cash equivalents: For purposes of reporting cash flows, the Company
-------------------------
considers all interest-bearing deposits with maturities of less than three months at acquisition, noninterest-bearing deposits, federal funds sold, and cash on hand to be cash equivalents. At times, the Company maintains deposits in correspondent banks in amounts that may be in excess of the FDIC insurance limit.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 1.    Nature of Business and Significant Accounting Policies (Continued)

Investments and mortgage-backed securities:
-------------------------------------------

       Held to Maturity: Investments and mortgage-backed securities held to
       ----------------
       maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts using a method that approximates level yield. Identification of securities as held to maturity indicates that such securities will be held until their contractual maturities, and will not be available to be sold even in response to certain conditions such as changes in market interest rates, needs for liquidity, or changes in the availability of and the yield on alternative investments.

       Available for Sale: Investments available for sale are carried at market
       ------------------
       with unrealized holding gains and losses excluded from earnings and reported net of related income taxes in a separate component of equity. Such securities may be sold in response to certain conditions such as changes in market interest rates, needs for liquidity, or changes in the availability of and yield on alternative investments, but are not bought and held principally for the purpose of selling in the near term with the objective of generating profits on short-term differences in price.

       Trading: Trading securities are held in anticipation of short-term market
       -------
       gains and such securities are carried at fair value with realized and unrealized gains and losses included in earnings. The Company currently has no securities which are classified as held for trading.

Loan fees: The Bank receives fees for originating and servicing mortgage loans.
---------
The Bank defers all origination fees less certain direct costs as an adjustment to yield with subsequent amortization taken into interest income over the life of the related loan. The method of amortization used is the interest method.

Allowance for loan losses: The allowance for loan losses is established through
-------------------------
provisions for loan losses charged to operations. Loans are charged off against the allowance when management believes that collectibility is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into account such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay. While management uses the best information available to make evaluations, future adjustments may be necessary, if economic or other conditions differ substantially from the assumptions used.

The Bank adopted SFAS No. 114 Accounting by Creditors for Impairment of a Loan which was subsequently amended by SFAS No. 118 Accounting by Creditors for Impairment of a Loan- Income Recognition and Disclosures during 1996. SFAS No. 114 requires that the Bank establish specific loan loss allowances on impaired loans if it is doubtful that all principal and interest due according to the loan terms will be collected. The adoption of SFAS No. 114 did not have an effect on the Bank's reporting for impaired loans since the Bank had no loans outstanding during the year ended September 30, 1996 which it considers to be impaired. Therefore, there is no specific SFAS No. 114 allowance for impaired loans at September 30, 1996.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 1.    Nature of Business and Significant Accounting Policies (Continued)

Interest income: The Bank adopted SFAS No. 118 during 1996 which requires the
---------------
disclosure of the Bank's method of accounting for interest income on impaired loans. The Bank does not record interest on loans delinquent 90 days or more unless in the opinion of management, collectibility is assured. If collectibility is not certain, the Bank establishes a reserve for uncollected interest. Interest collected while the loan is in such status is credited to income in the period received. If the loan is brought to a status in which it is no longer delinquent 90 days, the reserve for uncollected interest is reversed and interest income is recognized. The Bank anticipated that it will account for interest on impaired loans in a similar fashion in the future if and when it has impaired loans.

Property, equipment and depreciation: Property and equipment are stated at cost
------------------------------------
less accumulated depreciation. The Company computes depreciation primarily by use of the straight-line method.

Advances from borrowers for insurance and taxes: Certain borrowers make monthly
-----------------------------------------------
payments, in addition to principal and interest, in order to accumulate funds from which the Bank can pay the borrowers' property taxes and insurance premiums.

Income taxes: Deferred income taxes are provided on a liability method whereby
------------
deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance if in the opinion of management it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Benefit plans: The Bank has a defined benefit pension plan covering
-------------
substantially all of its employees. The Bank's funding policy is to make the maximum annual contribution that is allowable for income tax purposes. The Bank also has an ESOP which covers substantially all of its employees. Contributions to the plan are based upon the amortization requirements of the ESOP's debt to the Company subject to compensation limitations, and are expensed in accordance with the AICPA's Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans.

Additionally, the Bank has a 401(k) retirement plan available to substantially all employees. The Bank matches certain portions of voluntary contributions by participating employees.

Earnings per share: The earnings per share computation for 1996 is based on net
------------------
income earned form the date of Conversion, March 29, 1996, divided by the weighted average number of shares outstanding from the date of Conversion to the end of the 1996 fiscal year. For purposes of this computation, the number of shares of common stock purchased by the Bank's employee stock ownership plan which have not been allocated to participant accounts are not assumed to be outstanding.

Off-balance-sheet and concentration of credit risk: The Bank is a party to
--------------------------------------------------
financial instruments with off-balance-sheet risk such as commitments to extend credit. Management assesses the risk related to these instruments for potential loss. The Bank lends primarily on one-to-four family residential loans throughout its primary lending area which encompasses Scotland and Moore counties of North Carolina.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 1.    Nature of Business and Significant Accounting Policies (Continued)

Fair Value of financial instruments: The Company adopted SFAS 107 Disclosure
-----------------------------------
about Fair Value of Financial Instruments in 1996. The estimated fair values required under SFAS No. 107 have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates presented in Note 15 for the fair value of the Company's financial instruments are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts. In addition, the fair value estimates presented in
Note 15 are based on pertinent information available to management as of September 30, 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented herein. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

       Cash and cash equivalents, federal funds sold, and accrued interest
       -------------------------------------------------------------------
       receivable: The carrying amounts reported in the statement of financial
       ----------
       condition approximate those assets' fair values.

       Investment and mortgage-backed securities: The fair values of investment
       -----------------------------------------
       and mortgage-backed securities are determined based on quoted market values. For the Bank's investments in Federal Home Loan Bank stock and CSC stock, no ready market exists and it has no quoted market value. For disclosure purposes, such stock is assumed to have a fair value which is equal to its cost.

       Loans receivable: The fair value for loans has been estimated by
       ----------------
       discounting the projected future cash flows using the rate at which similar loans would be made to borrowers with similar credit ratings and for similar maturities or repricing periods. The discount rate used has been adjusted by an estimated credit risk factor to approximate the adjustment that would be applied in the marketplace for any nonperforming loans. Certain prepayment assumptions have also been made depending upon the original contractual lives of the loans.

       Deposits: The fair value of deposits with no stated maturities, money
       --------
       market accounts and passbook savings accounts, is estimated to be equal to the amount payable on demand at September 30, 1996. The fair value of certificates of deposit is based upon the discounted value of future contractual cash flows. The discount rate is estimated using the rates offered on September 30, 1996 for deposits of similar remaining maturities.

       Off-balance-sheet commitments: Because the Bank's commitments, which
       -----------------------------
       consist entirely of loan commitments, are either short-term in nature or subject to immediate repricing, no fair value has been assigned to these off-balance-sheet items.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 2.     Investment  Securities

The amortized cost, estimated market value and gross unrealized gains and losses of the Company's investment securities at September 30, 1996 and 1995 are as follows:

                                                                        1996
                                              ----------------------------------------------------------
                                                                  Gross        Gross      Estimated
                                                 Amortized     Unrealized  Unrealized      Market
                                                     Cost        Gains        Losses        Value
                                              ----------------------------------------------------------
Held to maturity:
 U. S. Government and federal
    agency securities                         $   2,502,326   $     5,484   $    14,295   $    2,493,515
                                              ----------------------------------------------------------
Available for sale:
 U. S. Government and federal
    agency securities                            12,497,063        17,648       140,859       12,373,852
 Municipal securities                               314,152         3,273         1,549          315,876
 FHLMC stock                                         31,114       744,419             -          775,533
                                              ----------------------------------------------------------
                                                 12,842,329       765,340       142,408       13,465,261
                                              ----------------------------------------------------------
Nonmarketable equity securities:
 FHLB stock                                         595,400             -             -          595,400
 CSC stock                                            4,000             -             -            4,000
                                              ----------------------------------------------------------
                                                    599,400             -             -          599,400
                                              ----------------------------------------------------------
                                              $  15,944,055   $   770,824   $   156,703   $   16,558,176
                                              ==========================================================
                                                                         1995
                                              ----------------------------------------------------------
                                                                 Gross       Gross         Estimated
                                               Amortized       Unrealized  Unrealized        Market
                                                 Cost           Gains        Losses          Value
                                              ----------------------------------------------------------
Held to maturity:
 U. S. Government and federal
    agency securities                         $   7,938,833   $    46,015   $    26,506   $    7,958,342
                                              ----------------------------------------------------------
Available for sale:
 U. S. Government and federal
    agency securities                             2,406,202        16,293         2,075         2,420,420
 FHLMC stock                                         31,114       518,055             -           549,169
                                              -----------------------------------------------------------
                                                  2,437,316       534,348         2,075         2,969,589
                                              -----------------------------------------------------------
Nonmarketable equity securities:
 FHLB stock                                         595,400             -             -           595,400
 CSC stock                                            4,000             -             -             4,000
                                              -----------------------------------------------------------
                                                    599,400             -             -           599,400
                                              -----------------------------------------------------------
                                              $  10,975,549   $   580,363   $    28,581    $   11,527,331
                                              ===========================================================

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 2.   Investment Securities (Continued)

The amortized cost and estimated market value of debt securities held to maturity and available for sale at September 30, 1996 by contractual maturity are shown below:

                                                      Held to maturity             Available for Sale
                                              ---------------------------------------------------------------
                                                   Amortized     Estimated       Amortized        Estimated
                                                     Cost       Market Value       Cost          Market Value
                                              ---------------------------------------------------------------
Due in one year or less                       $    2,002,326   $  2,007,810   $   1,999,761   $   1,998,125
Due in one year through five years                   500,000        485,705      10,707,302      10,584,178
Due in five years or more                                  -              -         104,152         107,425
                                              ---------------------------------------------------------------
                                              $    2,502,326   $  2,493,515   $  12,811,215   $  12,689,728
                                              ===============================================================

Summarized below is the sales activity in investment securities:

                                                                         Years Ended September 30,
                                                                       -----------------------------
                                                                           1996             1995
                                                                       -----------------------------
Proceeds from the sale of available for sale securities                $   3,228,099    $   233,249
Proceeds from the sale of held to maturity securities                             -         499,063
Realized gains                                                                (2,397)        (1,396)
Realized losses                                                                4,859            990
                                                                       -----------------------------
Cost of investment securities sold                                     $   3,230,561    $   731,906
                                                                       =============================


Sales of held to maturity securities in 1995 were made within three months of scheduled maturity dates such that interest rate risk was substantially eliminated as a pricing factor.

During 1995, the Financial Accounting Standards Board issued a special report, A Guide to the Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities. In accordance with the report, on December 28, 1995, the Bank reclassified certain previously held to maturity debt securities, with a cost basis of $5,432,551 and a fair value of $5,478,047 as available for sale. Such securities were transferred at fair value with the unrealized gain, net of tax effect, reported as an increase to the separate component of stockholders' equity previously established.

The Bank, as a member of the Federal Home Loan Bank system, is required to maintain an investment in capital stock of the Federal Home Loan Bank in an amount equal to the greater of 1% of its outstanding home loans or one-twentieth of its outstanding advances. No ready market exists for the bank stock and it has no quoted market value. For disclosure purposes, such stock is assumed to have a market value which is equal to cost.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 2.     Investment Securities (Continued)

The change in net unrealized gains and losses shown as a separate component of equity for the years ended September 30, 1996 and 1995 is as shown below:

                                                         1996         1995
                                                      -----------------------
Balance in equity component, beginning                $ 351,300   $  253,574
  Change in net unrealized gains                         90,659      148,069
  Less change in deferred income taxes                  (30,824)     (50,343)
                                                      -----------------------
Balance in equity component, ending                   $ 411,135   $  351,300
                                                      =======================

Investment securities with aggregate cost of $500,000 and estimated market value of $504,375 are pledged at September 30, 1996 to collateralize certain public deposits.

Notes 3.      Loans Receivable

Loans receivable consist of the following:

                                                                  1996             1995
                                                              ----------------------------
Real estate loans:
  Residential, one-to-four units                              $ 38,694,588    $ 35,643,897
  Residential, multifamily                                       2,152,855         962,082
  Nonresidential real estate                                       939,058       1,509,151
  Residential construction                                       2,608,500       1,844,800
  Line of credit                                                 2,331,895       2,289,413
                                                              ----------------------------
                                                                46,726,896      42,249,343
Share loans                                                         22,660         130,270
Automobile                                                         136,853         128,830
Other                                                              186,530         230,583
                                                              ----------------------------
                                                                47,072,939      42,739,026
                                                              ----------------------------
  Less:
    Undisbursed portion of loans in process                      1,533,995       1,132,385
    Allowance for loan losses                                      225,352         207,472
    Deferred loan fees                                             234,732         194,851
                                                              ----------------------------
                                                                 1,994,079       1,534,708
                                                              ----------------------------
                                                              $ 45,078,860    $ 41,204,318
                                                              ============================

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 3.          Loans Receivable (Continued)

The following summarizes transactions in the Bank's allowance for loan losses:

                                               1996          1995
                                           -----------------------
Balance at the beginning of year           $  207,472    $ 196,472
  Provisions charged to operations             24,528       11,000
  Charge-offs                                  (6,648)           -
                                           -----------------------
Balance at the end of the year             $  225,352    $ 207,472
                                           =======================

The Bank does not accrue interest on loans past due 90 days or more if in the opinion of management, collectibility is in doubt. Such interest is removed from income through the establishment of a reserve for uncollected interest. At September 30, 1996 a reserve for uncollected interest was not established because management expects that all such interest is fully collectible. There were no loans delinquent more than 90 days as of September 30, 1995.

The Bank adopted SFAS No. 114 Accounting by Creditors for Impairment of a Loan during 1996 which requires that the Bank establish a specific allowance on impaired loans. The Bank had no loans outstanding during the year ended September 30, 1996 which it considers to be impaired. Therefore, there is no specific SFAS No. 114 allowance for impaired loans at September 30, 1996.

The following summarizes transactions during the years ended September 30, 1996 and 1995 for loans made by the Bank to the Company's officers, directors and their affiliates:

                                                 1996            1995
                                             ----------------------------
Principal balances, beginning of year        $ 1,436,552    $  1,213,393
    New loans originated                         224,696         290,591
    Principal repayments                        (201,688)        (67,432)
                                             ----------------------------
Principal balances, end of year              $ 1,459,560    $  1,436,552
                                             ============================


The Bank has pledged all of its stock in the Federal Home Loan Bank and entered into a security agreement with a blanket floating lien pledging mortgage loans to secure potential borrowings from the Federal Home Loan Bank of Atlanta. Unused borrowing capacity from the Federal Home Loan Bank amounts to approximately $10 million at September 30, 1996. No advances were outstanding at September 30, 1996 or 1995.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 4.     Mortgage-Backed Securities

Mortgage-backed securities consist of the following at September 30, 1996 and 1995:

                                                          Gross           Gross
                                          Amortized    Unrealized       Unrealized       Estimated
                           September 30     Cost          Gains           Losses        Market Value
                           -------------------------------------------------------------------------
GNMA mortgage-backed
  securities
                           1996        $ 545,290     $   71,290     $         -       $ 616,580
                           1995          652,445         71,926               -         724,371

Mortgage-backed securities with aggregate cost of $181,399 and estimated market value of $199,182 are pledged at September 30, 1996 to collateralize certain public deposits.

All of the Bank's mortgage-backed securities have been classified as "held to maturity" at September 30, 1996 and 1995.

Note 5.     Property and Equipment

Property and equipment consist of the following at September 30, 1996 and 1995:

                                                        1996            1995
                                                     ----------------------------
Land                                                 $   141,406    $    141,406
Office buildings and improvements                        954,661         948,473
Furniture and fixtures                                   297,887         274,804
                                                     ----------------------------
                                                       1,393,954       1,364,683
Less accumulated depreciation                           (574,480)       (529,017)
                                                     ----------------------------
                                                     $   819,474    $    835,666
                                                     ============================

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 6.     Deposits

Deposits consist of the following at September 30, 1996 and 1995:

                                                            1996              1995
                                                         -----------------------------
Regular savings,  2.88% (2.82% in 1995)                  $ 4,310,396      $ 4,172,730
MMDA accounts,  2.87% (2.91% in 1995)                      4,205,597        5,658,859
NOW accounts,  2.00% (2.00% in 1995)                       2,321,234        2,328,668
Super NOW accounts,  2.25% (2.25% in 1995)                   309,628          322,105
Noninterest-bearing accounts                                 511,470          394,496
                                                         -----------------------------
                                                          11,658,325       12,876,858
                                                         -----------------------------
Certificate of deposit accounts:
 0.00% to 3.00%                                               34,342           31,424
 3.01% to 5.00%                                            8,770,704        7,129,565
 5.01% to 7.00%                                           21,292,981       27,372,042
 7.01% to 9.00%                                              596,187          761,190
                                                         -----------------------------
                                                          30,694,214       35,294,221
                                                         -----------------------------
Accrued interest on savings                                   57,029           32,364
                                                         -----------------------------
                                                         $42,409,568      $48,203,443
                                                         =============================
Weighted average cost of savings                                4.63%            4.88%
                                                         =============================

Certificates of deposit by range of rate and maturity at September 30, 1996 are summarized as follows:

                                                Amounts Maturing During
                            ------------------------------------------------------------
      Rate Range                1997          1998        1999   Thereafter     Total
----------------------------------------------------------------------------------------
0.00% to 3.00%              $    34,342   $        -   $      -   $      -   $    34,342
3.01% to 5.00%                8,570,798      196,826      3,080          -     8,770,704
5.01% to 7.00%               17,511,820    3,591,488     67,666    122,007    21,292,981
7.01% to 9.00%                        -      596,187          -          -       596,187
                            ------------------------------------------------------------
                            $26,116,960   $4,384,501   $ 70,746   $122,007   $30,694,214
                            ============================================================

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 6.     Deposits (Continued)

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 at September 30, 1996 is as shown below:

Maturity                                                              Amount
-------------------------------------------------------------------------------
Less than 3 months                                                 $  1,516,734
3 to 6 months                                                           986,683
6 to 12 months                                                        1,079,260
More than 12 months                                                     200,000
                                                                   ------------
                                                                   $  3,782,677
                                                                   ============

Interest expense on deposit accounts for the years ended September 30, 1996 and 1995 is summarized as follows:

                                                       1996            1995
                                                   -----------------------------
Regular savings accounts                           $    160,204    $    124,203
MMDA and NOW accounts                                   193,701         259,438
Certificate of deposit accounts                       1,808,318       1,760,154
                                                   -----------------------------
                                                   $  2,162,223    $  2,143,795
                                                   =============================

Note 7.     Income Taxes

Under the Internal Revenue Code, the Bank is allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. Through 1996, the provisions of the Code permitted the Bank to deduct from taxable income an allowance for bad debts based upon a percentage of taxable income (8%) before such deduction or actual loss experience. The Bank was unable to take a bad debt deduction in its 1996 and 1995 income tax returns due to limitations imposed by the IRS Code. In addition, legislation passed in 1996 eliminates the percentage of taxable income method as an option for computing bad debt deductions in all future years. The Bank will still be permitted to take deductions for bad debts, but will be required to compute such deductions using an experience method.

The Bank will also have to recapture its tax bad debt reserves which have accumulated since 1987 and amount to approximately $333,000 over a six year period. The tax associated with the recaptured reserves is approximately $127,000. The recapture is scheduled to begin with the Bank's 1997 year, but can be delayed up to two years if the Bank originates a certain level of residential mortgage loans over the next two years. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 7.     Income Taxes (Continued)

Deferred taxes have been provided for certain increases in the Bank's tax bad debt reserves subsequent to December 31, 1987 in excess of additions to recorded loan loss allowances. At September 30, 1996, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of approximately $1,422,000, the balance at December 31, 1987, for which no deferred taxes have been provided because the Bank does not intend to use these reserves for purposes other than to absorb losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb bad debt losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The approximate amount of unrecognized tax liability associated with these historical additions is $540,000. In the future, if the Bank does not meet the income tax requirements necessary to permit the deduction of an allowance for bad debts, the Bank's effective tax rate would be increased to the maximum percent under existing law.

Deferred income taxes consist of the following components as of September 30, 1996 and 1995:

                                                 1996        1995
                                             -----------------------
Deferred tax assets:
  Deferred directors retirement expense      $   6,862   $   11,026
  Excess book pension expense                    7,625        9,099
  Allowance for loan losses                     85,634       78,839
  Special SAIF assessment                      121,885            -
                                             -----------------------
      Total deferred tax assets                222,006       98,964
                                             -----------------------
Deferred tax liabilities:
  Market valuation of investments              211,797      180,973
  Tax bad debt reserves                        126,375      128,902
  Excess accumulated tax depreciation          183,838      180,800
  Federal Home Loan Bank stock basis            83,795       83,795
  Other                                         19,003            -
                                             -----------------------
      Total deferred tax liabilities           624,808      574,470
                                             -----------------------
      Net deferred tax liabilities           $ 402,802   $  475,506
                                             =======================

The Company's effective income tax rate differs from the federal statutory rate of 35% as follows:

                                                   1996        1995
                                                   --------------------
Statutory federal income tax rate                   35.00 %     35.00 %
  State income taxes, net of federal benefit         1.60        0.31
  Other, net                                        (1.52)      (2.50)
                                                   ---------------------
Effective income tax rate                           35.08 %     32.81 %
                                                   =====================

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 8.     Special SAIF Assessment

On September 30, 1996, the "Deposit Insurance Funds Act of 1996" was signed into law. The legislation included a special assessment to recapitalize the SAIF insurance fund up to it statutory goal of 1.25% of insured deposits. The assessment is equal to approximately 65.7 basis points of the SAIF assessable deposit base as of March 31, 1995. Although the assessment will be paid during the three month period ended December 31, 1996, the Bank was required to accrue and expense such cost as of September 30, 1996. In addition, this assessment can not be deducted for tax purposes until paid. The expense recorded for the special assessment amounted to $320,750.

Note 9.     Stockholders' Equity

On March 29, 1996, Scotland Bancorp, Inc. completed and closed its stock offering. Gross proceeds form the sale of 1,840,000 shares amounted to $18,400,000 and were reduced by conversion costs of $980,664. The Company paid $7,752,868 for all of the common stock of the Bank, and retained the remaining net proceeds.

Concurrent with the Conversion, the Bank established a liquidation account in an amount equal to its net worth as reflected in its latest statement of financial condition used in its final offering circular. The liquidation account will be maintained for the benefit of eligible deposit account holders and supplemental eligible deposit account holders who continue to maintain their deposit accounts in the Bank after the Conversion. Only in the event of a complete liquidation will eligible deposit account holders and supplemental eligible deposit account holders be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted sub-account balance for deposit accounts then held before any liquidation distribution may be made with respect to common stockholders.

Subject to applicable law, the Board of Directors of Scotland Savings and Scotland Bancorp, Inc. may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Bank to the Company. Subject to regulations promulgated by the NC Administrator, the Bank will not be permitted to pay dividends on its common stock if its stockholder's equity would be reduced below the amount required for the liquidation account or its capital requirement.

For a period of five years after its conversion from mutual to stock form, Scotland Savings must obtain the written approval from the NC Administrator before declaring or paying a cash dividend to Scotland Bancorp, Inc. on its capital stock in an amount in excess of one-half of the greater of (i) the Bank's net income for the most recent fiscal year end or (ii) the average of the Bank's net income after dividends for the most recent fiscal year-end and not more than two of the immediately preceding fiscal year ends. During 1996, the Bank paid $135,000 in dividends to Scotland Bancorp, Inc.

Scotland Bancorp, Inc. paid a regular quarterly dividend of $0.075 a share on July 26, 1996 to stockholders of record as of July 15, 1996, and on September 17, 1996, declared a regular quarterly dividend of $0.075 a share which was paid on October 25, 1996 to shareholders of record as of October 15, 1996.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 9.   Stockholders' Equity (Continued)

The FDIC requires Scotland Savings to have a minimum leverage ratio of Tier I Capital to total assets of 3% based on the Bank's latest regulatory examination. The FDIC also requires that the Bank maintain a ratio of total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier I Capital. The North Carolina Savings Institutions Division requires a net worth equal to at least 5% of total assets.

At September 30, 1996, Scotland Savings complied with all capital requirements described above as shown below:

                                                                    September 30, 1996
                                               --------------------------------------------------------------
                                                   Leverage        Tier I                      NC
                                                   Ratio of        Risk-          Risk-        Savings
                                                    Tier I         Adjusted       Based        Bank
                                                   Capital         Capital        Capital      Capital
                                               --------------------------------------------------------------
       Scotland  Bancorp Inc. consolidated
         stockholders' equity                     $ 24,791,272   $ 24,791,272   $ 24,791,272   $ 24,791,272
       Unrealized gain on securities                  (411,135)      (411,135)      (411,135)      (411,135)
       Equity of Scotland Bancorp, Inc.             (7,942,699)    (7,942,699)    (7,942,699)    (7,942,699)
       Loan loss allowances                                  -              -        225,352        225,352
                                               --------------------------------------------------------------
       Regulatory capital                           16,437,438     16,437,438     16,662,790     16,662,790
       Minimum capital requirement                   1,864,624      1,120,202      2,240,403      3,048,162
                                               --------------------------------------------------------------
       Excess regulatory capital                  $ 14,572,814   $ 15,317,236   $ 14,422,387   $ 13,614,628
                                               ==============================================================

       Total Bank-only assets at
         September 30, 1996                                                                    $ 60,963,237
       Average Bank-only assets for the
         quarter ended September 30, 1996         $ 62,154,117
       Risk-weighted Bank-only assets at
         September 30, 1996                                      $ 28,005,039   $ 28,005,039
       Capital as a percentage of assets:
         Actual                                          26.45%         58.69%         59.50%         27.33%
         Required                                         3.00%          4.00%          8.00%          5.00%
                                               --------------------------------------------------------------
         Excess                                          23.45%         54.69%         51.50%         22.33%
                                               ==============================================================

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 9.   Stockholders' Equity (Continued)

Under the FDIC prompt corrective action regulations, a savings institution is considered to be well capitalized if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of Tier 1 capital to risk-weighted assets is at least 6.0%, and its ratio of Tier 1 capital to total average assets is at least 5.0%. The Bank meets all of the above requirements and is considered to be well capitalized under the prompt corrective action regulations.

Note 10.  Employee Retirement Plans

Pension expense under the Bank's defined benefit plan amounted to $62,720 and $41,212 in 1996 and 1995, respectively. The components of pension cost charged to expense for 1996 and 1995 consist of the following:

                                                                           1996           1995
                                                                           -------------------------
Service cost-benefits earned during the period                             $  45,594      $  35,442
Interest cost on projected benefit obligation                                 40,993         29,910
Actual return on plan assets                                                 (39,202)       (33,182)
Amortizations and deferrals                                                   15,335          9,042
                                                                           -------------------------
      Net periodic pension expense                                         $  62,720      $  41,212
                                                                           =========================

The following table sets forth the plan's funded status as of September 30, 1996 and 1995 and the amounts recognized in the statement of financial position at September 30, 1996 and 1995:

                                                                                September 30,
                                                                         ---------------------------
                                                                           1996           1995
                                                                         ---------------------------
Actuarial present value of benefit obligations:
 Vested benefits                                                          $  466,889    $   313,949
                                                                          ==========================
 Accumulated benefits                                                     $  503,664    $   330,662
                                                                          ==========================
 Projected benefits                                                       $  672,199    $   491,386
Plan assets at fair value, held in savings deposits
 of the Bank and outside insurance products                                  487,951        411,722
                                                                          --------------------------
Projected benefit obligation in excess of plan assets                       (184,248)       (79,664)
Transition obligation                                                         20,616         21,738
Unrecognized prior service cost                                              100,689
Unrecognized net loss, past experience different
 from that assumed                                                            47,230         45,419
                                                                          --------------------------
Accrued pension cost included in other liabilities                        $  (15,713)    $  (12,507)
                                                                          ==========================

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 10.  Employee Retirement Plans (Continued)

The weighted average discount rate and rate of increase in future compensation used in determining the actuarial present value of the projected benefit obligation are 7% and 5%, respectively. The expected long-term rate of return on plan assets is 7%.

In addition, Scotland Savings Bank has a 401(k) retirement plan which contains provisions for specified matching contributions by the Bank. The Bank funds contributions as they accrue and 401(k) plan expense amounted to $7,001 and $6,057 for the years ended September 30, 1996 and 1995, respectively.

Note 11.  Deferred Director's Compensation

The Bank has a deferred compensation plan for certain of its directors under which the directors, or their designated beneficiaries, would be paid specified amounts over a ten-year period in return for the deferral of certain amounts of directors fees over a seven-year period. Three directors participate in the plan. The Bank has purchased life insurance policies with the Bank named as the beneficiary to fund the benefits. Total expense related to the plan amounted to $12,419 and $10,446 for the years ended September 30, 1996 and 1995, respectively. The Bank's accrued liability for plan obligations amounted to $118,161 and $129,119 at September 30, 1996 and 1995, respectively.

Note 12.  Commitments and Contingencies

The Bank has entered into an employment agreement with a key executive officer to ensure a stable and competent management base. The agreement provides for a three-year term, but upon each anniversary, the agreement may be extended for an additional year so that the remaining term shall always be three years. The agreement provides for benefits as spelled out in the contract and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officer's right to receive vested rights, including compensation, for the remaining term of the agreement. In the event of a change in control of the Bank, as defined in the agreement, the agreement will automatically be extended for three years from the date of such change in control and the acquiror will be bound to the terms of the contract for that period.

In addition the Bank has entered into a special termination agreement with another key employee which provides for severance pay benefits in the event of a change in control of the Bank which results in the termination of such employee or diminished compensation, duties or benefits within two years of a change in control. The employee covered under this agreement is entitled to a cash payment equal to two times his average annual compensation for income tax purposes for the most recent five tax years prior to the change in control. The agreement is initially effective for a three year period and may be extended annually for an additional year.

The Bank has also adopted a severance plan for the benefit of its employees in the event of a change in control of the Bank which provides for varying severance benefits for employees based on their salaries and length of service with the Bank.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 12.  Commitments and Contingencies (Continued)

The Company's stockholders will be asked to consider at future stockholders meeting approval of a management recognition plan. Such a plan is designed to provide the directors, officers and certain employees of the Bank with an ownership interest in the Company to encourage their continued service to the Bank. Up to 73,600 shares of the Company's stock would be awarded under the plan. The stockholders will also be asked to approve certain stock option plans for directors, officers and employees of the Bank. The plans may provide for the issuance of incentive or non-incentive options. As many as 184,000 shares are expected to be reserved for future issuance under the stock option plans. The Company may elect to fund any approved plans through the issuance of authorized but unissued shares, or may elect to purchase the shares to fund the plans in the open market. Before any plan is implemented, regulatory approval must be obtained.

Note 13.  Employee Stock Ownership Plan

The Bank has established an employee stock ownership plan (ESOP) to benefit all qualified employees. The ESOP purchased 147,200 shares of common stock in the open market subsequent to the Conversion with proceeds received from a loan from the Company.

The Company's note receivable is to be repaid based upon 15 annual installments of principal and interest on March 31 of each year through March 31, 2011. Interest is based upon prime, which will be adjusted and paid annually. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the debt. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At September 30, 1996, the outstanding balance of the note receivable is $1,772,292 and is presented as a reduction of stockholders' equity.

Shares released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Dividends on unallocated shares may be used by the ESOP to repay the debt to the Company and are not reported as dividends in the financial statements. Dividends on allocated or committed to be allocated shares are credited to the accounts of the participants and reported as dividends in the financial statements.

Expense of $33,006 during 1996 has been incurred in connection with the ESOP. The expense includes, in addition to the cash contribution necessary to fund the ESOP, $1,132, which represents the difference between the fair market value of the shares which have been released or committed to be released to participants, and the cost of these shares to the ESOP. The Bank has credited this amount to paid-in capital in accordance with the provisions of AICPA Statement of Position 93-6.

At September 30, 1996, 2,648 shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $2.0 million at September 30, 1996.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 14.   Concentration of Credit Risk and Off-Balance-Sheet Risk

The Bank originates residential and commercial real estate loans and consumer and commercial loans within its primary lending area of Scotland and Moore counties.

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, the undisbursed portion of construction loans, and unused portions of equity lines of credit. Those instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the balance sheet. Commitments to extend credit (which were principally variable rate commitments) amounted to approximately $621,000 and $420,000 at September 30, 1996 and 1995, respectively. The undisbursed portion of construction loans amounted to $1,533,995 and $1,132,385 and the unused portion of equity lines of credit totaled approximately $2,815,000 and $2,454,000 at September 30, 1996 and 1995, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may expire without being drawn upon, the total commitment amounts above do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained depends upon management's credit evaluation of the customer. Collateral held varies, but may include residential real estate, equipment, autos, and income-producing commercial real estate.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 15.  Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at September 30, 1996. See Note 1 for a description of the Company's accounting policies and the limitations of its disclosures in reporting on the fair value of its financial instrument.

                                                         Carrying        Fair
                                                          Amount         Value
                                                      -----------------------------
Financial assets:
  Cash and short-term cash investments                $   5,005,923   $  5,005,923
  Federal funds sold                                        100,000        100,000
  Investment securities:
    Held to maturity                                      2,502,326      2,493,515
    Available for sale                                   13,465,261     13,465,261
  Nonmarketable equity securities                           599,400        599,400
  Loans receivable                                       45,078,860     45,051,588
  Mortgage-backed securities                                545,290        616,580
  Accrued interest receivable                               352,284        352,284
Financial liabilities:
  Deposits                                               42,409,568     42,531,568


SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 16.  Parent Company Financial Data

The following is a summary of the condensed financial statements of Scotland Bancorp, Inc. as of and for the year ended September 30, 1996:

                            Condensed Balance Sheet
                              September 30, 1996
Assets:

Cash                                                                      $   4,157,420
Investment securities                                                         3,708,652
Investment in Scotland Savings                                               16,851,668
Accrued interest receivable                                                     140,414
Prepaids and other assets                                                        82,537
Deferred income taxes                                                             1,594
                                                                          -------------
                                                                          $  24,942,285
                                                                          =============
Liabilities and Stockholder's Equity:
Liabilities:
Accrued dividends payable                                                 $     138,000
Other accrued expenses                                                            2,566
Accrued income taxes                                                             10,446
                                                                          -------------
                                                                                151,012
                                                                          -------------
Stockholder's equity:
Additional paid-in capital                                                   25,986,966
Note receivable ESOP                                                         (1,772,292)
Unrealized gain on available for sale securities, net of tax                    411,135
Retained earnings                                                               165,464
                                                                          -------------
                                                                             24,791,273
                                                                          -------------
                                                                          $  24,942,285
                                                                          =============

                         Condensed Statement of Income
               Period From March 29, 1996 to September 30, 1996

Interest income                                                            $    281,982
Equity in earnings of Scotland Savings                                          251,941
Miscellaneous expense                                                           (22,150)
Income taxes                                                                    (91,946)
                                                                          -------------
                                                                          $     419,827
                                                                          =============

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 16.  Parent Company Financial Data (Continued)

                       Condensed Statement of Cash Flows
               Period From March 29, 1996 to September 30, 1996

 Cash Flows from Operating Activities:
  Net income                                                              $    419,827
  Noncash income items:
   Equity in earnings of Scotland Savings                                     (251,941)
   Other                                                                         2,186
  Change in assets and liabilities:
   Increase in accrued interest receivable and prepaids                       (212,168)
   Increase in accrued income taxes                                             10,446
   Increase in other accrued expenses                                            2,566
                                                                          -------------
     Net cash used in operating activities                                     (29,084)
                                                                          -------------
 Cash Flows from Investing Activities:
  Purchase of investment securities available for sale                      (3,715,528)
  Upstream dividend from Scotland Savings                                      135,000
  Initial investment in Scotland Savings                                    (7,752,868)
  Loan to ESOP for purchase of common stock                                 (1,772,292)
                                                                          -------------
     Net cash used in investing activities                                 (13,105,688)
                                                                          -------------
 Cash Flows from Financing Activities:
  Common stock proceeds received from the Conversion                        17,419,336
  Payment of dividends                                                        (127,144)
                                                                          -------------
     Net cash provided by financing activities                              17,292,192
                                                                          -------------
 Net increase in cash                                                        4,157,420
 Cash, beginning                                                                     -
                                                                          -------------
 Cash, ending                                                             $  4,157,420
                                                                          =============

 Supplemental Disclosure of Noncash Financing Activities:
   Dividends accrued                                                      $    127,219
                                                                          =============



SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 17.  Future Reporting Requirements

The Financial Accounting Standards Board has issued SFAS No. 123, Accounting for Stock-Based Compensation which the Company has not been required to adopt as of September 30, 1996.

The Statement, which will be in effect for the Company's fiscal year ending September 30, 1997, will require that the Company account for stock based compensation plans using a fair value based method which measures compensation cost at the grant date based upon the value of the award, which is then recognized over the service period, usually the vesting period. The accounting requirements of the Statement apply to grants or awards entered into in fiscal years that begin after December 15, 1995. The Statement allows entities to continue to use APB Opinion No. 25 to measure compensation cost, but requires that the proforma effects on net income and earnings per share be disclosed to reflect the difference between the compensation cost, if any, from applying APB Opinion No. 25 and the related cost measured by the fair value method defined in the Statement. The Statement is not expected to have a material impact on the Company's accounting for stock compensation plans because (i) the Statement does not apply to the ESOP plan nor will it change the accounting requirements of the proposed management recognition plan, and (ii) the Company expects to account for the proposed stock option plans using the accounting treatment permitted under APB Opinion No. 25.


                              CORPORATE INFORMATION

                               EXECUTIVE OFFICERS:
William C. Fitzgerald, III                                                                    John B. Clark
    President and CEO                                                                    Vice President/Secretary

                                              DIRECTORS:

                                            James W. Mason
                                          Chairman; Attorney

   S. T. Snowdon, Jr.                  William C. Fitzgerald, III                              John B. Clark
    Vice Chairman;                          President and CEO                             Vice President/Secretary
   Retired Architect                   of Scotland Bancorp, Inc.                          of Scotland Bancorp, Inc.


     James E. Milligan                    Clifton P. Buie                                 James S. Mitchener, Jr.
Retired Newspaper Publisher              VP of Manufacturing,                                  Retired Surgeon
                                         Charles Craft, Inc

      E. S. Hill, Jr.                      John W. Hudson                                      James T. Willis
      General Manager,                   Retired Plant Manager,                            VP of Adams & Willis, Inc.
         Eaton Corp.                          LOF Glass                                      GM of Firestone Store

     Stock Transfer Agent                                                  Annual Meeting
Registrar and Transfer Company                           The  1997 annual meeting of stockholders of
      10 Commerce Drive                                  Scotland Bancorp, Inc. will be held at 4:00 p.m.
     Cranford, NJ  07016                                 on January 16, 1997 at the Company's corporate
                                                         office at 505 South Main Street, Laurinburg, NC.

      Special Legal Counsel
    Brooks, Pierce, McLendon,                                               Form 10-KSB
     Humphrey & Leonard, LLP                             A copy of Form 10-KSB as filed with the Securities and
     2000 Renaissance Plaza                              Exchange Commission will be furnished without
      230 North Elm Street                               charge to the Company's stockholders upon written
      Greensboro, NC  27420                              request to Scotland Bancorp, Inc., P. O. Box 1468,
                                                         Laurinburg, NC  28353.

     Independent Auditors
   McGladrey & Pullen, LLP                                                 Corporate Office
     2418 Blue Ridge Road                                               505 South Main Street
      Raleigh, NC 27605                                                  Laurinburg, NC 28301


                           Common Stock Information

The Company's stock began trading on March 29, 1996. There are 1,840,000 shares of common stock outstanding which were held by approximately 499 stockholders of record (excluding shares held in street name) on September 30, 1996. The Company's common stock is quoted on the American Stock Exchange under the symbol "SSB." The high and low bids for the common stock for the quarter ended June 30, 1996 were $12 3/8 and $11 5/8, respectively; and for the quarter ended September 30, 1996, $13 7/8 and $11 7/8, respectively. On July 26, 1996, the Company paid a regular quarterly dividend of $.075 a share to stockholders of record on July 15, 1996 and declared a regular quarterly dividend of $.075 a share on September 17, 1996 for stockholders of record as of October 15, 1996 to be paid on October 25, 1996.