Form 10KSB, Exhibit 13
period 1997-09-30
SCOTLAND BANCORP INC
filed 1997-12-16
CIK 1004521



                     SCOTLAND BANCORP, INC. AND SUBSIDIARY
                     SELECTED CONSOLIDATED FINANCIAL DATA



                                                                        September 30,
                                            -----------------------------------------------------------------------
                                                 1997          1996          1995           1994          1993
                                            -----------------------------------------------------------------------
                                                        (Dollars In Thousands, Except Per Share Data)
 Financial Condition Data:
    Total assets                            $   64,399   $    68,622   $     57,718   $    57,715   $    55,068
    Investments securities /(1)/                16,110        21,464         14,525        19,273        12,791
    Loans receivable, net                       46,463        45,079         41,204        36,661        40,626
    Deposits                                    43,140        42,410         48,203        48,995        47,477
    Stockholders' equity /(2)/                  14,561        24,791          8,580         7,761         6,875
    Book value per share /(2)/                    7.61         13.47             --            --            --

                                                                  Years Ended September 30,
                                            -----------------------------------------------------------------------
                                                 1997          1996          1995           1994          1993
                                            -----------------------------------------------------------------------
                                                        (Dollars in Thousands, Except Per Share Data)
Operating Data:
   Interest and dividend income             $    5,171   $     4,870   $      4,313   $     3,889   $     4,249
   Interest expense                              1,983         2,209          2,144         1,753         1,979
                                           -----------------------------------------------------------------------
   Net interest income                           3,188         2,661          2,169         2,136         2,270
   Provision for loan losses                        24            25             11            20            25
   Noninterest income                              306            80             73            71            71
   Noninterest expense                           1,680         1,549          1,158         1,263         1,114
                                           -----------------------------------------------------------------------
   Income before income taxes                    1,790         1,167          1,073           924         1,202
   Income tax expense                              532           409            352           292           470
                                           -----------------------------------------------------------------------
   Net income                                $   1,258   $       758   $        721   $       632   $       732
                                           =======================================================================
   Earnings per share /(2)//(3)/             $    0.74   $      0.25   $         --   $        --   $        --
   Dividends per share /(2)/                      6.30          0.15             --            --            --
   Dividend payment ratio /(2)//(6)/           851.35%        60.00%             --            --            --

                                   (Continued)


                                                                    Years Ended September 30,
                                            -----------------------------------------------------------------------
                                                 1997          1996          1995           1994          1993
                                            -----------------------------------------------------------------------
                                                        (Dollars in Thousands, Except Per Share Data)
Selected Other Data:
    Return on average assets                    1.84%         1.18%          1.25%           1.13%         1.33%
    Return on average equity                    5.14%         4.31%          8.52%           8.49%        11.21%
    Average equity to average assets           35.80%        27.38%         14.67%          13.31%        11.86%
    Interest rate spread                        3.05%         2.84%          3.27%           3.50%         3.78%
    Net interest margin                         4.75%         4.15%          3.87%           3.94%         4.24%
    Efficiency ratio /(5)/                     48.08%        56.51%         51.65%          57.23%        47.59%
    Allowance for loan losses to
       nonperforming loans /(4)/              830.00%       714.97%          0.00%           0.00%         0.00%
    Nonperforming loans to total loans          0.06%         0.07%          0.00%           0.00%         0.00%

/(1)/ Includes interest-earning deposits, federal funds sold , investment securities and mortgage-backed securities.
/(2)/ On March 29, 1996, Scotland Savings converted from a state chartered mutual savings bank to a state chartered stock savings bank and became a wholly owned subsidiary of Scotland Bancorp, Inc.. The Bank issued regular cash dividends per share totaling $0.30 and $0.15 for the years ended September 30, 1997 and 1996 and a return of capital dividend of $6.00 during the year ended September 30, 1997.
/(3)/ Earnings per share is based on earnings from March 29, 1996 to September
      30, 1996 divided by the weighted average number of shares outstanding during the same period for the year ended September 30, 1996.
/(4)/ Nonperforming loans include mortgage loans and consumer/commercial loans
      90 days or more delinquent.
/(5)/ The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income and non-interest income.
/(6)/ The dividend payment ratio represents dividends per share as a percent of earnings per share. Dividends per share include a $6.00 return of capital dividend during the year ended September 30, 1997.

                      SCOTLAND BANCORP, INC. AND SUBSIDIARY

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

The following discussion and analysis is intended to assist readers in understanding the results of operations for 1997 and 1996, and changes in financial position for the years ended September 30, 1997 and 1996, respectively. This discussion and analysis is intended to compliment, and should be read in conjunction with the audited consolidated financial statements and related notes appearing elsewhere in this annual report to stockholders.

                             Description of Business

Scotland Bancorp, Inc. (the "Company") was incorporated under the laws of the State of North Carolina for the purpose of becoming the bank holding company of Scotland Savings Bank, Inc., SSB (the "Bank" or "Scotland Savings") in connection with the Bank's conversion from a state chartered mutual savings bank to a state chartered stock savings bank (the "Conversion"), pursuant to its Plan of Conversion. The Company was organized to acquire all of the common stock of Scotland Savings upon its conversion to stock form. A subscription and community offering of the Company's shares closed on March 29, 1996, at which time the Company acquired all of the shares of the Bank and commenced operations.

In accordance with the Plan of Conversion, the Company issued common stock of $18,400,000 and received proceeds of $17,419,336, net of conversion costs. The Company transferred $7,752,868 of the net proceeds to Scotland Savings for the purchase of all of the capital stock of the Bank.

The Company has no operations and conducts no business of its own other than owning Scotland Savings, investing its portion of the net proceeds received in the Conversion, and lending funds to the Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make loans secured by real estate and other forms of collateral located in the Bank's primary market area of Scotland and Moore counties in North Carolina. On September 30, 1997, approximately 99% of the Bank's net loan portfolio was composed of real estate loans.

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

Because the Company has no operations and conducts no business other than as described above, the discussion contained in this "Management's Discussion and Analysis" concerns primarily the business of the Bank. However, for ease of reading, and because the financial statements are presented on a consolidated basis, the Company and the Bank are collectively referred to herein as the "Company", unless otherwise noted.

                      SCOTLAND BANCORP, INC. AND SUBSIDIARY

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

        Comparison of Financial Condition at September 30, 1997 and 1996

Total consolidated assets decreased by $4.2 million during 1997, from $68.6 million at September 30, 1996 to $64.3 million at September 30, 1997. The decrease resulted primarily from the Company's utilization of cash and investments to assist funding of the special return of capital dividend of $6 per share on the Company's 1,913,600 issued and outstanding shares of stock, totaling $11.5 million.

Investments, including short term interest-earning deposits, federal funds sold, U.S. Treasury and agency obligations, municipal obligations, and mortgage-backed securities decreased by $5.4 million, primarily as a result of the return of capital dividend. Funds generated from operations also provided a source for cash to purchase additional investments.

Loans receivable increased by approximately $1.4 million during 1997 to $46.5 million at September 30, 1997. The markets in which the Bank operates have experienced consistent yet limited growth in recent years. The area of Scotland County, where the majority of the Bank's customers reside, is largely rural though the economy is diversified and generally stable. Management considers the loan growth during 1997 and 1996 to be average for its market.

Savings deposits increased by approximately $730,000 during 1997 and totaled $43.1 million at September 30, 1997. The increase is a recovery from the prior year decrease which was attributable to the withdrawal of deposits by account holders to purchase shares of common stock of the Company in the Conversion.

The Company had $5.5 million in borrowings outstanding at September 30, 1997. The $5.5 million in borrowings was incurred to facilitate disbursement of the return of capital dividend and was repaid subsequent to year end (See Note 7 to the consolidated financial statements). During 1997, the Bank obtained no advances from the Federal Home Loan Bank, however the Bank retains borrowing capacity through the Federal Home Loan Bank of Atlanta.

The Company's return on average assets was 1.84% and 1.18%, and its return on average equity was 5.14% and 4.31%, for 1997 and 1996, respectively. The return on average assets in 1996 would have been 1.50% had the Bank not been required to expense the cost associated with the special SAIF assessment during 1996. The passage of the "Deposit Insurance Funds Act of 1996" was undertaken to recapitalize the SAIF insurance fund of the FDIC and required a one time assessment to the Bank of 65.7 basis points of its assessable deposit base as of March 31, 1995. The expense recorded for this special assessment amounted to $320,750 (See Note 9 to the consolidated financial statements).

The Bank is required to meet certain capital requirements as established by the FDIC and the North Carolina Savings Institutions Division. At September 30, 1997, the Bank's capital was significantly in excess of regulatory capital requirements (See Note 10 to the consolidated financial statements).

                      SCOTLAND BANCORP, INC. AND SUBSIDIARY

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

                Comparison of Operating Results for 1997 and 1996

Net Income

Net income for the years ended September 30, 1997 and 1996 was $1,258,260 and $757,519, respectively. Net income in 1996 would have been approximately $208,000 higher than reported earnings without the income tax effected expense associated with the special assessment that occurred as a result of the legislation to recapitalize the SAIF. Earnings on the invested proceeds from the Company's stock offering had a significant positive impact on net interest income and net income during 1997 and 1996.

Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest- bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net earning balance"). The following table on page 7 sets forth information relating to average balances of the Company's assets and liabilities for the years ended September 30, 1997 and 1996. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earning balance). Nonaccruing loans were included in the computation of average balances.

Interest Income

Total interest income increased by $301,711 during 1997, from $4,869,707 in 1996 to $5,171,418 in 1997. The increase in interest income during 1997 was attributable to a $3.0 million increase in the average balance of interest-earning assets due primarily to the proceeds received from the stock offering. The Bank's overall yield on interest-earning assets increased slightly during 1997, from 7.60% in 1996 to 7.70% in 1997. During 1996, interest income increased by approximately $556,000 due primarily to an increase in the Bank's average balance of interest-earning assets totaling approximately $8.1 million.

Interest Expense

Total interest expense decreased to $1,982,955 in 1997 from $2,208,854 in 1996, a decrease of $225,899 or 10.2%. Scotland Savings's cost of funds was 4.65% in 1997 as compared to 4.76% in 1996. Changes in the Bank's cost of funds during 1997 was similar to changes in overall market rates. The Bank's average balance of outstanding deposits decreased by approximately $2.3 million during 1997 resulting in a decrease in interest expense for the period. Additionally, the average balance on borrowings declined $1.5 million to $15,000 for 1997 from $1.5 million during 1996. Interest on borrowed funds had an immaterial impact on the increase in interest expense in 1997.


                                                                              Year Ended September 30,
                                                               -------------------------------------------------------

                                                                                        1997
                                              At               -------------------------------------------------------
                                           September
                                           30, 1997                           (Dollars in Thousands)
                                            Average
                                            Yield/                Average                                  Average
                                            Rate(4)               Balance             Interest            Yield/Rate
                                          ------------         -------------        -------------        -------------
Assets:
Interest earning assets:
  Interest-bearing deposits                     5.58%          $       4,194        $         237               5.65%
  Investments, at cost (1)                      5.74%                 14,587                  934               6.40%
  Mortgage-backed securities                   11.25%                    466                   52              11.16%
  Loans receivable                              8.10%                 47,890                3,948               8.24%
                                                               -------------        -------------        -------------
Total interest-earning assets                   7.54%                 67,137        $       5,171               7.70%
                                                                                    -------------
Non-interest earning assets                                            1,415
                                                               -------------
      Total                                                    $      68,552
                                                               =============

Liabilities and retained earnings:
Interest-bearing liabilities:
  Passbook accounts                             2.92%          $       4,094        $         119               2.91%
  Transaction accounts                          3.51%                  8,562                  249               2.91%
  Certificates of deposit                       5.45%                 29,952                1,614               5.39%
  FHLB advances                                    -                       -                    -                  -
  Other                                         6.50%                     15                    1               6.67%
                                                               -------------        -------------        -------------
Total interest-bearing liabilities              5.00%                 42,623        $       1,983               4.65%
                                                                                    -------------
Non-interest bearing liabilities                                       1,448
Equity                                                                24,481
                                                               -------------
       Total                                                   $      68,552
                                                               =============
Net interest income and interest
  rate spread (2)                               2.54%                                       3,188                3.05%
                                                                                    =============
Net yield on interest-earning
  assets (3)                                                                                                     4.75%
Ratio of interest-earning assets to
  interest-bearing liabilities                                                                                 157.51%



                                                          Year Ended September 30,
                                          -------------------------------------------------------

                                                                    1997
                                          -------------------------------------------------------

                                                           (Dollars in Thousands)

                                            Average                                    Average
                                            Balance               Interest            Yield/Rate
                                          ------------         -------------        -------------
Assets:
Interest earning assets:
  Interest-bearing deposits               $     6,059          $         326                5.38%
  Investments, at cost (1)                     14,550                    840                5.77%
  Mortgage-backed securities                      605                     68               11.24%
  Loans receivable                             42,878                  3,635                8.48%
                                          -----------          -------------
Total interest-earning assets                  64,092          $       4,869                7.60%
                                                               -------------
Non-interest earning assets                       345
                                          -----------
      Total                               $    64,437
                                          ============

Liabilities and retained earnings:
Interest-bearing liabilities:
  Passbook accounts                       $     5,541          $         160                2.89%
  Transaction accounts                          7,024                    194                2.76%
  Certificates of deposit                      32,339                  1,808                5.59%
  FHLB advances                                   958                     47                4.91%
  Other                                           587                      -                   -
                                          -------------        -------------
Total interest-bearing liabilities             46,449          $       2,209                4.76%
                                                               -------------
Non-interest bearing liabilities                  400
Equity                                         17,588
                                          -------------
       Total                              $    64,437
                                          =============
Net interest income and interest
  rate spread (2)                                                      2,660                2.84%
                                                               =============
Net yield on interest-earning
  assets (3)                                                                                4.15%
Ratio of interest-earning assets to
  interest-bearing liabilities                                                            137.98%


(1)  Includes investment securities and FHLB of Atlanta stock.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income divided by average interest earning assets.
(4) The weighted average rate represents the coupon associated with each asset and liability, weighted by the principle balance associated with each asset and liability.

                     SCOTLAND BANCORP, INC. AND SUBSIDIARY

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

                              Rate/Volume Analysis

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table on page 9 distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.


Provision For Loan Losses and Asset Quality

The Bank's provision for loan losses amounted to $24,000 and $24,528 for the years ended September 30, 1997 and 1996, respectively. The provision, which is charged to operations, and the resulting loan loss allowances are amounts Scotland Savings's management believes will be adequate to absorb losses on existing loans that may become uncollectible. Loans are charged-off against the allowance when management believes that collectibility is unlikely. An evaluation to increase the provision and the resulting allowances is based on factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions. Scotland Savings has adopted policies which it believes provides for prudent and adequate levels of loan loss allowances.

The Bank's level of nonperforming loans, defined as loans past due 90 days or more, are relatively insignificant as percentage of total loans outstanding, both historically and at September 30, 1997 and 1996. Scotland Savings' charged-off loans amounted to $492 and $6,648 for the years ended 1997 and 1996, respectively.

Noninterest Income

Noninterest income amounted to $306,272 and $80,298 in 1997 and 1996, respectively. Noninterest income consists primarily of service charges and fees associated with the Bank's loan and savings accounts. The increase in Scotland Savings's level of noninterest income during 1997 relates mainly to the gain on sale of investments of $240,726 (See Note 2 of the consolidated financial statements).

                                                                     Year Ended September 30,
                                                   1997 vs. 1996                                   1996 vs. 1995
                                      --------------------------------------------   ---------------------------------------------
                                          Increase (Decrease) Attributable to           Increase (Decrease) Attributable to
                                      --------------------------------------------   ---------------------------------------------
                                       Volume       Rate    Rate/Volume     Net       Volume      Rate      Rate/Volume     Net
                                      ---------   --------  -----------  ---------   --------   ---------   -----------   --------
                                                                              (In Thousands)
Interest income on:
  Interest-bearing deposits           $   (100)   $    16   $       (5)  $    (89)   $   133    $    (36)    $     (19)   $    78
  Investments, at cost                       2         92            -         94        106          20             3        129
  Mortgage-backed securities               (15)        (1)           -        (16)       (13)          3            (1)       (11)
  Loans receivable                         425       (103)          (9)       313        353           6             -        359
                                      ---------   --------  -----------  ---------   --------   ---------   -----------   --------
   Total interest income on
   interest-earning assets                 312          4          (14)       302        579          (7)          (17)       555
                                      ---------   --------  -----------  ---------   --------   ---------   -----------   --------

Interest expense on:
  Passbook accounts                        (42)         1            -        (41)        33           3             -         36
  Transaction accounts                      42         11            2         55        (50)        (20)            4        (66)
  Certificates of deposit                 (133)       (65)           4       (194)      (130)        192           (14)        48
  FHLB advances and other                  (46)         -            -        (46)         -           -            47         47
                                      ---------   --------  -----------  ---------   --------   ---------   -----------   --------
   Total interest expense
   on interest-bearing liabilities        (179)       (53)           6       (226)      (147)        175            37         65
                                      ---------   --------  -----------  ---------   --------   ---------   -----------   --------

Increase (decrease) in net
interest income                       $    491    $    57   $      (20)  $    528    $   726    $   (182)   $      (54)   $   490
                                      =========   ========  ===========  =========   ========   =========   ===========   ========

                     SCOTLAND BANCORP, INC. AND SUBSIDIARY

                      MANAGEMENT DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

Noninterest Expense

Noninterest expense consists primarily of operating expenses for compensation and associated benefits, occupancy, federal insurance premiums and operating assessments, and data processing charges as well as various administrative expenses. Noninterest expense amounted to $1,680,265 and $1,549,739 in 1997 and 1996, respectively.

Compensation and employee benefits increased by $433,399 during 1997 primary due to expenses associated with the ESOP and the Management Recognition Plan which totaled $408,093 and $33,006 for the years ended September 30, 1997 and 1996 respectively. Deposit insurance, excluding the special SAIF assessment in 1996, fluctuates with the level of deposits outstanding during the periods and decreased $96,156 to $31,661 in 1997 compared to $127,817 in 1996. Noninterest expenses were increased by the one time SAIF assessment of $320,750 in 1996. None of the other noninterest expense categories changed significantly during 1997 and 1996.

Income Taxes

The Company's effective income tax rate was 29.72% and 35.08% in 1997 and 1996, respectively. The differences in rates were due to changes in the components of permanent tax differences (See Note 8 to the consolidated financial statements).

                         Capital Resources and Liquidity

Scotland Bancorp, Inc. paid regular cash dividends of $.30 per share during the year ended September 30, 1997. The Company also paid a special return of capital dividend of $6 per share during the last quarter of 1997. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

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

During the year ended September 30, 1997, cash and cash equivalents, a significant source of liquidity, increased by approximately $1.7 million. Cash and cash equivalents increased by $2.0 million during 1996. Cash flow resulting from internal operating activities provided increases of $1,173,256 and $1,139,430 in cash during the years ended September 30, 1997 and 1996, respectively. Also, financing activities have provided sources of funds for asset growth and liquidity. For the year ended September 30, 1997, deposits increased by $730,000 and borrowings provided $5.5 million in cash but the return of capital dividends decreased cash by $11.5 million. Deposits decreased by approximately $5.8 million while proceeds from the issuance of common stock provided funds totaling $17.4 million during 1996.

                     SCOTLAND BANCORP, INC. AND SUBSIDIARY

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

during 1996. The Bank's ability to generate deposits has historically been sufficient to fund its loan demand and provide for adequate liquidity without the need to access other forms of credit availability. The recent stock offering will also enhance the Bank's ability to grow, and lessen to some extent its reliance on its deposit base for financing its operations. In addition, the Bank has a readily available source of credit through its borrowing capacity at the Federal Home Loan Bank of Atlanta.

Cash provided by operating and financing activities is used to originate new loans to customers, to maintain liquid investment portfolios, and to meet short term liquidity requirements. During 1997 and 1996, loans outstanding increased by $1.4 million and $3.9 million, respectively. During 1997 and 1996, the Company purchased investment securities amounting to $11.1 million and $9.7 million, respectively, and received proceeds from sales or maturities of investment securities amounting to $18.6 million and $4.7 million, respectively.

As a state chartered savings bank, Scotland Savings must meet certain liquidity requirements which are established by the Administrator of the North Carolina Savings Institutions Division. The Bank's liquidity ratio at September 30, 1997, as computed under such regulations, was in excess of such requirements. Given its excess liquidity and its ability to borrow from the Federal Home Loan Bank, the Bank believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, and other cash requirements.

                           Asset/Liability Management

Scotland Savings's asset/liability management, or its management of interest rate risk, is focused primarily on evaluating and managing the Bank's net interest income given various risk criteria. Factors beyond the Bank's control, such as market interest rates and competition, may also have an impact on the Bank's interest income and interest expense.

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

The Bank's "gap" is typically described as the difference between the amounts of such assets and liabilities which reprice within a period of time. In a declining interest rate environment, a negative gap, or a situation where the Bank's interest-bearing liabilities subject to repricing exceed the level of interest-earning assets which will mature or reprice, will have a favorable impact of the Bank's net interest income. Conversely, an increase in general market rates over a sustained period of time will tend to adversely affect Scotland Savings's net interest income. At September 30, 1997, the Bank had a negative gap position.

In order to minimize the potential effects of adverse material and prolonged increases or decreases in market interest rates on the Bank's operations, management has implemented an asset/liability program designed to improve the Bank's interest rate gap. The program emphasizes the origination of adjustable rate loans, and to a lesser extent shorter term construction and consumer loans, all of which are held in the portfolio, the investment of excess cash in short or intermediate term interest earning assets, and the solicitation of transaction deposit accounts which are less sensitive to changes in interest rates and can

                     SCOTLAND BANCORP, INC. AND SUBSIDIARY

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

be repriced rapidly. In addition to shortening the average repricing of its assets, the Bank has sought to be price rate competitive in the marketplace on its maturing certificates of deposit to encourage depositors to reinvest in certificates with the Bank. The Bank has approximately $25.3 million in certificates maturing in 1998 and management believes that substantially all of the maturing certificates will be renewed.

Although the Company's asset/liability management program has generally helped to decrease the exposure of its earnings to interest rate increases, the Company continues to have a negative gap position which will be adversely impacted during prolonged periods of rising interest rates and positively affected during prolonged periods of interest rate declines. Modeling used by the Company indicates that, as of September 30, 1997, its net portfolio value (present value of cash flows from assets, liabilities and off-balance sheet items) could decrease by 29.57% in the event of an instantaneous and permanent 200 basis point increase in market interest rates and could increase by 34.49% in the event of a 200 basis point decrease in market rates. Such modeling also indicates that, as of September 30, 1997, such a 200 basis point increase in market rates would result in a 9% decrease in net interest income and that a 200 basis point decrease in such rates would result in a 6% increase in net interest income.

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

                          Future Reporting Requirements

The FASB has issued SFAS No. 128, Earnings Per Share, which the Company has not been required to adopt as of September 30, 1997. The Statement, which will be effective for the Company's interim period ending after December 15, 1997, specifies the computation, presentation and disclosure requirements for earnings per share. The Company does not anticipate the effect of adoption of SFAS No. 128 to significantly impact earnings per share presentation.

The FASB has issued SFAS No. 130, Reporting Comprehensive Income, which the Company has not been required to adopt as of September 30, 1997. The Statement, which is effective for fiscal years beginning after December 15, 1997, establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

                     SCOTLAND BANCORP, INC. AND SUBSIDIARY

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

                            Impact of New Legislation

Deposit Insurance/SAIF Recapitalization

For 1996, SAIF-insured institutions paid deposit insurance assessment rates of $0.23 to $0.31 per $100 of deposits. In contrast, institutions insured by the FDIC's Bank Insurance Fund (the "BIF") that were well capitalized and without any significant supervisory concerns paid the minimum annual assessment of $2,000, and all other BIF-insured institutions paid deposit insurance assessment rates of $0.03 to $0.27 per $100 of deposits. In response to the SAIF/BIF assessment disparity, the Deposit Funds Insurance Act of 1996 (the "Funds Act") was enacted into law on September 30, 1996.

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

Accordingly, assuming the designated reserve ratio is maintained by the SAIF after collection of the special assessment, the Bank will pay substantially lower regular SAIF assessments compared to those paid by the Bank in recent years, as long as it maintains its current regulatory status.

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

                     SCOTLAND BANCORP, INC. AND SUBSIDIARY

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

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

The Bank will also have to recapture its tax bad debt reserves which have accumulated since 1987 amounting to approximately $340,000 over a six year period. The tax associated with the recaptured reserves is approximately $130,000. The recapture is scheduled to begin with the Bank's 1997 year, but can be delayed up to two years if the Bank originates a certain level of residential mortgage loans over the next two years. The Bank was able to delay the recapture of its bad debt reserves for the 1997 year. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings.

                [LOGO OF MCGLADREY & PULLEN, LLP APPEARS HERE]

                            McGLADREY & PULLEN, LLP
                            -----------------------
                 Certified Public Accountants and Consultants


                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
Scotland Bancorp, Inc. and Subsidiary
Laurinburg,  North Carolina

We have audited the accompanying consolidated statements of financial condition of Scotland Bancorp, Inc. and subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Scotland Bancorp, Inc. and subsidiary as of September 30, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                            McGladrey & Pullen, LLP

Charlotte, North Carolina
October 23, 1997

 SCOTLAND BANCORP, INC. AND SUBSIDIARY

 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
 September 30, 1997 and 1996


 ASSETS                                                                                1997               1996
 -----------------------------------------------------------------------------------------------------------------
 Cash and cash equivalents:
    Interest-bearing deposits                                                    $   2,931,343     $    4,251,813
    Noninterest-bearing deposits                                                       626,905            754,110
 Federal funds sold                                                                  3,200,000            100,000
 Securities held to maturity (fair value 1997 $494,060;
    1996 $2,493,515) (Note 2)                                                          500,000          2,502,326
 Securities available for sale (Note 2)                                              8,460,850         13,465,261
 Nonmarketable equity securities, at cost (Note 2)                                     599,400            599,400
 Loans receivable, net (Note 3)                                                     46,463,348         45,078,860
 Mortgage-backed securities, held to maturity, (fair value 1997
     $481,325; 1996 $616,580) (Note 4)                                                 418,657            545,290
 Accrued interest receivable on loans                                                  160,821            129,094
 Accrued interest receivable on investment securities                                   49,938            223,190
 Office properties and equipment, net (Note 5)                                         792,359            819,474
 Prepaid expenses and other assets                                                     195,666            152,747
                                                                                 ---------------------------------
            Total assets                                                         $  64,399,287     $   68,621,565
                                                                                 =================================


 LIABILITIES AND STOCKHOLDERS' EQUITY
 -----------------------------------------------------------------------------------------------------------------
 Liabilities:
    Savings deposits (Note 6)                                                    $  43,139,725     $   42,409,568
    Note payable (Note 7)                                                            5,500,000                  -
    Accounts payable and accrued expenses (Note 12)                                    447,422            404,558
    Advances from borrowers for taxes and insurance                                    160,229            156,525
    Special SAIF assessment (Note 9)                                                         -            320,750
    Income taxes payable                                                                37,383            136,090
    Deferred income taxes (Note 8)                                                     553,766            402,802
                                                                                 ---------------------------------
            Total liabilities                                                       49,838,525         43,830,293
                                                                                 ---------------------------------
 Commitments and contingencies (Notes 13 and 16)
 Stockholder's Equity (Note 10):
    Preferred stock, authorized 5,000,000 shares; none issued                                -                  -
    Common stock, no par value, authorized 20,000,000 shares;
       1997 1,913,600 shares issued; 1996 1,840,000 shares issued                            -                  -
    Additional paid-in capital                                                       7,939,945         17,420,468
    Note receivable from ESOP (Note 15)                                            (1,708,545)        (1,772,292)
    Unrealized gain on securities available for sale, net of tax (Note 2)              518,552            411,135
    Deferred management recognition plan  (Note 14)                                  (824,167)                  -
    Unearned compensation  (Note 15)                                                 (834,558)                  -
    Retained earnings, substantially restricted (Notes 8 and 10)                     9,469,535          8,731,961
                                                                                 ---------------------------------
            Total stockholder's equity                                              14,560,762         24,791,272
                                                                                 ---------------------------------
            Total liabilities and stockholders' equity                           $  64,399,287     $   68,621,565
                                                                                 =================================


See Notes to Consolidated Financial Statements.

 SCOTLAND BANCORP, INC. AND SUBSIDIARY

 CONSOLIDATED STATEMENTS OF INCOME
 Years Ended September 30, 1997 and 1996


                                                                                    1997                 1996
 -----------------------------------------------------------------------------------------------------------------
 Interest and dividend income:
    Loans                                                                     $     3,948,280     $     3,635,301
    Investment securities                                                             934,000             840,176
    Mortgage-backed securities                                                         51,846              68,193
    Other interest-bearing deposits                                                   237,292             326,037
                                                                              ------------------------------------
                                                                                    5,171,418           4,869,707
                                                                              ------------------------------------
 Interest expense:
    Deposits (Note 6)                                                               1,982,058           2,162,223
    Federal Home Loan Bank advances and other                                             897              46,631
                                                                              ------------------------------------
                                                                                    1,982,955           2,208,854
                                                                              ------------------------------------
               Net interest income                                                  3,188,463           2,660,853
 Provision for loan losses (Note 3)                                                    24,000              24,528
                                                                              ------------------------------------
               Net interest income after provision for loan losses                  3,164,463           2,636,325
                                                                              ------------------------------------
 Noninterest income:
    Gain (loss) on sale of investments (Note 2)                                       240,726             (2,462)
    Service charges and other fees                                                     44,183              54,059
    Other                                                                              21,363              28,701
                                                                              ------------------------------------
                                                                                      306,272              80,298
                                                                              ------------------------------------
 Noninterest expenses:
    Compensation and employee benefits                                              1,103,882             670,483
    Occupancy                                                                          86,990              88,859
    Insurance                                                                          31,661             127,817
    Special SAIF assessment (Note 9)                                                       --             320,750
    Data processing                                                                    94,871              97,490
    Furniture and fixture expense                                                      29,660              37,039
    Other                                                                             333,201             207,301
                                                                              ------------------------------------
                                                                                    1,680,265           1,549,739
                                                                              ------------------------------------
               Income before income taxes                                           1,790,470           1,166,884
                                                                              ------------------------------------
 Income taxes (Note 8):
    Current                                                                           487,272             512,893
    Deferred                                                                           44,938           (103,528)
                                                                              ------------------------------------
                                                                                      532,210             409,365
                                                                              ------------------------------------
               Net income                                                     $     1,258,260     $       757,519
                                                                              ====================================
 Earnings per share (Note 1)                                                  $          0.74     $          0.25
                                                                              ====================================
 Regular cash dividends per share                                             $          0.30     $          0.15
                                                                              ====================================
 Return of capital dividend per share                                         $          6.00     $           -
                                                                              ====================================


See Notes to Consolidated Financial Statements.

 SCOTLAND BANCORP, INC. AND SUBSIDIARY

 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
 Years Ended September 30, 1997 and 1996


-------------------------------------------------------------------------------------------------------------------

                                                                                          Deferred
                                             Additional               Note               Management
                                              Paid in              Receivable            Recognition
                                              Capital                 ESOP                  Plan
------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1995            $       -           $          -          $            -

  Net proceeds from issuance of
    common stock                           17,419,336                 -                       -

  Purchase of common
    stock by the ESOP                          -                  (1,772,292)                 -
  ESOP contribution                             1,132                 -                       -
  Cash dividends                               -                      -                       -
  Change in net unrealized gain on
    securities available for sale              -                      -                       -
  Net income                                   -                      -                       -
                                       ---------------------------------------------------------------------------
Balance, September 30, 1996                17,420,468             (1,772,292)                 -
  Cash dividends                               -                      -                       -
  Return of capital dividend              (10,647,042)                -                       -
  Change in net unrealized gain on
   securities available for sale               -                      -                       -
  Adoption of deferred management
   recognition plan                         1,150,000                                     (1,150,000)
  Vesting of deferred management
   recognition plan                            -                      -                      325,833
  ESOP contribution                            16,519                 -                       -
  Principal payment on note
   receivable from ESOP                        -                      63,747                  -
  Net income                                   -                      -                       -
                                       ---------------------------------------------------------------------------
Balance, September 30, 1997            $    7,939,945      $      (1,708,545)     $         (824,167)
                                       ===========================================================================

See Notes to Consolidated Financial Statements.



----------------------------------------------------------------------------------------------------
                                Unrealized
                                 Gain on
                                Securities                                                 Total
    Unearned                    Available                    Retained                  Stockholders'
  Compensation                   for Sale                    Earnings                      Equity
----------------------------------------------------------------------------------------------------
$       -                 $        351,300               $    8,228,805               $    8,580,105

        -                          -                           -                          17,419,336

        -                          -                           -                          (1,772,292)
        -                          -                           -                               1,132
        -                          -                           (254,363)                    (254,363)

        -                           59,835                     -                              59,835
        -                          -                            757,519                      757,519
----------------------------------------------------------------------------------------------------
        -                          411,135                    8,731,961                   24,791,272
        -                          -                           (520,686)                    (520,686)
    (834,558)                      -                           -                         (11,481,600)

        -                          107,417                     -                             107,417

        -                          -                           -                               -

        -                          -                           -                             325,833
        -                          -                           -                              16,519

        -                          -                           -                              63,747
        -                          -                          1,258,260                    1,258,260
----------------------------------------------------------------------------------------------------
$   (834,558)            $         518,552               $    9,469,535               $   14,560,762
====================================================================================================

                     (This page intentionally left blank)

SCOTLAND BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 1997 and 1996


                                                                              1997                       1996
-------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
   Net income                                                        $        1,258,260           $        757,519
   Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation                                                                36,017                     45,463
     Provision for loan losses                                                   24,000                     24,528
     Net amortization/(accretion) on securities                                  (7,729)                     3,179
     Net (gain) loss on sale of securities available for sale                  (240,726)                     2,462
     ESOP contribution expense                                                   16,519                      1,132
     Vesting of deferred management recognition plan                            325,833                       -
     Deferred income taxes                                                       44,938                   (103,528)
     Changes in assets and liabilities:
      (Increase) decrease in:
        Accrued interest receivable,
          prepaid expenses and other assets                                      98,606                    (65,661)
      Increase (decrease) in:
        Income taxes payable                                                    (98,707)                   124,741
        Accounts payable and accrued expenses                                    36,995                     28,845
        Special SAIF assessment                                                (320,750)                   320,750
                                                                     ----------------------------------------------
          Net cash provided by operating activities                           1,173,256                  1,139,430
                                                                     ----------------------------------------------
Cash Flows From Investing Activities
   Proceeds from maturities of securities held to maturity                    2,000,000                    500,000
   Purchases of securities held to maturity                                        -                      (500,000)
   Proceeds from maturities of securities available for sale                    600,000                  1,000,000
   Proceeds from sales of securities available for sale                      15,968,635                  3,228,099
   Purchases of securities available for sale                               (11,100,000)                (9,202,247)
   Principal collected on mortgage-backed securities                            126,633                    107,155
   Net increase in loans receivable                                          (1,408,488)                (3,899,070)
   Purchases of property and equipment                                           (8,902)                   (29,271)
                                                                      ----------------------------------------------
          Net cash provided by (used in) investing activities                 6,177,878                 (8,795,334)
                                                                      ----------------------------------------------

                               (Continued)

 SCOTLAND BANCORP, INC. AND SUBSIDIARY

 Years Ended September 30, 1997 and 1996

                                                                                           1997                           1996
------------------------------------------------------------------------------------------------------------------------------------
 Cash Flows From Financing Activities
    Net increase (decrease) in savings accounts                                             730,157                    (5,793,875)
    Increase (decrease) in escrow deposits                                                    3,704                       (52,893)
    Proceeds from FHLB advances                                                                -                        3,000,000
    Repayments of FHLB advances                                                                -                       (3,000,000)
    Proceeds from borrowings on note payable                                              5,500,000                          -
    Loan to ESOP for purchase of common stock                                                  -                       (1,772,292)
    Principal payment received on note receivable from ESOP                                  63,747                          -
    Cash dividends paid                                                                    (514,817)                     (127,144)
    Return of capital dividends                                                         (11,481,600)                         -
    Proceeds from issuance of common stock                                                     -                       17,419,336
                                                                               ----------------------------------------------------
             Net cash provided by (used in) financing activities                         (5,698,809)                    9,673,132
                                                                               -----------------------------------------------------
             Net increase in cash and cash equivalents                                    1,652,325                     2,017,228

 Cash and cash equivalents:
    Beginning                                                                             5,105,923                     3,088,695
                                                                               ----------------------------------------------------
    Ending                                                                            $   6,758,248                 $   5,105,923
                                                                               =====================================================
 Cash and cash equivalents:
    Cash and short-term investments                                                   $   3,558,248                 $   5,005,923
    Federal funds sold                                                                    3,200,000                       100,000
                                                                               -----------------------------------------------------
                                                                                      $   6,758,248                 $   5,105,923
                                                                               =====================================================
 Supplemental Disclosure of Cash Flow Information
    Cash payments for:
       Interest                                                                       $   1,991,907                $    2,184,189
       Income taxes                                                                         585,979                       388,153

 Supplemental Disclosure of Noncash Investing Activities
    Transfer of investments from held to maturity to
       available for sale                                                                      -                        5,432,551
    Change in unrealized gain on securities available for sale                              213,443                        90,659

 Supplemental Disclosure of Noncash Financing Activities
    Dividends accrued                                                                       133,088                       127,219
    Adoption of deferred management recognition plan                                      1,150,000                          -


See Notes to Consolidated Financial Statements

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 1.      Nature of Business and Significant Accounting Policies


Nature of business: Scotland Bancorp, Inc. (the "Company") is a bank holding
------------------
company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and the savings bank holding company laws of North Carolina. The Company owns 100% of the common stock of Scotland Savings Bank ("Scotland Savings" or the "Bank"), which converted to stock form (the "Conversion") on March 29, 1996. The Company has no operations and conducts no business of its own other than owning the Bank, income derived from investing its portion of the net proceeds received in the Conversion, and lending funds to the Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion.

Scotland Savings Bank operates as a stock savings bank and its principal activities consist of obtaining deposits and providing credit in the form of loans to customers in its primary markets, Scotland and Moore counties of North Carolina. The Bank's primary regulators are the Federal Deposit Insurance Company ("FDIC") and the Administrator of the North Carolina Savings Institutions Division (the "NC Administrator"). The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC.

The following is a description of the significant accounting policies used in the preparation of the accompanying financial statements.

Principles of consolidation: The consolidated financial statements include the
---------------------------
accounts of Scotland Bancorp, Inc. and its wholly-owned subsidiary, Scotland Savings Bank. Scotland Bancorp, Inc. was capitalized on March 29, 1996, therefore, the consolidated financial statements for the year ended September 30, 1996 include the operations of the Company for the periods subsequent to March 29, 1996, and the Bank for the entire fiscal year. All significant intercompany transactions and balances have been eliminated in consolidation.

Basis of financial statement presentation: The accounting and reporting policies
-----------------------------------------
of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported revenues and expenses for the period. Actual results could differ from those estimates.

Cash and cash equivalents: For purposes of reporting the statements of cash
-------------------------
flows, the Company considers all interest-bearing deposits with maturities of less than three months at acquisition, noninterest-bearing deposits, federal funds sold, and cash on hand to be cash equivalents. The Company maintains amounts due from banks which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Investment securities: The Bank has investments in debt and equity securities.
---------------------
Debt securities consist primarily of U. S. Treasury Notes, Federal Farm Credit Notes, Federal Home Loan Bank bonds and state revenue bonds. Equity securities consist of Federal Home Loan Mortgage Corporation (FHLMC) stock.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 1.    Nature of Business and Significant Accounting Policies (Continued)

Management classifies all debt securities and certain equity securities as trading, available for sale, or held to maturity as individual investment securities are acquired, and thereafter the appropriateness of such classification is reassessed at each statement of financial condition date. Because the Bank does not buy investment securities in anticipation of short-term fluctuations in market prices, none of the investment securities are classified as trading in accordance with SFAS No. 115. All securities have been classified as either available for sale or held to maturity.

Securities available for sale: Securities classified as available for sale are
-----------------------------
those securities that the Bank intends to hold for an indefinite period of time but, as in the case of debt securities, not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in income.

Securities held to maturity: Securities classified as held to maturity are those
---------------------------
securities for which the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives. Based on the Bank's financial position and liquidity, management believes the Bank has the ability to hold these securities to maturity.

Investment in Federal Home Loan Bank stock: The Bank, as a member of the Federal
------------------------------------------
Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of the Federal Home Loan Bank in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. No ready market exists for the Federal Home Loan Bank stock, and it has no quoted market value.

Loans receivable: Loans receivable are stated at unpaid principal balances, less
----------------
the allowance for loan losses, the undisbursed portion of construction loans, and net deferred loan-origination fees and costs. The Bank's loan portfolio consists principally of mortgage loans collateralized by first trust deeds on single family residences, other residential property, commercial property and land.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries) based on the Bank's evaluation of the potential and inherent risk of losses in its loan portfolio. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. While management uses the best information available to make evaluations, future adjustments may be necessary, if economic or other conditions differ or change substantially from the assumptions used.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1.      Nature of Business and Significant Accounting Policies (Continued)

Impaired loans: SFAS No. 114 requires that the Bank establish a specific loan
--------------
allowance on an impaired loan if the present value of the future cash flows discounted using the loan's effective interest rate is less than the carrying value of the loan. An impaired loan can also be valued based upon its fair value or the market value of the underlying collateral if the loan is primarily collateral dependent. The Bank assesses for impairment all loans delinquent more than 90 days. See Note 3 for a further explanation of the Statement. No loans were impaired at September 30, 1997, and there is no specific SFAS No. 114 allowance associated with the portfolio.

Interest income: The Bank recognizes interest income on loans using the interest
---------------
method over the contractual life of the loans. The Bank does not record interest on loans delinquent 90 days or more unless in the opinion of management, collectibility is assured. If collectibility is not certain, the Bank establishes a reserve for uncollected interest. Interest collected while the loan is in such status is credited to income in the period received. If the loan is brought to a status in which it is no longer delinquent 90 days, the reserve for uncollected interest is reversed and interest income is recognized. The Bank anticipates that it will account for interest on impaired loans in a similar fashion in the future if and when it has impaired loans.

Loan-origination fees and related costs: Loan fees and certain direct loan
---------------------------------------
origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for actual prepayments.

Real estate acquired in settlement of loans: Real estate acquired in settlement
-------------------------------------------
of loans is initially recorded at estimated fair value at the date of foreclosure establishing a new cost basis. Subsequent to foreclosure, valuations of the property are periodically performed by management and the real estate is carried at the lower of cost or fair value minus estimated costs to sell. Costs relating to improvement of the property are capitalized, while holding costs of the property are charged to expense in the period incurred. The Bank has no real estate acquired in settlement of loans at September 30, 1997.

Advances from borrowers for insurance and taxes: Certain borrowers make monthly
-----------------------------------------------
payments, in addition to principal and interest, in order to accumulate funds from which the Bank can pay the borrowers' property taxes and insurance premiums.

Office properties and equipment: Office properties and equipment are stated at
-------------------------------
cost less accumulated depreciation computed principally by the straight-line method over estimated useful lives.

Income taxes: Deferred income taxes are provided on a liability method whereby
------------
deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 1.      Nature of Business and Significant Accounting Policies (Continued)

Benefit plans: The Bank has a defined benefit pension plan covering
-------------
substantially all of its employees. The Bank's funding policy is to make the maximum annual contribution that is allowable for income tax purposes. The Bank also has an ESOP which covers substantially all of its employees. Contributions to the plan are based upon the amortization requirements of the ESOP's debt to the Company, subject to compensation limitations, and are expensed in accordance with the AICPA's Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans.

Additionally, the Company has implemented a qualified stock option plan authorizing the grant of up to 184,000 stock options to all officers, directors and employees at the time of the adoption, either in the form of incentive stock options or non-incentive stock options. The Bank has also implemented a management recognition plan by reserving 73,600 shares of common stock for issuance to all officers, directors and employees at the time of adoption.

The Bank has a 401(k) retirement plan available to substantially all employees. The Bank matches certain portions of voluntary contributions by participating employees.

Earnings per share: The earnings per share computation is based on net income
------------------
earned divided by the weighted average number of shares outstanding from the beginning of the fiscal year to the end of the fiscal year. The computation for 1996 is based on net income earned from the date of Conversion, March 29, 1996, to the end of the 1996 fiscal year. For purposes of this computation, the number of shares of common stock purchased by the Bank's employee stock ownership plan which have not been allocated to participant accounts are not assumed to be outstanding.

Off-statement of financial condition risk: The Bank is a party to financial
-----------------------------------------
instruments with off-statement of financial condition risk such as commitments to extend credit and home equity lines of credit. Management assesses the risk related to these instruments for potential losses on an ongoing basis.

Fair value of financial instruments: The estimated fair values required under
-----------------------------------
SFAS No. 107, Disclosures About Fair Value of Financial Instruments, have been determined by the Company using available market information and appropriate valuation methodologies; however, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates presented for the fair value of the Company's financial instruments are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair market value amounts.

The fair value estimates presented are based on pertinent information available to management as of September 30, 1997 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amount, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 2.    Investment  Securities

Investment securities have been classified in the statement of financial condition according to management's intent. The carrying amount of securities and approximate fair values at September 30, 1997 and 1996 are as follows:

                                                                                 1997
                                              --------------------------------------------------------------------------
                                                                     Gross                 Gross
                                                 Amortized         Unrealized           Unrealized            Fair
                                                    Cost             Gains                Losses             Value
                                              --------------------------------------------------------------------------
 Held to maturity:
    U. S. Government and federal
       agency securities                      $        500,000  $              -   $         (5,940)   $        494,060
                                              --------------------------------------------------------------------------
 Available for sale:
    U. S. Government and federal
       agency securities                             2,500,000                 -            (20,470)          2,479,530
    State revenue bonds                              5,100,000                 -                  -           5,100,000
    FHLMC stock                                         24,475           856,845                  -             881,320
                                              --------------------------------------------------------------------------
                                                     7,624,475           856,845            (20,470)          8,460,850
                                              --------------------------------------------------------------------------
 Nonmarketable equity securities:
    FHLB stock                                         595,400                 -                  -             595,400
    CSC stock                                            4,000                 -                  -               4,000
                                              --------------------------------------------------------------------------
                                                       599,400                 -                  -             599,400
                                              --------------------------------------------------------------------------
                                              $      8,723,875  $        856,845   $        (26,410)   $      9,554,310
                                              ==========================================================================

                                                                                 1996
                                              --------------------------------------------------------------------------
                                                                     Gross               Gross
                                                 Amortized         Unrealized         Unrealized             Fair
                                                    Cost             Gains              Losses              Value
                                              --------------------------------------------------------------------------
 Held to maturity:
    U. S. Government and federal
       agency securities                      $      2,502,326  $          5,484   $        (14,295)   $      2,493,515
                                              --------------------------------------------------------------------------
 Available for sale:
    U. S. Government and federal
       agency securities                            12,497,063            17,648           (140,859)         12,373,852
    Municipal securities                               314,152             3,273             (1,549)            315,876
    FHLMC stock                                         31,114           744,419                  -             775,553
                                              --------------------------------------------------------------------------
                                                    12,842,329           765,340           (142,408)         13,465,261
                                              --------------------------------------------------------------------------
 Nonmarketable equity securities:
    FHLB stock                                         595,400                 -                  -             595,400
    CSC stock                                            4,000                 -                  -               4,000
                                              --------------------------------------------------------------------------
                                              $        599,400  $              -   $              -    $        599,400
                                              --------------------------------------------------------------------------
                                              $     15,944,055  $        770,824   $       (156,703)   $     16,558,176
                                              ==========================================================================

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 2.    Investment Securities (Continued)

The amortized cost and fair value of debt securities held to maturity and available for sale at September 30, 1997 by contractual maturity are shown below. Equity securities are not included in the maturity categories because they do not have contractual maturities.

                                                      Held to maturity                  Available for Sale
                                              ---------------------------------------------------------------------
                                                 Amortized           Fair           Amortized           Fair
                                                    Cost            Value             Cost             Value
                                              ---------------------------------------------------------------------
Due in one year through five years            $        500,000 $        494,060 $       2,500,000 $      2,479,530
Due in five years or more                                 -                -            5,100,000        5,100,000
                                              ---------------------------------------------------------------------
                                              $        500,000 $        494,060 $       7,600,000 $      7,579,530
                                              =====================================================================

Summarized below is the sales activity in investment securities:

                                                                                   Years Ended September 30,
                                                                             --------------------------------------
                                                                                    1997               1996
                                                                             --------------------------------------
Proceeds from the sale of available for sale securities                      $       15,968,635 $        3,228,099
Realized gains                                                                         (240,726)            (2,397)
Realized losses                                                                            -                 4,859
                                                                             --------------------------------------
Cost of investment securities sold                                           $       15,727,909 $        3,230,561
                                                                             ======================================

Subsequent to year end, the Bank sold investments with an amortized cost of $5,000,000 to fund the payoff of the Company's note payable discussed in Note 7.

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

The change in net unrealized gains and losses shown as a separate component of equity for the years ended September 30, 1997 and 1996 is as shown below:

                                                                                     1997              1996
                                                                             --------------------------------------
Balance in equity component, beginning                                       $          411,135 $          351,300
   Change in net unrealized gains                                                       213,443             90,659
   Less change in deferred income taxes                                                (106,026)           (30,824)
                                                                             --------------------------------------
Balance in equity component, ending                                          $          518,552 $          411,135
                                                                             ======================================

Investment securities with aggregate cost of $700,000 and estimated fair value of $693,000 are pledged at September 30, 1997 to collateralize certain public deposits.

Note 3.    Loans Receivable

Loans receivable at September 30, 1997 and 1996 consist of the following:

                                                                                    1997               1996
                                                                             --------------------------------------
Real estate loans:
    Residential, one-to-four units                                          $       41,018,267 $       38,694,588
    Residential, multifamily                                                         2,052,097          2,152,855
    Nonresidential real estate                                                         907,451            939,058
    Residential construction                                                           634,100          2,608,500
    Line of credit                                                                   2,539,817          2,331,895
                                                                             --------------------------------------
                                                                                    47,151,732         46,726,896
Share loans                                                                             71,058             22,660
Automobile                                                                             119,019            136,853
Other                                                                                  201,381            186,530
                                                                             --------------------------------------
                                                                                    47,543,190         47,072,939
                                                                             --------------------------------------
    Less:
       Undisbursed portion of loans in process                                         614,230          1,533,995
       Allowance for loan losses                                                       248,860            225,352
       Deferred loan fees                                                              216,752            234,732
                                                                             --------------------------------------
                                                                                     1,079,842          1,994,079
                                                                             --------------------------------------
                                                                            $       46,463,348 $       45,078,860
                                                                             ======================================

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 3.          Loans Receivable (Continued)

The following summarizes transactions in the Bank's allowance for loan losses:


                                               1997               1996
                                        --------------------------------------
 Balance at the beginning of year       $    225,352        $    207,472
    Provisions charged to operations          24,000              24,528
    Charge-offs                                 (492)             (6,648)
                                        --------------------------------------
 Balance at the end of the year         $    248,860         $   225,352
                                        ======================================

SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118 Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure, requires that the Bank establish a specific allowance on impaired loans and disclosure of the Bank's method of accounting for interest income on impaired loans. The Bank assesses all loans delinquent more than 90 days for impairment and such loans amounted to approximately $30,000 at September 30, 1997. This loan is collateral dependent and management has determined that the underlying collateral is in excess of the carrying amounts. As a result, the Bank has determined that a specific allowance on this loan is not required.

The Bank does not accrue interest on loans past due 90 days or more if in the opinion of management, collectibility is in doubt. Such interest is removed from income through the establishment of a reserve for uncollected interest. At September 30, 1997 a reserve for uncollected interest was not established because management expects that all such interest is fully collectible.

The following summarizes transactions during the years ended September 30, 1997 and 1996 for loans made by the Bank to the Company's officers, directors and their affiliates:

                                                 1997            1996
                                          --------------------------------------
 Principal balances, beginning of year    $   1,459,560    $   1,436,552
       New loans originated                     224,903          224,696
       Principal repayments                    (195,436)        (201,688)
                                          --------------------------------------
 Principal balances, end of year          $   1,489,027    $   1,459,560
                                          ======================================

The Bank has pledged all of its stock in the Federal Home Loan Bank and entered into a security agreement with a blanket floating lien pledging mortgage loans to secure potential borrowings from the Federal Home Loan Bank of Atlanta. Unused borrowing capacity from the Federal Home Loan Bank amounts to $10 million at September 30, 1997. No advances were outstanding at September 30, 1997 or 1996.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 4.    Mortgage-Backed Securities

Mortgage-backed securities consist of the following at September 30, 1997 and 1996:


                                                                     Gross            Gross
                                                  Amortized        Unrealized       Unrealized          Fair
                              September 30           Cost            Gains            Losses           Value
                              -------------------------------------------------------------------------------------
GNMA mortgage-backed
   securities
                                    1997       $    418,657    $     62,668       $     --       $    481,325
                                    1996            545,290          71,920             --            616,580

All of the Bank's mortgage-backed securities have been classified as "held to maturity" at September 30, 1997 and 1996 and the Bank has had no sales during the years ended September 30, 1997 and 1996.

Note 5.    Office Properties and Equipment


Office properties and equipment consist of the following at September 30, 1997 and 1996:


                                                                                   1997               1996
                                                                            ---------------------------------
Land                                                                        $    141,406      $      141,406
Office buildings and improvements                                                954,661             954,661
Furniture and fixtures                                                           306,789             297,887
                                                                            ---------------------------------
                                                                               1,402,856           1,393,954
Accumulated depreciation                                                        (610,497)           (574,480)
                                                                            ---------------------------------
                                                                            $    792,359      $      819,474
                                                                            =================================

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 6.       Savings Deposits


Savings deposits consist of the following at September 30, 1997 and 1996:

                                                                                         1997             1996
                                                                                 -------------------------------------
 Regular savings, 2.92% (2.88% in 1996)                                          $      4,106,067   $    4,310,396
 MMDA accounts, 4.33% (2.87% in 1996)                                                   5,380,543        4,205,597
 NOW accounts, 2.00% (2.00% in 1996)                                                    2,620,405        2,321,234
 Super NOW accounts, 2.25% (2.25% in 1996)                                                364,073          309,628
 Noninterest-bearing accounts                                                             633,056          511,470
                                                                                 -------------------------------------
                                                                                       13,104,144       11,658,325
                                                                                 -------------------------------------
 Certificates of deposit: weighted average rate of 5.45% (5.32% in 1996)
    0.00% to 3.00%                                                                        139,441           34,342
    3.01% to 5.00%                                                                      9,277,632        8,770,704
    5.01% to 7.00%                                                                     19,958,213       21,292,981
    7.01% to 9.00%                                                                        612,218          596,187
                                                                                 -------------------------------------
                                                                                       29,987,504       30,694,214
                                                                                 -------------------------------------
 Accrued interest payable                                                                  48,077           57,029
                                                                                 -------------------------------------
                                                                                 $     43,139,725   $   42,409,568
                                                                                 =====================================
 Weighted average cost of savings deposits                                                  4.74%            4.63%
                                                                                 =====================================

Certificates of deposit by range of rate and maturity at September 30, 1997 are summarized as follows:

                                                            Amounts Maturing During
                             --------------------------------------------------------------------------------------
         Rate Range                  1998             1999              2000           Thereafter         Total
 ------------------------------------------------------------------------------------------------------------------
 0.00% to 3.00%              $         25,051   $      114,390     $           -    $           -    $     139,441
 3.01% to 5.00%                     8,052,423        1,054,519           154,449           16,241        9,277,632
 5.01% to 7.00%                    16,603,124        3,065,996           269,446           19,647       19,958,213
 7.01% to 9.00%                       612,218                -                 -                -          612,218
                             --------------------------------------------------------------------------------------
                             $     25,292,816   $    4,234,905     $     423,895    $      35,888    $  29,987,504
                             ======================================================================================

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 6.     Savings Deposits (Continued)

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 at September 30, 1997 is as shown below:

 Maturity                                                                                             Amount
 ------------------------------------------------------------------------------------------------------------------
 Less than 3 months                                                                             $        1,149,516
 3 to 6 months                                                                                             922,618
 6 to 12 months                                                                                            434,376
 More than 12 months                                                                                       200,354
                                                                                                -------------------
                                                                                                $        2,706,864
                                                                                                ===================

Interest expense on savings deposit accounts for the years ended September 30, 1997 and 1996 is summarized as follows:

                                                                                     1997               1996
                                                                             --------------------------------------
 Regular savings accounts                                                    $        119,308   $          160,204
 MMDA and NOW accounts                                                                248,592              193,701
 Certificate of deposit accounts                                                    1,614,158            1,808,318
                                                                             --------------------------------------
                                                                             $      1,982,058   $        2,162,223
                                                                             ======================================

Note 7.     Note Payable

The Company has an unsecured note payable to another bank for $5,500,000 which bears interest at 6.5% (prime minus 2%) and is due in full on October 31, 1997. Maximum borrowings outstanding during the year ended September 30, 1997 was $5,500,000.

Note 8.     Income Taxes

Under the Internal Revenue Code, the Bank is allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. Through 1996, the provisions of the Code permitted the Bank to deduct from taxable income an allowance for bad debts based upon a percentage of taxable income (8%) before such deduction or actual loss experience. The Bank was unable to take a bad debt deduction in its 1996 income tax returns due to limitations imposed by the IRS Code. In addition, legislation passed in 1996 eliminated the percentage of taxable income method as an option for computing bad debt deductions in all future years. The Bank will still be permitted to take deductions for bad debts, but will be required to compute such deductions using an experience method.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 8.    Income Taxes (Continued)

The Bank will also have to recapture its tax bad debt reserves which have accumulated since 1987 and amount to approximately $340,000 over a six year period. The tax associated with the recaptured reserves is approximately $130,000. The recapture began with the Bank's 1997 year. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings.

Deferred taxes have been provided for certain increases in the Bank's tax bad debt reserves subsequent to 1987 which are in excess of additions to recorded loan loss allowances. At September 30, 1997, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of approximately $1,422,000, the balance at December 31, 1987, for which no deferred taxes have been provided because the Bank does not intend to use these reserves for purposes other than to absorb losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb bad debt losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The approximate amount of unrecognized tax liability associated with these historical additions is approximately $540,000. In the future, if the Bank does not meet the income tax requirements necessary to permit the deduction of an allowance for bad debts, the Bank's effective tax rate would be increased to the maximum percent under existing law.

Deferred income taxes consist of the following components as of September 30, 1997 and 1996:

                                                                                     1997               1996
                                                                               ------------------------------------
 Deferred tax assets:
    Deferred directors retirement expense                                      $           2,262  $          6,862
    Excess book pension expense                                                           22,673             7,625
    Allowance for loan losses                                                             94,567            85,634
    Special SAIF assessment                                                                    -           121,885
    Deferred management recognition plan                                                  36,417                 -
                                                                               ------------------------------------
         Total deferred tax assets                                                       155,919           222,006
                                                                               ------------------------------------
 Deferred tax liabilities:
    Market valuation of investments                                                      317,823           211,797
    Tax bad debt reserves                                                                126,375           126,375
    Excess accumulated tax depreciation                                                  177,621           183,838
    Federal Home Loan Bank stock basis                                                    83,795            83,795
    Other                                                                                  4,071            19,003
                                                                               ------------------------------------
         Total deferred tax liabilities                                                  709,685           624,808
                                                                               ------------------------------------
         Net deferred tax liabilities                                          $         553,766  $        402,802
                                                                               ====================================

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 8.  Income Taxes (Continued)

The Company's effective income tax rate differs from the federal statutory rate of 35% as follows:

                                                         1997           1996
                                                       -----------------------
 Statutory federal income tax rate                        35.00 %     35.00 %
    State income taxes, net of federal benefit             1.80        1.60
    Non-taxable municipal interest                        (4.86)        -
    Other, net                                            (2.22)      (1.52)
                                                       -----------------------
 Effective income tax rate                                29.72 %     35.08 %
                                                       =======================

Note 9.  Special SAIF Assessment

On September 30, 1996, the "Deposit Insurance Funds Act of 1996" was signed into law. The legislation included a special assessment to recapitalize the SAIF insurance fund up to it statutory goal of 1.25% of insured deposits. The assessment is equal to approximately 65.7 basis points of the SAIF assessable deposit base as of March 31, 1995. Although the assessment was paid during the three month period ended December 31, 1996, the Bank was required to accrue and expense such cost as of September 30, 1996. In addition, this assessment was not deducted for tax purposes until paid. The expense recorded for the special assessment for the year ending September 30, 1996 was $320,750.

Note 10. Stockholders' Equity

On March 29, 1996, Scotland Bancorp, Inc. completed and closed its stock offering. Gross proceeds from the sale of 1,840,000 shares amounted to $18,400,000 and were reduced by conversion costs of $980,664. The Company paid $7,752,868 for all of the common stock of the Bank, and retained the remaining net proceeds.

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

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 10.          Stockholders' Equity (Continued)

For a period of five years after its conversion from mutual to stock form, Scotland Savings must obtain the written approval from the NC Administrator before declaring or paying a cash dividend to Scotland Bancorp, Inc. on its capital stock in an amount in excess of one-half of the greater of (i) the Bank's net income for the most recent fiscal year end or (ii) the average of the Bank's net income after dividends for the most recent fiscal year-end and not more than two of the immediately preceding fiscal year ends. During 1997, the Bank paid $306,000 in dividends to Scotland Bancorp, Inc. Subsequent to year-end, with the permission of the NC Administrator, the Bank paid $5,481,600 in dividends to the Company to pay off the note payable discussed in Note 7.

Scotland Bancorp, Inc. paid regular cash dividends totaling $0.30 per share and a return of capital dividend of $6.00 per share during the year ended
September 30, 1997.

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

At September 30, 1997, Scotland Savings complied with all capital requirements described above as shown below:

                                                                September 30, 1997 (Bank only)
                                              ---------------------------------------------------------------------
                                                 Leverage           Tier I                              NC
                                                 Ratio of            Risk-            Risk-           Savings
                                                  Tier I           Adjusted           Based             Bank
                                                 Capital            Capital          Capital          Capital
                                              ---------------------------------------------------------------------
 GAAP capital                                 $  18,705,009     $  18,705,009    $  18,705,009    $  18,705,009
 Unrealized gain on securities                     (518,552)         (518,552)        (518,552)        (518,552)
 Allowances for loan losses                               -                 -          248,860          248,860
                                              ---------------------------------------------------------------------
 Regulatory capital                              18,186,457        18,186,457       18,435,317       18,435,317
 Minimum capital requirement                      1,904,130         1,232,836        2,465,673        3,177,593
                                              ---------------------------------------------------------------------
 Excess regulatory capital                    $  16,282,327     $  16,953,621    $  15,969,644    $  15,257,724
                                              =====================================================================

 Total Bank-only assets at
    September 30, 1997                                                                            $  63,551,855
 Average Bank-only assets for the
    quarter ended September 30, 1997          $  63,471,000
 Risk-weighted Bank-only assets at
    September 30, 1997                                          $  30,820,911    $  30,820,911
 Capital as a percentage of assets:
    Actual                                           28.65%            59.01%           59.81%           29.01%
    Required                                          3.00%             4.00%            8.00%            5.00%
                                              ---------------------------------------------------------------------
    Excess                                           25.65%            55.01%           51.81%           24.01%
                                              =====================================================================

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 10.     Stockholders' Equity (Continued)
------------------------------------------------------------------------
Under the FDIC prompt corrective action regulations, a savings institution is considered to be well capitalized if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of Tier 1 capital to risk-weighted assets is at least 6.0%, and its ratio of Tier 1 capital to total average assets is at least 5.0%. The Bank meets all of the above requirements and is considered to be well capitalized under the prompt corrective action regulations.

Note 11.     Employee Retirement Plans

The Bank's pension plan was transferred into The Financial Institutions Retirement Fund during 1997. The Financial Institutions Retirement Fund is a tax-qualified pension trust covering multiple-employers and is administered by the Pentegra Group. Multiple-employer plans do not provide or segregate the acturarial valuations with respect to each employer. Therefore, the components of pension cost charged to expense for 1997 are unavailable.

Pension expense under the Bank's defined benefit plan amounted to $39,600 and $62,720 in 1997 and 1996, respectively. The components of pension cost charged to expense for 1996 consisted of the following:

                                                                                                       1996
                                                                                                -------------------
 Service cost-benefits earned during the period                                                 $           45,594
 Interest cost on projected benefit obligation                                                              40,993
 Actual return on plan assets                                                                             (39,202)
 Amortizations and deferrals                                                                                15,335
                                                                                                -------------------
            Net periodic pension expense                                                        $           62,720
                                                                                                ===================

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 11.   Employee Retirement Plans (Continued)

The following table sets forth the plan's funded status as of September 30, 1996 and the amounts recognized in the statement of financial position at September 30, 1996:


                                                                     1996
                                                                 ------------
Actuarial present value of benefit obligations:
  Vested benefits                                                $    466,889
                                                                 ============
  Accumulated benefits                                           $    503,664
                                                                 ============
  Projected benefits                                             $    672,199
Plan assets at fair value, held in savings deposits
  of the Bank and outside insurance products                          487,951
                                                                 ------------
Projected benefit obligation in excess of plan assets                (184,248)
Transition obligation                                                  20,616
Unrecognized prior service cost                                       100,689
Unrecognized net loss, past experience different
  from that assumed                                                    47,230
                                                                 ------------
Accrued pension cost included in other liabilities               $    (15,713)
                                                                 ------------

The weighted average discount rate and rate of increase in future compensation used in determining the actuarial present value of the projected benefit obligation are 7% and 5%, respectively. The expected long-term rate of return on plan assets at September 30, 1996 was 7%.

In addition, Scotland Savings has a 401(k) retirement plan which contains provisions for specified matching contributions by the Bank. The Bank funds contributions as they accrue and 401(k) plan expense amounted to $2,024 and $7,001 for the years ended September 30, 1997 and 1996, respectively.

Note 12.   Deferred Director's Compensation

The Bank has a deferred compensation plan for certain of its directors under which the directors, or their designated beneficiaries, would be paid specified amounts over a ten-year period in return for the deferral of certain amounts of directors fees over a seven-year period. Three directors participate in the plan. The Bank has purchased life insurance policies with the Bank named as the beneficiary to fund the benefits. Total expense related to the plan amounted to $11,271 and $12,419 for the years ended September 30, 1997 and 1996, respectively. The Bank's accrued liability for plan obligations amounted to $106,057 and $118,161 at September 30, 1997 and 1996, respectively.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 13.   Commitments and Contingencies


The Bank has entered into an employment agreement with a key executive officer to ensure a stable and competent management base. The agreement provides for a three-year term, but upon each anniversary, the agreement may be extended for an additional year so that the remaining term shall always be three years. The agreement provides for benefits as indicated in the contract and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officer's right to receive vested rights, including compensation, for the remaining term of the agreement. In the event of a change in control of the Bank, as defined in the agreement, the agreement will automatically be extended for three years from the date of such change in control and the acquiror will be bound to the terms of the contract for that period.

In addition, the Bank has entered into a special termination agreement with another key employee which provides for severance pay benefits in the event of a change in control of the Bank which results in the termination of such employee or diminished compensation, duties or benefits within two years of a change in control. The employee covered under this agreement is entitled to a cash payment equal to two times his average annual compensation for income tax purposes for the most recent five tax years prior to the change in control. The agreement is effective for a three year period and may be extended annually for an additional year.

The Bank has also adopted a severance plan for the benefit of its employees in the event of a change in control of the Bank which provides for varying severance benefits for employees based on their salaries and length of service with the Bank.

Note 14.   Management Recognition Plan and Stock Option Plan

The Company's stockholders approved the Bank's Management Recognition Plan (the "MRP") and the Company's stock option plan on April 17, 1997. The stock option plan provides for the issuance of up to 184,000 stock options to all officers, directors, and employees in the form of incentive stock options or non-incentive stock options. The exercise price of the stock options may not be less than the fair market value of the Company's common stock at the date of grant. Under the Plan 177,000 of options, which vest at the rate of 25% annually beginning at the date of grant, were all granted on May 13, 1997 and expire on May 13, 2007. As permitted under the generally accepted accounting principles, grants under the plan are accounted for following the provisions of APB Opinion No. 25 and its related interpretations. Accordingly, no compensation cost has been recognized for grants made to date. Had compensation cost been determined based on the fair value method prescribed in FASB Statement No. 123, the pro forma effect on reported net income for the year ended September 30, 1997 would be as follows:


    Net income
      As reported                                 $   1,258,260
      Pro forma                                         926,256
    Earnings per share
      As reported                                          0.74
      Pro forma                                            0.54

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 14.     Management Recognition Plan and Stock Option Plan (Continued)

In determining the fair value of the option grant as prescribed in Statement No. 123, the Black-Scholes option pricing model was used with the following assumptions: a risk-free interest rate of 6.86%, expected lives of 9.33 years, expected volatility of 18.88% and expected dividends of $0.30 per year.

At September 30, 1997, 177,000 options have been granted at an exercise price of $15.625, of which 44,250 options are currently exerciseable. No options have been exercised to date and all options granted are outstanding at September 30, 1997. The MRP reserved for issuance 73,600 shares of common stock to all officers, directors, and employees at the time of the adoption. The Bank issued shares to fund the MRP in May of 1997. The restricted common stock under the MRP vests at the rate of 20% annually beginning at the date of grant. The expense related to the vesting of the MRP totaled $325,833 for the year ended September 30, 1997.

Note 15.   Employee Stock Ownership Plan

The Bank has established an employee stock ownership plan (ESOP) to benefit all qualified employees. The ESOP purchased 147,200 shares of common stock in the open market subsequent to the Conversion with proceeds received from a loan from the Company.

The Company's note receivable is to be repaid based upon 15 annual installments of principal and interest on March 31 of each year through March 31, 2011. Interest is based upon prime, which will be adjusted and paid annually. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the debt. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At September 30, 1997 and 1996, the outstanding balance of the note receivable is $1,708,545 and $1,772,292 and is presented as a reduction of stockholders' equity.

Shares released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Dividends on unallocated shares may be used by the ESOP to repay the debt to the Company and are not reported as dividends in the financial statements. Dividends on allocated or committed to be allocated shares are credited to the accounts of the participants and reported as dividends in the financial statements. Special return of capital dividends on unallocated ESOP shares totaling $834,558 are recorded as unearned compensation, and reported as a separate component of stockholders' equity.

Expense of $82,260 and $33,006 during 1997 and 1996 has been incurred in connection with the ESOP. The expense includes, in addition to the cash contribution necessary to fund the ESOP, $16,519 in 1997 and $1,132 and 1996, which represents the difference between the fair value of the shares which have been released or committed to be released to participants, and the cost of these shares to the ESOP. The Bank has credited this amount to paid-in capital in accordance with the provisions of AICPA Statement of Position 93-6.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 15.   Employee Stock Ownership Plan (Continued)

At September 30, 1997, 8,108 shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $1.7 million at September 30, 1997.

Note 16. Concentration of Credit Risk and Off-Statement of Financial Condition Risk

The Bank originates residential and commercial real estate loans and consumer and commercial loans within its primary lending area of Scotland and Moore counties.

The Bank is a party to financial instruments with off-statement of financial condition risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, the undisbursed portion of construction loans, and unused portions of equity lines of credit. Those instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the statement of financial condition. Commitments to extend credit (which were principally variable rate commitments) amounted to approximately $214,000 and $621,000 at September 30, 1997 and 1996, respectively. The undisbursed portion of construction loans amounted to $614,230 and $1,533,995 and the unused portion of equity lines of credit totaled approximately $2,989,000 and $2,815,000 at September 30, 1997 and 1996, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may expire without being drawn upon, the total commitment amounts above do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained depends upon management's credit evaluation of the customer. Collateral held varies, but may include residential real estate, equipment, autos and income-producing commercial real estate.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-statement of financial condition instruments.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 17.   Fair Value of Financial Instruments

The following table reflects a comparison of carrying amounts and the fair values of the financial instruments as of September 30, 1997 and 1996:


                                                    1997                            1996
                                         Carrying          Fair           Carrying           Fair
                                          Amount          Value            Amount           Value
                                      --------------------------------------------------------------
Financial assets:
  Cash and cash equivalents           $   3,558,248   $   3,558,248   $    5,005,923   $   5,005,923
  Federal funds sold                      3,200,000       3,200,000          100,000         100,000
  Securities held to maturity               500,000         494,060        2,502,326       2,493,515
  Securities available for sale           8,460,850       8,460,850       13,465,261      13,465,261
  Nonmarketable equity securities           599,400         599,400          599,400         599,400
  Loans receivable                       46,463,348      46,531,442       45,078,860      45,051,588
  Mortgage-backed securities                418,657         481,325          545,290         616,580
  Accrued interest receivable               210,759         210,759          352,284         352,284
Financial liabilities:
  Savings deposits                       43,139,724      43,373,536       42,409,568      42,531,568
  Note payable                            5,500,000       5,500,000              -               -


The fair values utilized in the table were derived using the information described below for the group of instruments listed. It should be noted that the fair values disclosed in this table do not represent market values of all assets and liabilities of the Company and, thus, should not be interpreted to represent the market or liquidation value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash, cash equivalents and federal funds sold: The carrying amounts for cash,
---------------------------------------------
cash equivalents and federal funds approximate their fair values.

Investment and mortgage-backed securities: Fair values for securities are based
-----------------------------------------
on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of similar securities.

Nonmarketable equity securities: The fair value of the nonmarketable equity
-------------------------------
securities is the stated value by the FHLB and the cost of CSC stock.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 17.   Fair Value of Financial Instruments (Continued)

Loans receivable: The fair value of fixed rate loans is estimated by discounting
----------------
the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of variable rate loans approximates their carrying value as these loans reprice frequently.

Accrued interest receivable: The fair value of accrued interest receivable is
---------------------------
the amount receivable on demand at the statement of financial condition date.

Savings deposits: The fair value of demand deposits, savings accounts and
----------------
certain money market deposits is the amount payable on demand at the statement of financial condition date. The fair value of fixed maturity certificates of deposit are estimated based upon the discounted value of contractual cash flows using rates currently offered for deposits with similar remaining maturities.

Note payable: The fair value of the note payable approximates its carrying
------------
amount due to its short term nature.

Off-statement of financial condition instruments: Fair values for the Bank's
------------------------------------------------
off-statement of financial condition instruments (loan commitments) are based on fees currently charged for similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings. The fair value for such commitments is nominal.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 18.   Parent Company Financial Data

The following is a summary of the condensed financial statements of Scotland Bancorp, Inc. as of and for the periods ended September 30, 1997 and 1996:

                            Condensed Balance Sheets

                           September 30, 1997 and 1996


                                                                            1997               1996
                                                                       --------------------------------
Assets:
  Cash                                                                 $  2,110,284        $  4,157,420
  Securities available for sale                                                  -            3,708,652
  Investment in Scotland Savings Bank                                    17,880,843          16,851,668
  Accrued interest receivable                                                73,204             140,414
  Prepaids and other assets                                                 146,584              82,537
  Deferred income taxes                                                          -                1,594
                                                                       --------------------------------
                                                                       $ 20,210,915        $ 24,942,285
                                                                       ================================
Liabilities and Stockholders' Equity:
  Liabilities:
    Note payable                                                       $  5,500,000        $         -
    Accrued dividends payable                                               143,520             138,000
    Other accrued expenses                                                    5,469               2,566
    Income taxes payable                                                         -               10,446
    Deferred income taxes                                                     1,164                  -
                                                                       --------------------------------
                                                                          5,650,153             151,012
                                                                       --------------------------------
Stockholders' Equity:
    Additional paid-in capital                                           16,506,442          25,986,966
    Note receivable ESOP                                                 (1,708,545)         (1,772,292)
    Deferred management recognition  plan                                  (824,167)                 -
    Unearned compensation                                                  (834,558)                 -
    Unrealized gain on available for sale securities, net of tax            518,552             411,135
    Retained earnings                                                       903,038             165,464
                                                                       --------------------------------
                                                                         14,560,762          24,791,273
                                                                       --------------------------------
                                                                       $ 20,210,915        $ 24,942,285
                                                                       ================================

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 18.   Parent Company Financial Data (Continued)


                         Condensed Statements of Income
      Year Ended September 30, 1997 and the period from March 29, 1996 to
                               September 30, 1996


                                                    1997              1996
                                                ------------------------------
Interest income                                 $   587,304        $   281,982
Equity in earnings of Scotland Savings Bank         888,500            251,941
Miscellaneous expense                              (114,043)           (22,150)
Income taxes                                       (103,501)           (91,946)
                                                ------------------------------
                                                $ 1,258,260        $   419,827
                                                ==============================

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 18.   Parent Company Financial Data (Continued)

                      Condensed Statements of Cash Flows
     Year Ended September 30, 1997 and the period from March 29, 1996 to
                              September 30, 1996


                                                                            1997               1996
                                                                       --------------------------------
Cash Flows from Operating Activities:
  Net income                                                           $  1,258,260        $    419,827
  Equity in earnings of Scotland Savings Bank                              (888,500)           (251,941)
  Other                                                                       1,164               2,186
  Gain on the sale of securities available for sale                          (6,779)                 -
  Change in assets and liabilities:
    (Increase) decrease in other assets                                       2,813            (212,168)
    Increase (decrease) in accrued income taxes                             (10,446)             10,446
    Increase in other accrued expenses                                        2,902               2,566
                                                                       --------------------------------
      Net cash provided by (used in) operating activities                   359,414             (29,084)
                                                                       --------------------------------
Cash Flows from Investing Activities:
  Purchase of investment securities available for sale                   (6,000,000)         (3,715,528)
  Proceeds from sale of investment securities available for sale          9,720,120                  -
  Upstream dividend from Scotland Savings Bank                              306,000             135,000
  Initial investment in Scotland Savings Bank                                    -           (7,752,868)
  Loan to ESOP for purchase of common stock                                      -           (1,772,292)
  Principal payment received on note receivable from ESOP                    63,747                  -
                                                                       --------------------------------
      Net cash provided by (used in) investing activities                 4,089,867         (13,105,688)
                                                                       --------------------------------
Cash Flows from Financing  Activities:
  Proceeds from borrowings on note payable                                5,500,000                  -
  Common stock proceeds received from the Conversion                             -           17,419,336
  Payment of dividends                                                     (514,817)           (127,144)
  Return of capital dividends                                           (11,481,600)                 -
                                                                       --------------------------------
      Net cash provided by (used in) financing activities                (6,496,417)         17,292,192
                                                                       --------------------------------
Net increase (decrease) in cash                                          (2,047,136)          4,157,420
Cash, beginning                                                           4,157,420                  -
                                                                       --------------------------------
Cash, ending                                                           $  2,110,284        $  4,157,420
                                                                       ================================
Supplemental Disclosure of Noncash Financing Activities:
  Dividends accrued                                                    $    133,088        $    127,219
Supplemental Disclosure of Noncash Investing Activities:
  Change in unrealized gain on securities available for sale                  4,689               4,689

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 19.   Future Reporting Requirements


The FASB has issued SFAS No. 128, Earnings Per Share, which the Company has not been required to adopt as of September 30, 1997. The Statement, which will be effective for the Company's interim period ending after December 15, 1997, specifies the computation, presentation and disclosure requirements for earnings per share. The Bank does not anticipate the effect of adoption of SFAS No. 128 to significantly impact earnings per share presentation.

The FASB has issued SFAS No. 130, Reporting Comprehensive Income, which the Company has not been required to adopt as of September 30, 1997. The Statement, which is effective for fiscal years beginning after December 15, 1997, establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

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


James E. Milligan              Clifton P. Buie          James S. Mitchener, Jr.
Retired Newspaper            VP of Manufacturing,           Retired Surgeon
   Publisher                  Charles Craft, Inc.


E. S. Hill, Jr.                 John W. Hudson             James T. Willis
General Manager,             Retired Plant Manager,   VP of Adams & Willis, Inc.
  Eaton Corp.                     LOF Glass              GM of Firestone Store


   Stock Transfer Agent                                 Annual Meeting
Registrar and Transfer Company          The 1998 annual meeting of stockholders
    10 Commerce Drive                   Scotland Bancorp, Inc. will be held at
   Cranford, NJ  07016                  4:00 p.m. on January 15, 1998 at the
                                        Company's corporate office at 505 South
                                        Main Street, Laurinburg, NC.

 Special Legal Counsel
Brooks, Pierce, McLendon,                            Form 10-KSB
 Humphrey & Leonard, LLP                A copy of Form 10-KSB as filed with the
 2000 Renaissance Plaza                 Securities and Exchange Commission will
  230 North Elm Street                  be furnished without charge to the
 Greensboro, NC  27420                  Company's stockholders upon written
                                        request to Scotland Bancorp, Inc., P.O.
                                        Box 1468, Laurinburg, NC 28301.


  Independent Auditors
McGladrey & Pullen, LLP                            Corporate Office
6805 Morrison Boulevard                         505 South Main Street
  Charlotte, NC 28211                            Laurinburg, NC 28301


                           Common Stock Information

There are 1,913,600 shares of common stock outstanding which were held by approximately 488 stockholders of record (excluding shares held in street name) on September 30, 1997. The Company's common stock is quoted on the American Stock Exchange under the symbol "SSB." The following table reflects the stock trading and dividend payment frequency of the Company for the years ended September 30, 1997 and 1996.



                            Dividends                Stock Price
                       Regular     Special        High          Low
                     --------------------------------------------------
1997:
First Quarter        $    0.075   $   -       $    14.375   $    12.750
Second Quarter            0.075       -            16.750        14.250
Third  Quarter            0.075       -            16.375        14.750
Fourth Quarter            0.075       6.00         19.250        12.500


1996:
First Quarter        $      -     $   -       $       -     $       -
Second Quarter              -         -               -             -
Third  Quarter            0.075       -            12.375        11.625
Fourth Quarter            0.075       -            13.875        11.875