Form 10KSB, Exhibit 13
period 1998-09-30
SCOTLAND BANCORP INC
filed 1998-12-18
CIK 1004521

                               Table of Contents

                                                                                                Page
------------------------------------------------------------------------------------------------------
Selected Consolidated Financial Data                                                             1 - 2
Management's Discussion and Analysis                                                            4 - 14
Independent Auditor's Report                                                                        15
Consolidated Financial Statements:
 Statements of financial condition at September 30, 1998 and 1997                                   16
 Statements of income for the years ended September 30, 1998 and 1997                               17
 Statements of stockholders' equity for the years ended September 30, 1998 and 1997            18 - 19
 Statements of cash flows for the years ended September 30, 1998 and 1997                      20 - 21
Notes to Consolidated Financial Statements                                                     22 - 45
Corporate Information                                                                          46 - 47











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

                     SCOTLAND BANCORP, INC. AND SUBSIDIARY
                     SELECTED CONSOLIDATED FINANCIAL DATA

                                                                              September 30,
                                     -------------------------------------------------------------------------------------
                                                1998             1997             1996             1995             1994
                                     -------------------------------------------------------------------------------------
                                                          (Dollars In Thousands, Except Per Share Data)
Financial Condition Data:
 Total assets                          $       60,730   $       64,399   $       68,622   $       57,718     $      57,715
 Investments securities (1)                    16,137           16,110           21,464           14,525            19,273
 Loans receivable, net                         42,485           46,463           45,079           41,204            36,661
 Deposits                                      44,271           43,140           42,410           48,203            48,995
 Stockholders' equity (2)                      15,337           14,561           24,791            8,580             7,761
 Book value per share                            8.01             7.61            13.47             -                 -

                                                                    Years Ended September 30,
                                     -------------------------------------------------------------------------------------
                                                 1998             1997             1996             1995              1994
                                     -------------------------------------------------------------------------------------
                                                          (Dollars in Thousands, Except Per Share Data)
Operating Data:
 Interest and dividend income          $        4,564   $        5,171   $        4,870   $        4,313   $         3,889
 Interest expense                               2,122            1,983            2,209            2,144             1,753
                                     -------------------------------------------------------------------------------------
 Net interest income                            2,442            3,188            2,661            2,169             2,136
 Provision for loan losses                          6               24               25               11                20
 Noninterest income                                74              306               80               73                71
 Noninterest expense                            1,676            1,680            1,549            1,158             1,263
                                     -------------------------------------------------------------------------------------
 Income before income taxes                       834            1,790            1,167            1,073               924
 Income tax expense                               305              532              409              352               292
                                     -------------------------------------------------------------------------------------
 Net income                            $          529   $        1,258   $          758   $          721   $           632
                                     =====================================================================================
 Basic earnings per share (2)(3)       $         0.32   $         0.74   $         0.25   $            -    $          -
 Diluted earnings per share (2)(3)               0.32             0.73             0.25                -               -
 Dividends per share (2)                         0.20             6.30             0.15                -               -
 Dividend payment ratio (2)(6)                  62.50%          851.35%           60.00%               -               -

                                  (Continued)

                                                                        Years Ended September 30,
                                        -----------------------------------------------------------------------------------------
                                                 1998             1997             1996             1995              1994
                                        -----------------------------------------------------------------------------------------
                                                          (Dollars in Thousands, Except Per Share Data)
Selected Other Data:
 Return on average assets                        0.86%            1.84%            1.18%            1.25%             1.13%
 Return on average equity                        3.52%            5.14%            4.31%            8.52%             8.49%
 Average equity to average assets               24.41%           35.80%           27.38%           14.67%            13.31%
 Interest rate spread                            2.89%            3.05%            2.84%            3.27%             3.50%
 Net interest margin                             4.07%            4.75%            4.15%            3.87%             3.94%
 Efficiency ratio (5)                           66.62%           48.08%           56.51%           51.65%            57.23%
 Allowance for loan losses to
   nonperforming loans (4)                     910.71%          830.00%          714.97%            0.00%             0.00%
 Nonperforming loans to total loans              0.06%            0.06%            0.07%            0.00%             0.00%

(1) Includes interest-earning deposits, federal funds sold, investment securities and mortgage-backed securities.

(2) On March 29, 1996, Scotland Savings converted from a state chartered mutual savings bank to a state chartered stock savings bank and became a wholly owned subsidiary of Scotland Bancorp, Inc. The Bank issued regular cash dividends per share totaling $0.20, $0.30, and $0.15 for the years ended September 30, 1998, 1997, and 1996, respectively. The Bank also issued a return of capital dividend of $6.00 per share during the year ended September 30, 1997.

(3) Earnings per share has been calculated in accordance with the Statement of Financial Accounting Standards No. 128, "Earnings Per Share", and is based on net income for the year, divided by the weighted average number of shares outstanding for the year. In accordance with the AICPA's SOP 93-6, unallocated ESOP shares were deducted from outstanding shares used in the computation of earnings per share. Diluted earnings per share includes the effect of dilutive common stock equivalents in the weighted average number of shares outstanding.

(4) Nonperforming loans include mortgage loans and consumer/commercial loans 90 days or more delinquent.

(5) The efficiency ratio represents noninterest expense as a percentage of the sum of net interest income and noninterest income.

(6) The dividend payment ratio represents dividends per share as a percent of earnings per share. Dividends per share include a $6.00 per share return of capital dividend during the year ended September 30, 1997.

                     SCOTLAND BANCORP, INC. AND SUBSIDIARY

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

The following discussion and analysis is intended to assist readers in understanding the results of operations in 1998 and 1997, and changes in financial position for the years ended September 30, 1998 and 1997, respectively. This discussion and analysis is intended to compliment, and should be read in conjunction with the audited consolidated financial statements and related notes appearing elsewhere in this annual report to stockholders.

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

The Company has no operations and conducts no business of its own other than owning Scotland Savings, investing its portion of the net proceeds received in the Conversion, and lending funds to the Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make loans secured by real estate and other forms of collateral located in the Bank's primary market area of Scotland and Moore counties in North Carolina. On September 30, 1998 approximately 99% of the Bank's net loan portfolio was composed of real estate loans.

Scotland Savings' results of operations depend primarily on its net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. The Bank's operations are also affected by noninterest income, such as miscellaneous income from loans, customer deposit account service charges, and other sources of revenue. The Bank's principal operating expenses, aside from interest expense, consist of compensation and associated benefits, federal deposit insurance premiums, occupancy costs, and other general and administrative expenses.

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

                     SCOTLAND BANCORP, INC. AND SUBSIDIARY

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

       COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1998 AND 1997

Total consolidated assets decreased by $3.7 million during 1998, from $64.4 million at September 30, 1997 to $60.7 million at September 30, 1998. The decrease resulted primarily due to the drop in fixed long term interest rates, which caused the loan portfolio to decrease.

Investments, including short term interest-earning deposits, federal funds sold, U.S. Treasury and agency obligations, municipal obligations, and mortgage-backed securities increased by $26,000 during 1998 and totaled $16.1 million at September 30, 1998. During the year ended September 30, 1998, investment securities totaling $5.6 million were sold in order to pay off the note payable described below, $1.5 million of securities were called, $5.8 million of securities were purchased, and the unrealized gain on the securities available for sale portfolio increased by $385,000.

Loans receivable decreased by approximately $4.0 million during 1998 to $42.5 million at September 30, 1998, primarily as a result of the drop in fixed, long-term interest rates. Also, many balloon mortgages were paid off during the year while few balloons were originated. The area of Scotland County, where the majority of the Bank's customers reside, is largely rural though the economy is diversified and generally stable.

Savings deposits increased by approximately $1.1 million during 1998, equating to 2.62% growth, and totaled $44.3 million at September 30, 1998. This increase is comparable to the increase in 1997 of 1.72%. The increase is attributed to our concentration on steady and controlled growth in our deposit base.

The Company repaid the $5.5 million note payable during 1998 which was incurred in September of 1997, thus eliminating the Company's external debt. The $5.5 million in borrowings was incurred to facilitate disbursement of the return of capital dividend (See Note 7 to the consolidated financial statements). During 1998, the Bank obtained no advances from the Federal Home Loan Bank, however, the Bank retains borrowing capacity through the Federal Home Loan Bank of Atlanta.

The Company's return on average assets was 0.86% and 1.84%, and its return on average equity was 3.52% and 5.14%, for 1998 and 1997, respectively.

The Bank is required to meet certain capital requirements as established by the FDIC and the North Carolina Savings Institutions Division. At September 30, 1998 and 1997, the Bank's capital was significantly in excess of regulatory capital requirements (See Note 10 to the consolidated financial statements).

                     SCOTLAND BANCORP, INC AND SUBSIDIARY

                      MANAGMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

               COMPARISON OF OPERATING RESULTS FOR 1998 AND 1997

NET INCOME

Net income for the years ended September 30, 1998 and 1997 was $528,749 and $1,258,260, respectively. As discussed below, the decrease in net income was primarily attributable to a decrease in net interest income due to a lower level of loans receivable and moderate deposit growth.

NET INTEREST INCOME

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net earning balance"). The following table on page 7 sets forth information relating to average balances of the Company's assets and liabilities for the years ended September 30, 1998 and 1997. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earning balance). Nonaccruing loans were included in the computation of average balances.

INTEREST INCOME

Total interest income decreased by $607,266 during 1998, from $5,171,418 in 1997 to $4,564,152 in 1998. The decrease in interest income during 1998 was attributable to a lower level of interest-earning assets, primarily loans receivable as previously discussed. The Bank's overall yield on interest-earning assets decreased slightly during 1998, from 7.70% in 1997 to 7.60% in 1998. Interest-earning assets amounted to $58.6 million at September 30, 1998 as compared to $62.6 million at September 30, 1997. Approximately 97% of the Company's assets were interest-earning at September 30, 1998, and approximately 73% of such interest-earning assets were held in the form of loans receivable.

INTEREST EXPENSE

Total interest expense increased to $2,122,320 in 1998 from $1,982,955 in 1997, an increase of $139,365 or 7.03%. Scotland Saving's cost of funds was 4.71% in 1998 and 4.65% in 1997. Stability in the Bank's cost of funds during 1998 was similar to stability in overall market rates. The Bank's average balance of outstanding deposits increased by approximately $2.4 million during 1998 resulting in an increase in interest expense for the period. Additionally, interest on borrowed funds had an immaterial impact on the increase in interest expense in 1998.

                                                                                        Year Ended September 30,
                                                                  ------------------------------------------------------------

                                                     At                                      1998
                                                                  ------------------------------------------------------------
                                                  September
                                                  30, 1998                                       (Dollars in Thousands)
                                                  Average
                                                   Yield/               Average                                   Average
                                                  Rate (4)              Balance              Interest            Yield/Rate
                                             ------------------   ------------------    -----------------    -----------------
Assets:
Interest-earning assets:
    Interest-bearing deposits                            5.50%  $             7,457   $              412                5.53%
    Investments, at cost (1)                             5.45%                7,232                  399                5.52%
    Mortgage-backed securities                          11.53%                  361                   41               11.36%
    Loans receivable                                     7.93%               44,986                3,712                8.25%
                                                                  ------------------    -----------------    -----------------
Total interest-earning assets                            7.52%               60,036   $            4,564                7.60%
                                                                                        -----------------
Non interest-earning assets                                                   1,514
                                                                  ------------------
            Total                                               $            61,550
                                                                  ==================

Liabilities and retained earnings:
Interest-bearing liabilities:
    Passbook accounts                                    2.93%  $             4,017   $              118                2.94%
    Transaction accounts                                 3.65%               10,106                  327                3.24%
    Certificates of deposit                              5.36%               30,905                1,675                5.42%
    Other                                                   -                    30                    2                6.67%
                                                                  ------------------    -----------------    -----------------
Total interest-bearing liabilities                       4.81%               45,058   $            2,122                4.71%
                                                                                        -----------------
Non interest-bearing liabilities                                              1,467
Equity                                                                       15,025
                                                                  ------------------
            Total                                               $            61,550
                                                                  ==================

Net interest income and interest
    rate spread (2)                                      2.71%                                     2,442                2.89%
                                                                                        =================
Net yield on interest-earning
    assets (3)                                                                                                          4.07%
Ratio of interest-earning assets to
    interest-bearing liabilities                                                                                      133.24%


                                                              Year Ended September 30,
                                            --------------------------------------------------------------

                                                                          1997
                                            --------------------------------------------------------------

                                                              (Dollars in Thousands)

                                                   Average                                   Average
                                                   Balance              Interest            Yield/Rate
                                               -----------------    -----------------    -----------------
Assets:
Interest-earning assets:
    Interest-bearing deposits                $            4,194   $              237                5.65%
    Investments, at cost (1)                             14,587                  934                6.40%
    Mortgage-backed securities                              466                   52               11.16%
    Loans receivable                                     47,890                3,948                8.24%
                                               -----------------    -----------------    -----------------
Total interest-earning assets                            67,137   $            5,171                7.70%
                                                                    -----------------
Non interest-earning assets                               1,415
                                               -----------------
            Total                            $           68,552
                                               =================

Liabilities and retained earnings:
Interest-bearing liabilities:
    Passbook accounts                        $            4,094   $              119                2.91%
    Transaction accounts                                  8,562                  249                2.91%
    Certificates of deposit                              29,952                1,614                5.39%
    Other                                                    15                    1                6.67%
                                               -----------------    -----------------    -----------------
Total interest-bearing liabilities                       42,623   $            1,983                4.65%
                                                                    -----------------
Non interest-bearing liabilities                          1,448
Equity                                                   24,481
                                               -----------------
            Total                            $           68,552
                                               =================

Net interest income and interest
    rate spread (2)                                                            3,188                3.05%
                                                                    =================
Net yield on interest-earning
    assets (3)                                                                                      4.75%
Ratio of interest-earning assets to
    interest-bearing liabilities                                                                  157.51%

(1) Includes investment securities and FHLB of Atlanta stock.

(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(3) Net yield on interest-earning assets represents net interest income divided by average interest-earning assets.

(4) The weighted average rate represents the coupon associated with each asset and liability, weighted by the principle balance associated with each asset and liability.

                     SCOTLAND BANCORP, INC. AND SUBSIDIARY

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

RATE/VOLUME ANALYSIS

The table on page 9 analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. This table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

PROVISION FOR LOAN LOSSES AND ASSET QUALITY

The Bank's provision for loan losses amounted to $6,000 and $24,000 for the years ended September 30, 1998 and 1997, respectively. The provision, which is charged to operations, and the resulting loan loss allowances are amounts Scotland Savings' management believes will be adequate to absorb losses on existing loans that may become uncollectible. Loans are charged-off against the allowance when management believes that collectibility is unlikely. An evaluation to increase the provision and the resulting allowances is based on factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions. Scotland Savings has adopted policies which it believes provides for prudent and adequate levels of loan loss allowances.

The Bank's level of nonperforming loans, defined as loans past due 90 days or more, are relatively insignificant as percentage of total loans outstanding, both historically and at September 30, 1998 and1997. Scotland Savings' charged-off loans amounted to $50 and $492 for the years ended September30,1998 and 1997, respectively.

NONINTEREST INCOME

Noninterest income amounted to $74,569 and $306,272 in 1998 and 1997, respectively. Noninterest income consists primarily of service charges and fees associated with the Bank's loan and savings accounts. The decrease in Scotland Savings' level of noninterest income during 1998 relates mainly to the gain on sale of investments of $240,726 which occurred in 1997 (See Note 2 to the consolidated financial statements).

NONINTEREST EXPENSE

Noninterest expense consists primarily of operating expenses for compensation and associated benefits, occupancy, federal insurance premiums and operating assessments, and data processing charges as well as various administrative expenses. Noninterest expense amounted to $1,676,409 and $1,680,265 in 1998 and 1997, respectively. None of the noninterest expense categories changed significantly during 1998 and 1997.

INCOME TAXES

The Company's effective income tax rate was 36.60% and 29.72% in 1998 and 1997, respectively. The differences in rates were due to changes in the components of permanent tax differences (See Note 8 to the consolidated financial statements).


                                                                                                           Year Ended September 30,
                                                                              1998 vs. 1997
                                             ---------------------------------------------------------------------------------

                                                                   Increase (Decrease) Attributable to

                                             ---------------------------------------------------------------------------------

                                                  Volume                Rate              Rate/Volume              Net
                                             ------------------   ------------------    -----------------    -----------------
Interest income on:
    Interest-bearing deposits                $             184   $               (5)   $             (4)    $            175
    Investments, at cost                                  (471)                (129)                 65                 (535)
    Mortgage-backed securities                             (12)                   1                   -                  (11)
    Loans receivable                                      (239)                   4                  (1)                (236)
                                             -----------------    ------------------    -----------------    -----------------
     Total interest income on
      interest-earning assets                             (538)                (129)                 60                 (607)
                                             -----------------    ------------------    -----------------    -----------------



Interest expense on:
    Passbook accounts                                       (2)                   1                    -                  (1)
    Transaction accounts                                    45                   28                    5                  78
    Certificates of deposit                                 52                    9                    -                  61
    FHLB advances and other                                  1                    -                    -                   1
                                             -----------------    ------------------    -----------------    -----------------
     Total interest expense
     on interest-bearing liabilities                        96                   38                    5                 139
                                             -----------------    ------------------    -----------------    -----------------

Increase (decrease) in net
interest income                              $            (634)   $            (167)    $             55     $          (746)
                                             =================   ==================    =================    =================



                                                                                      1997 vs. 1996
                                                  ----------------------------------------------------------------------------------

                                                                               Increase (Decrease)  Attributable to

                                                  ----------------------------------------------------------------------------------

                                                        Volume                Rate              Rate/Volume              Net
                                                  ------------------   ------------------    -----------------   ------------------
                                             (In Thousands)
Interest income on:
    Interest-bearing deposits                     $             (100)  $                16  $               (5)  $             (89)
    Investments, at cost                                           2                    92                   -                  94
    Mortgage-backed securities                                   (15)                   (1)                  -                 (16)
    Loans receivable                                             425                  (103)                 (9)                313
                                                  ------------------    ------------------   -----------------    ----------------
     Total interest income on
      interest-earning assets                                    312                     4                 (14)                302
                                                  ------------------    ------------------   ------------------   ----------------



Interest expense on:
    Passbook accounts                                            (42)                    1                   -                 (41)
    Transaction accounts                                          42                    11                   2                  55
    Certificates of deposit                                     (133)                  (65)                  4                (194)
    FHLB advances and other                                      (46)                    -                   -                 (46)
                                                  ------------------    ------------------  ------------------    ----------------
     Total interest expense
     on interest-bearing liabilities                            (179)                  (53)                  6                (226)
                                                  ------------------    ------------------  ------------------    ----------------

Increase (decrease) in net
interest income                                   $              491    $               57  $              (20)   $            528
                                                  ==================    ==================  ==================    ================

                     SCOTLAND BANCORP, INC. AND SUBSIDIARY

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

                        CAPITAL RESOURCES AND LIQUIDITY

Scotland Bancorp, Inc. paid regular cash dividends of $0.20 and $0.30 per share during the years ended September 30, 1998 and 1997, respectively. The Company also paid a special return of capital dividend of $6 per share during the last quarter of 1997. Although the Company anticipates that it will continue to declare cash dividends on a regular basis up until the time of the Company's anticipated merger with Centura Banks, Inc. is consummated, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

The objective of the Company's liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities to enhance stockholders' value. More specifically, liquidity ensures that adequate funds are available to meet deposit withdrawals, fund loan commitments, maintain reserve requirements, pay operating expenses, distribute dividends to stockholders, and meet other institutional commitments. Funds are primarily provided through financial resources from operating activities, expansion of the deposit base, the sale or maturity of investments, or the ability to raise equity capital.

During the year ended September 30, 1998, cash and cash equivalents, a significant source of liquidity, increased by approximately $1.2 million. Cash and cash equivalents increased by $1.7 million during 1997. Cash flow resulting from internal operating activities provided increases of $498,654 and $1,173,256 in cash during the years ended September 30, 1998 and 1997, respectively. Also, financing activities have provided sources of funds for asset growth and liquidity. For the years ended September30,1998, and 1997, respectively, deposits increased by $1.1 million and $730,000.

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

Cash provided by operating and financing activities is used to originate new loans to customers, to maintain liquid investment portfolios, and to meet short term liquidity requirements. During 1998 and 1997, loans outstanding decreased by $4.0 million and increased $1.4 million, respectively. During 1998 and 1997, the Company purchased investment securities amounting to $5.8 million and $11.1 million, respectively, and received proceeds from sales or maturities of investment securities amounting to $7.1 million and $18.6 million, respectively.

As a state chartered savings bank, Scotland Savings must meet certain liquidity requirements which are established by the Administrator of the North Carolina Savings Institutions Division. The Bank's liquidity ratio at September 30, 1998, as computed under such regulations, was in excess of such requirements. Given its excess liquidity and its ability to borrow from the Federal Home Loan Bank, the Bank believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, and other cash requirements.

                     SCOTLAND BANCORP, INC. AND SUBSIDIARY

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

                          ASSET/LIABILITY MANAGEMENT

Scotland Savings' asset/liability management, or its management of interest rate risk, is focused primarily on evaluating and managing the Bank's net interest income given various risk criteria. Factors beyond the Bank's control, such as market interest rates and competition, may also have an impact on the Bank's interest income and interest expense.

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

The Bank's "gap" is typically described as the difference between the amounts of such assets and liabilities which reprice within a period of time. In a declining interest rate environment, a negative gap, or a situation where the Bank's interest-bearing liabilities subject to repricing exceed the level of interest-earning assets which will mature or reprice, will have a favorable impact of the Bank's net interest income. Conversely, an increase in general market rates over a sustained period of time will tend to adversely affect Scotland Savings' net interest income. At September 30, 1998, the Bank had a negative gap position.

In order to minimize the potential effects of adverse material and prolonged increases or decreases in market interest rates on the Bank's operations, management has implemented an asset/liability program designed to improve the Bank's interest rate gap. The program emphasizes the origination of adjustable rate loans, and to a lesser extent shorter term construction and consumer loans, all of which are held in the portfolio, the investment of excess cash in short or intermediate term interest earning assets, and the solicitation of transaction deposit accounts which are less sensitive to changes in interest rates and can be repriced rapidly. In addition to shortening the average repricing of its assets, the Bank has sought to be price rate competitive in the marketplace on its maturing certificates of deposit to encourage depositors to reinvest in certificates with the Bank. The Bank has approximately $26.5 million in certificates maturing in 1999 and management believes that substantially all of the maturing certificates will be renewed.

Although the Company's asset/liability management program has generally helped to decrease the exposure of its earnings to interest rate increases, the Company continues to have a negative gap position which will be adversely impacted during prolonged periods of rising interest rates and positively affected during prolonged periods of interest rate declines. Modeling used by the Company indicates that, as of September 30, 1998, its net portfolio value (present value of cash flows from assets, liabilities and off-balance sheet items) could decrease by 29.57% in the event of an instantaneous and permanent 200 basis point increase in market interest rates and could increase by 34.49% in the event of a 200 basis point decrease in market rates. Such modeling also indicates that, as of September 30, 1998, such a 200 basis point increase in market rates would result in a 9% decrease in net interest income and that a 200 basis point decrease in such rates would result in a 6% increase in net interest income.


                    IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and accompanying footnotes have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position

                     SCOTLAND BANCORP, INC. AND SUBSIDIARY

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------


and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of the Company are primarily monetary in nature and changes in interest rates have a greater impact on the Company's performance than do the effects of inflation.

                         FUTURE REPORTING REQUIREMENTS

The FASB has issued SFAS No. 130, "Reporting Comprehensive Income," which the Company has not been required to adopt as of September 30, 1998. The Statement, which is effective for fiscal years beginning after December 15, 1997, establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

The FASB has issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which the Company has not been required to adopt as of September 30, 1998. This Statement, which is effective for fiscal years beginning after December 15, 1997, requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

The FASB has issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which the Company has not been required to adopt as of September 30, 1998. This Statement, which is effective for fiscal years beginning after June 15, 1998, establishes accounting and reporting standards for derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency- denominated forecasted transaction. This Statement is not expected to have a significant impact on the Company.

The FASB has issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," an amendment of FASB Statement No. 65, which the Company has not been required to adopt as of September 30, 1998. Statement No. 65, as amended by FASB Statements No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting

                     SCOTLAND BANCORP, INC. AND SUBSIDIARY

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

mortgage-backed security as a trading security. This Statement further amends Statement No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. This Statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a nonmortgage banking enterprise. This Statement is effective for fiscal years beginning after December 15, 1998, and is not expected to have a significant impact on the Company.

                      RECAPTURE OF TAX BAD DEBT RESERVES

Prior to the enactment of the Small Business Job Protection Act of 1996 (the "1996 Act") on August20,1996, thrift institutions which met certain definitional tests, were permitted to establish tax reserves for bad debts and to deduct annual additions to such reserves in arriving at taxable income. The Bank was permitted to compute the annual bad debt deduction based upon an experience method or a percentage equal to 8.0% of the Bank's taxable income (the "PTI Method") before such bad debt deduction, subject to certain limitations. Under the 1996 Act, the PTI Method was repealed and the Bank will be required to use the experience method for computing its annual bad debt deduction for taxable years beginning on or after October 1, 1996.

The Bank will also have to recapture its tax bad debt reserves which have accumulated since 1987 amounting to approximately $340,000 over a six year period. The tax associated with the recaptured reserves is approximately $126,000. The recapture was scheduled to begin with the Bank's 1997 year, but has been delayed two years as the Bank originated a certain level of residential mortgage loans. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings.

                            IMPACT OF THE YEAR 2000

A lot of attention has been given to the impact that the year 2000 date change will have on businesses, utilities and other organizations that rely on computerized systems to help run their operations. The year 2000 date change can affect any system that uses computer software or computer chips including automated equipment and machinery. For example, many computer programs and computer chips store the calendar year portion of the date as two digits rather than four digits. These software programs and chips record the year 1999 as "99". This approach works until the year 2000 when the "00" may be interpreted as the year 1900 instead of the year 2000. Banks use computer systems to perform financial calculations, transfer funds, record deposits and loan payments, run security systems and vaults and a myriad of other functions. Because banks rely heavily on their computer systems, the Federal Financial Institutions Examination Council ("FFIEC") has placed significant emphasis on the problems surrounding the year 2000 issues and has required financial institutions to document the assessment, testing and corrections made to ready their computer systems and programs for the year 2000 date change. The FFIEC has strict regulations, guidelines, and milestones in place that each FDIC insured financial institution must follow in order to remain operational. The Company's board of directors has remained informed of the Company's position and progress in its year 2000 project.

As previously noted, Scotland Bancorp, Inc. has entered into an agreement to sell the Company to Centura Banks, Inc. Upon completion of the sale, Centura will convert the Company's computer systems to their own, which are anticipated to be year 2000 compliant. However, since the sale is contingent upon

                     SCOTLAND BANCORP, INC. AND SUBSIDIARY

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

shareholder and regulatory approval, Scotland Bancorp, Inc. is going forward with the current year 2000 remediation plan.

The Company's year 2000 project remains on schedule according to the guidelines set forth by the FFIEC. The Company's most critical external exposure to year 2000 system problems is with its data processing provider, Fiserv. Fiserv renovated its systems in June 1998 and is currently testing its remediation efforts. Fiserv plans to have all of its systems year 2000 compliant by December 1998. In addition, the Company has contacted its major customers and vendors to inquire about their progress in addressing the year 2000 problem and does not believe that the problems of such customers and vendors will have a material adverse effect on the Company or its operations. The Company will continue to monitor the progress of these parties in addressing the year 2000 problem as the new millennium approaches. Management estimated the cost to replace the computer hardware and software with year 2000 compliment equipment to be approximately $160,000.

The year 2000 problems can affect the Company's operation in a number of ways but the mission critical issue is maintaining customers' account information including tracking deposits, interest accruals and loan payments. The Company is dependent upon electricity, telephone lines, computer hardware and Fiserv's data processing capability.

The Company is in contact with its electric utility and phone company, and assurances have been given that no major problems exist and that both companies will have all year 2000 problems addressed well before December 31, 1999. If the electric utility is unable to certify that its renovation is completed by June 30, 1999, the Company will acquire portable generators with sufficient capacity to run the system servers and at least one work station in each branch office.

To prevent difficulties in the event there is an unforeseen interruption in either telephone or electrical service when the year changes, the Company will print hard copies of all account information. In addition, the Company will download all account information into programs on the Company's hardware that will allow bank personnel to extract customer information without regard to outside sources.

Fiserv has responded to the Company that renovation of its program is virtually complete. In the event that Fiserv is unable to make the necessary corrections to its programs to accommodate the year 2000, the Company will convert its data to one of the other Fiserv programs that is able to operate in the 2000 environment.

                              SALE OF THE COMPANY

On August 26, 1998 Scotland Bancorp, Inc. and Centura Banks, Inc. announced that Centura will acquire Scotland Bancorp, which is the holding company for Scotland Savings Bank, in a cash transaction. The parties' agreement provides for each share of Scotland Bancorp's common stock to be exchanged for $11.75 in cash.

This transaction is contingent upon receiving approvals from regulatory authorities and from Scotland Bancorp's shareholders. A special meeting of Scotland shareholders is planned after required regulatory approvals are received. It is anticipated that the transaction will be completed in the second quarter of fiscal 1999.

                         INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
Scotland Bancorp, Inc. and Subsidiary
Laurinburg,  North Carolina

We have audited the accompanying consolidated statements of financial condition of Scotland Bancorp, Inc. and subsidiary as of September 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Scotland Bancorp, Inc. and subsidiary as of September 30, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ McGLADREY & PULLEN, LLP

Charlotte, North Carolina
October 23, 1998

SCOTLAND BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
SEPTEMBER 30, 1998 AND 1997

ASSETS                                                                        1998                1997
-----------------------------------------------------------------------------------------------------------
Cash and cash equivalents:
 Interest-bearing deposits                                            $     2,162,224      $      2,931,343
 Noninterest-bearing deposits                                                 767,594               626,905
Federal funds sold                                                          5,000,000             3,200,000
Securities held to maturity (fair value 1998 $0;
 1997 $494,060) (Note 2)                                                            -               500,000
Securities available for sale (Note 2)                                      8,074,324             8,460,850
Nonmarketable equity securities, at cost                                      599,400               599,400
Loans receivable, net (Note 3)                                             42,484,729            46,463,348
Mortgage-backed securities, held to maturity, (fair value 1998
  $341,980; 1997 $481,325) (Note 4)                                           301,097               418,657
Accrued interest receivable on loans                                          169,281               160,821
Accrued interest receivable on investment securities                           38,128                49,938
Office properties and equipment, net (Note 5)                                 755,981               792,359
Income tax refund receivable                                                  145,658                     -
Prepaid expenses and other assets                                             231,464               195,666
                                                                     --------------------------------------
      TOTAL ASSETS                                                    $    60,729,880      $     64,399,287
                                                                     ======================================
-----------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------
Liabilities:
 Savings deposits (Note 6)                                            $    44,270,688      $     43,139,725
 Note payable (Note 7)                                                              -             5,500,000
 Accounts payable and accrued expenses (Note 12)                              276,354               447,422
 Advances from borrowers for taxes and insurance                              129,851               160,229
 Income taxes payable                                                               -                37,383
 Deferred income taxes (Note 8)                                               715,934               553,766
                                                                     --------------------------------------
      TOTAL LIABILITIES                                                    45,392,827            49,838,525
                                                                     --------------------------------------
Commitments and contingencies (Notes 13, 16 and 20)
Stockholders' Equity (Note 10):
 Preferred stock, authorized 5,000,000 shares; none issued                          -                     -
 Common stock, no par value, authorized 20,000,000 shares;
   1,913,600 shares issued                                                          -                     -
 Additional paid-in capital                                                 7,922,762             7,939,945
 Unearned ESOP (Note 15)                                                   (1,602,395)           (1,708,545)
 Unrealized gain on securities available for sale, net of tax                 757,272               518,552
 Deferred management recognition plan  (Note 14)                             (594,167)             (824,167)
 Unearned compensation  (Note 15)                                            (802,458)             (834,558)
 Retained earnings, substantially restricted (Notes 8 and 11)               9,656,039             9,469,535
                                                                     --------------------------------------
      TOTAL STOCKHOLDERS' EQUITY                                           15,337,053            14,560,762
                                                                     --------------------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $    60,729,880      $     64,399,287
                                                                     ======================================

See Notes to Consolidated Financial Statements.

See Notes to Consolidated Financial Statements.


SCOTLAND BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 1998 AND 1997

                                                                             1998                1997
---------------------------------------------------------------------------------------------------------
Interest and dividend income:
 Loans                                                               $     3,712,042     $      3,948,280
 Investment securities                                                       399,173              934,000
 Mortgage-backed securities                                                   41,293               51,846
 Other interest-bearing deposits                                             411,644              237,292
                                                                    -------------------------------------
                                                                           4,564,152            5,171,418
                                                                    -------------------------------------
Interest expense:
 Deposits (Note 6)                                                         2,120,334            1,982,058
 Other borrowings                                                              1,986                  897
                                                                    -------------------------------------
                                                                           2,122,320            1,982,955
                                                                    -------------------------------------
     NET INTEREST INCOME                                                   2,441,832            3,188,463
Provision for loan losses (Note 3)                                             6,000               24,000
                                                                    -------------------------------------
     NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                   2,435,832            3,164,463
                                                                    -------------------------------------
Noninterest income:
 Gain of sale of investments (Note 2)                                              -              240,726
 Service charges and other fees                                               51,208               44,183
 Other                                                                        23,361               21,363
                                                                    -------------------------------------
                                                                              74,569              306,272
                                                                    -------------------------------------
Noninterest expenses:
 Compensation and employee benefits                                        1,079,689            1,103,882
 Occupancy                                                                    86,455               86,990
 Insurance                                                                    38,091               31,661
 Data processing                                                              97,813               94,871
 Furniture and fixture expense                                                31,554               29,660
 Other                                                                       342,807              333,201
                                                                    -------------------------------------
                                                                           1,676,409            1,680,265
                                                                    -------------------------------------
     INCOME BEFORE INCOME TAXES                                              833,992            1,790,470
                                                                    -------------------------------------
Income taxes (Note 8):
 Current                                                                     289,386              487,272
 Deferred                                                                     15,857               44,938
                                                                    -------------------------------------
                                                                             305,243              532,210
                                                                    -------------------------------------
     NET INCOME                                                      $       528,749     $      1,258,260
                                                                    =====================================
Basic earnings per share (Note 9)                                    $          0.32     $           0.74
                                                                    =====================================
Diluted earnings per share (Note 9)                                  $          0.32     $           0.73
                                                                    =====================================
Regular cash dividends per share                                     $          0.20     $           0.30
                                                                    =====================================
Return of capital dividend per share                                 $             -     $           6.00
                                                                    =====================================

See Notes to Consolidated Financial Statements.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 1998 AND 1997

-----------------------------------------------------------------------------------------------------------------

                                                                                                    Deferred
                                                          Additional                                Management
                                                           Paid-in              Unearned            Recognition
                                                           Capital                ESOP                 Plan
-----------------------------------------------------------------------------------------------------------------
Balance, September 30, 1996                          $   17,420,468        $   (1,772,292)          $        -
 Cash dividends                                                -                     -
 Return of capital dividend                             (10,647,042)                 -                       -
 Change in net unrealized gain on
   securities available for sale                               -                     -                       -
 Adoption of deferred management
   recognition plan                                       1,150,000                  -                 (1,150,000)
 Vesting of deferred management
   recognition plan                                            -                     -                    325,833
    ESOP contribution                                        16,519                  -                       -
 Principal payment on note
   receivable from ESOP                                        -                   63,747                    -
 Net income                                                    -                     -                       -
                                                     ------------------------------------------------------------
Balance, September 30, 1997                               7,939,945            (1,708,545)               (824,167)
 Cash dividends                                                -                     -                       -
 Change in net unrealized gain on
   securities available for sale                               -                     -                       -
    Amortization of unearned
   compensation                                                -                     -                       -
    Vesting deferred management
   recognition plan                                            -                     -                    230,000
    ESOP contribution                                       (17,183)                 -                       -
 Principal payment on note
   receivable from ESOP                                        -                  106,150                    -
 Net income                                                    -                     -                       -
                                                     ------------------------------------------------------------
Balance, September 30, 1998                          $    7,922,762        $   (1,602,395)          $    (594,167)
                                                     ============================================================

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------
                         Unrealized
                          Gain on
                        Securities                                Total
       Unearned          Available          Retained          Stockholders'
     Compensation        for Sale           Earnings             Equity
--------------------------------------------------------------------------
$        -           $    411,135      $    8,731,961     $    24,791,272
         -                   -               (520,686)           (520,686)
     (834,558)               -                   -            (11,481,600)

         -                107,417                -                107,417

         -                   -                   -                   -

         -                   -                   -                325,833
         -                   -                   -                 16,519

         -                   -                   -                 63,747
         -                   -              1,258,260           1,258,260
--------------------------------------------------------------------------
     (834,558)            518,552           9,469,535          14,560,762
         -                   -               (342,245)           (342,245)

         -                238,720                -                238,720

       32,100                -                   -                 32,100

         -                   -                   -                230,000
         -                   -                   -                (17,183)

         -                   -                   -                106,150
         -                   -                528,749             528,749
--------------------------------------------------------------------------
$    (802,458)       $    757,272      $    9,656,039     $    15,337,053
==========================================================================

SCOTLAND BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1998 AND 1997

                                                                         1998                  1997
-----------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
 Net income                                                       $          528,749      $       1,258,260
 Adjustments to reconcile net income to net
   cash provided by operating activities:
   Depreciation                                                               44,944                 36,017
   Provision for loan losses                                                   6,000                 24,000
   Net accretion on securities                                                (3,443)                (7,729)
   Amortization of unearned compensation                                      32,100                      -
   Net (gain) loss on sale of securities available for sale                        -               (240,726)
   ESOP contribution                                                         (17,183)                16,519
   Vesting of deferred management recognition plan                           230,000                325,833
   Deferred income taxes                                                      15,857                 44,938
    (Increase) decrease in:
      Accrued interest receivable,
       prepaid expenses and other assets                                     (32,448)                98,606
      Income tax refund receivable                                          (145,658)                     -
    Increase (decrease) in:
      Income taxes payable                                                   (37,383)               (98,707)
      Accounts payable and accrued expenses                                 (122,881)                36,995
      Special SAIF assessment                                                      -               (320,750)
                                                                -------------------------------------------
        NET CASH PROVIDED BY OPERATING ACTIVITIES                            498,654              1,173,256
                                                                -------------------------------------------
Cash Flows From Investing Activities
 Proceeds from maturities of securities held to maturity                     500,000              2,000,000
 Proceeds from maturities of securities available for sale                 1,000,000                600,000
 Proceeds from sales of securities available for sale                      5,600,000             15,968,635
 Purchases of securities available for sale                               (5,825,000)           (11,100,000)
 Principal collected on mortgage-backed securities                           117,560                126,633
 Net (increase) decrease in loans receivable                               3,972,619             (1,408,488)
 Purchases of property and equipment                                          (8,566)                (8,902)
                                                                -------------------------------------------
        NET CASH PROVIDED BY INVESTING ACTIVITIES                          5,356,613              6,177,878
                                                                -------------------------------------------
Cash Flows From Financing Activities
 Net increase in savings accounts                                          1,130,963                730,157
 Increase (decrease) in escrow deposits                                      (30,378)                 3,704
 Proceeds from borrowings on note payable                                          -              5,500,000
 Payment of note payable                                                  (5,500,000)                     -
 Principal payment on note receivable from ESOP                              106,150                 63,747
 Payment of dividends                                                       (390,432)              (514,817)
 Return of capital dividends                                                       -            (11,481,600)
                                                                -------------------------------------------
        NET CASH USED IN FINANCING ACTIVITIES                             (4,683,697)            (5,698,809)
                                                                -------------------------------------------
        NET INCREASE IN CASH AND CASH EQUIVALENTS                          1,171,570              1,652,325
Cash and cash equivalents:
 Beginning                                                                 6,758,248              5,105,923
                                                                -------------------------------------------
 Ending                                                           $        7,929,818      $       6,758,248
                                                                ===========================================

                      (Continued)

SCOTLAND BANCORP, INC. AND SUBSIDIARY

YEARS ENDED SEPTEMBER 30, 1998 AND 1997

                                                                                1998                   1997
-----------------------------------------------------------------------------------------------------------
Cash and cash equivalents:
 Cash and short-term investments                                  $        2,929,818         $    3,558,248
 Federal funds sold                                                        5,000,000              3,200,000
                                                                  -----------------------------------------
                                                                  $        7,929,818         $    6,758,248
                                                                  =========================================
Supplemental Disclosure of Cash Flow Information
 Cash payments for:
   Interest                                                                2,136,409              1,991,907
   Income taxes                                                              472,427                585,979

Supplemental Disclosure of Noncash Investing Activities
 Change in unrealized gain on securities available for sale                  238,720                107,417

Supplemental Disclosure of Noncash Financing Activities
 Dividends accrued                                                            84,901                133,088
 Adoption of deferred management recognition plan                                  -              1,150,000

See Notes to Consolidated Financial Statements.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of business:  Scotland Bancorp, Inc. (the "Company") is a bank holding
------------------
company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and the savings bank holding company laws of North Carolina. The Company owns 100% of the common stock of Scotland Savings Bank ("Scotland Savings" or the "Bank"), which converted to stock form (the "Conversion") on March 29, 1996. The Company has no operations and conducts no business of its own other than owning the Bank, investing its portion of the net proceeds received in the Conversion, and lending funds to the Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion.

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

Basis of financial statement presentation:  The accounting and reporting
-----------------------------------------
policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported revenues and expenses for the period. Actual results could differ from those estimates.

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

Investment securities:   The Bank has investments in debt and equity securities.
----------------------
Debt securities consist primarily of U. S. Treasury Notes, Federal Farm Credit
Notes, Federal Home Loan Bank bonds and state revenue bonds.   Equity securities
consist of Federal Home Loan Mortgage Corporation ("FHLMC") stock.

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

Securities available for sale:   Securities classified as available for sale are
------------------------------
those securities that the Bank intends to hold for an indefinite period of time but, as in the case of debt securities, not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Premiums and discounts are amortized using the interest method over the contractual lives. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in income.

Securities held to maturity:   Securities classified as held to maturity are
----------------------------
those securities for which the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives. Based on the Bank's financial position and liquidity, management believes the Bank has the ability to hold these securities to maturity.

Investment in Federal Home Loan Bank stock:   The Bank, as a member of the
-------------------------------------------
Federal Home Loan Bank ("FHLB") system, is required to maintain an investment in capital stock of the Federal Home Loan Bank in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. No ready market exists for the Federal Home Loan Bank stock, and it has no quoted market value.

Loans receivable:   Loans receivable are stated at unpaid principal balances,
-----------------
less the allowance for loan losses, the undisbursed portion of construction loans, and net deferred loan-origination fees and costs. The Bank's loan portfolio consists principally of mortgage loans collateralized by first trust deeds on single family residences, other residential property, commercial property and land.

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

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impaired loans:  SFAS No. 114 requires that the Bank establish a specific loan
---------------
allowance on an impaired loan if the present value of the future cash flows discounted using the loan's effective interest rate is less than the carrying value of the loan. An impaired loan can also be valued based upon its fair value or the market value of the underlying collateral if the loan is primarily collateral dependent. The Bank assesses for impairment all loans delinquent
more than 90 days.  See Note 3 for a further explanation of the Statement.   No
loans were impaired at September 30, 1998 and 1997, and there is no specific SFAS No. 114 allowance associated with the portfolio.

Interest income:  The Bank recognizes interest income on loans using the
---------------
interest method over the contractual lives of the loans. The Bank does not record interest on loans delinquent 90 days or more unless in the opinion of management, collectibility is assured. If collectibility is not certain, the Bank establishes a reserve for uncollected interest. Interest collected while the loan is in such status is credited to income in the period received. If the loan is brought to a status in which it is no longer delinquent 90 days, the reserve for uncollected interest is reversed and interest income is recognized. The Bank anticipates that it will account for interest on impaired loans in a similar fashion in the future if and when it has impaired loans.

Loan-origination fees and related costs:   Loan fees and certain direct loan
----------------------------------------
origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual lives of the loans, adjusted for actual prepayments.

Real estate acquired in settlement of loans:   Real estate acquired in
--------------------------------------------
settlement of loans is initially recorded at estimated fair value at the date of foreclosure establishing a new cost basis. Subsequent to foreclosure, valuations of the property are periodically performed by management and the real estate is carried at the lower of cost or fair value minus estimated costs to sell. Costs relating to improvement of the property are capitalized, while holding costs of the property are charged to expense in the period incurred.
The Bank has no real estate acquired in settlement of loans at September 30, 1998 and 1997.

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

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Benefit plans:  The Bank has deferred compensation and retirement plan
-------------
agreements for the benefit of three members of the Board of Directors. The plans are unfunded and the liabilities are being accrued over the terms of active service of the directors. The Bank has a defined benefit pension plan covering substantially all of its employees. The Bank's funding policy is to make the maximum annual contribution that is allowable for income tax purposes. The Bank also has an ESOP which covers substantially all of its employees. Contributions to the plan are based upon the amortization requirements of the ESOP's debt to the Company, subject to compensation limitations, and are expensed in accordance with the AICPA's Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans.

Additionally, the Company has implemented a qualified stock option plan authorizing the grant of up to 184,000 stock options to certain officers, directors and employees at the time of the adoption either in the form of incentive stock options or non-incentive stock options. The Bank has also implemented a management recognition plan by reserving 73,600 shares of common stock for issuance to certain officers, directors and employees at the time of adoption.

The Bank has a 401(k) retirement plan available to substantially all employees. The Bank will match certain portions of voluntary contributions by participating employees.

Off-statement of financial condition risk:  The Bank is a party to financial
-----------------------------------------
instruments with off-statement of financial condition risk such as commitments to extend credit and home equity lines of credit. Management assesses the risk related to these instruments for potential losses on an ongoing basis.

Fair value of financial instruments:   The estimated fair values required under
------------------------------------
SFAS No. 107, Disclosures About Fair Value of Financial Instruments, have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates presented for the fair value of the Company's current financial instruments are not necessarily indicative of the amounts the Company could realize in market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair market value amounts.

The fair value estimates presented are based on pertinent information available to management as of September 30, 1998 and 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amount, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 2.  DEBT AND EQUITY  SECURITIES

Debt and equity securities have been classified in the statement of financial condition according to management's intent. The carrying amount of securities and approximate fair values at September 30, 1998 and 1997 were as follows:

                                                                          1998
                                       ------------------------------------------------------------------------
                                                                Gross             Gross
                                            Amortized         Unrealized        Unrealized           Fair
                                               Cost             Gains             Losses            Value
                                       ------------------------------------------------------------------------
Available for sale:
 U. S. Government and federal
   agency securities                     $      1,000,000      $      2,657     $        -         $  1,002,657
 State revenue bonds                            5,828,443             2,500              -            5,830,943
 FHLMC stock                                       24,475         1,216,249              -            1,240,724
                                       ------------------------------------------------------------------------
                                                6,852,918         1,221,406              -            8,074,324
                                       ------------------------------------------------------------------------
Nonmarketable equity securities:
 FHLB stock                                       595,400                 -              -              595,400
 Fiserv stock                                       4,000                 -              -                4,000
                                       ------------------------------------------------------------------------
                                                  599,400                 -              -              599,400
                                       ------------------------------------------------------------------------
                                         $      7,452,318      $  1,221,406     $        -         $  8,673,724
                                       ========================================================================

                                                                      1997
                                    ---------------------------------------------------------------------
                                                            Gross            Gross
                                         Amortized       Unrealized        Unrealized          Fair
                                           Cost             Gains            Losses            Value
                                    ---------------------------------------------------------------------
Held to maturity:
 U. S. Government and federal
   agency securities                  $       500,000     $          -     $     (5,940)     $    494,060
                                    ---------------------------------------------------------------------
Available for sale:
 U. S. Government and federal
   agency securities                        2,500,000                -          (20,470)        2,479,530
 State revenue bonds                        5,100,000                -                -         5,100,000
 FHLMC stock                                   24,475          856,845                -           881,320
                                    ---------------------------------------------------------------------
                                            7,624,475          856,845          (20,470)        8,460,850
                                    ---------------------------------------------------------------------
Nonmarketable equity securities:
 FHLB stock                                   595,400                -                -           595,400
 Fiserv stock                                   4,000                -                -             4,000
                                    ---------------------------------------------------------------------
                                              599,400                -                -           599,400
                                    ---------------------------------------------------------------------
                                      $     8,723,875     $    856,845     $    (26,410)     $  9,554,310
                                    =====================================================================

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 2.   DEBT AND EQUITY SECURITIES (CONTINUED)

The amortized cost and fair value of debt securities available for sale at September 30, 1998 by contractual maturity are shown below. Equity securities are not included in the maturity categories because they do not have contractual maturities.

                                                                               Available for Sale
                                                                    ----------------------------------------
                                                                          Amortized              Fair
                                                                             Cost               Value
                                                                    ----------------------------------------
Due in one year or less                                               $          225,425      $      225,873
Due in one year through five years                                             1,203,018           1,207,727
Due in five years or more                                                      5,400,000           5,400,000
                                                                    ----------------------------------------
                                                                      $        6,828,443      $    6,833,600
                                                                    ========================================


Summarized below is the sales activity in investment securities:

                                                                            Years Ended September 30,
                                                                   ----------------------------------------
                                                                            1998                1997
                                                                   ----------------------------------------
Proceeds from the sale of available for sale securities              $        5,600,000      $   15,968,635
Realized gains                                                                        -            (240,726)
Realized losses                                                                       -                   -
                                                                   ----------------------------------------
Cost of investment securities sold                                   $        5,600,000      $   15,727,909
                                                                   ========================================

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

The change in net unrealized gains and losses shown as a separate component of stockholders' equity for the years ended September 30, 1998 and 1997 is as shown below:

                                                                               1998                1997
                                                                       -------------------------------------
Balance in equity component, beginning                                  $       518,552       $      411,135
 Change in net unrealized gains                                                 385,031              213,443
 Less change in deferred income taxes                                          (146,311)            (106,026)
                                                                       -------------------------------------
Balance in equity component, ending                                     $       757,272       $      518,552
                                                                       =====================================

Investment securities with aggregate cost of $700,000 and estimated fair value of $702,000 are pledged at September 30, 1998 to collateralize certain public deposits.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3. LOANS RECEIVABLE

Loans receivable at September, 1998 and 1997 consist of the following:

                                                                            1998                1997
                                                                   ----------------------------------------
Real estate loans:
 Residential, one-to-four units                                      $       36,423,685  $       41,018,267
 Residential, multifamily                                                     2,513,660           2,052,097
 Nonresidential real estate                                                     755,218             907,451
 Residential construction                                                     1,593,400             634,100
 Line of credit                                                               2,406,102           2,539,817
                                                                   ----------------------------------------
                                                                             43,692,065          47,151,732
Share loans                                                                      49,737              71,058
Automobile                                                                      209,397             119,019
Other                                                                           178,059             201,381
                                                                   ----------------------------------------
                                                                             44,129,258          47,543,190
                                                                   ----------------------------------------
Less:
 Undisbursed portion of loans in process                                      1,192,273             614,230
 Allowance for loan losses                                                      254,810             248,860
 Deferred loan fees                                                             197,446             216,752
                                                                   ----------------------------------------
                                                                              1,644,529           1,079,842
                                                                   ----------------------------------------
                                                                     $       42,484,729  $       46,463,348
                                                                   ========================================

The following summarizes transactions in the Bank's allowance for loan losses:

                                                                            1998                 1997
                                                                   -----------------------------------------
Balance at the beginning of year                                     $          248,860   $          225,352
 Provisions charged to operations                                                 6,000               24,000
 Charge-offs                                                                        (50)                (492)
                                                                   -----------------------------------------
Balance at the end of the year                                       $          254,810   $          248,860
                                                                   =========================================

SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118 Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure, requires that the Bank establish a specific allowance on impaired loans and disclosure of the Bank's method of accounting for interest income on impaired loans. The Bank assesses all loans delinquent more than 90 days for impairment and such loans amounted to approximately $28,000 and $30,000 at September 30, 1998 and 1997, respectively. These loans are collateral dependent and management had determined that the underlying collateral value is in excess of the carrying amount. As a result, the Bank determined that specific allowances on these loans is not required.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 3.  LOANS RECEIVABLE (CONTINUED)


The Bank does not accrue interest on loans past due 90 days or more if in the
opinion of management, collectibility is in doubt.   Such interest is removed
from income through the establishment of a reserve for uncollected interest. At September 30, 1998 a reserve for uncollected interest was not established because management expects that all such interest is fully collectible.


The following summarizes transactions during the years ended September 30, 1998 and 1997 for loans made by the Bank to the Company's officers, directors and their affiliates:


                                                                              1998               1997
                                                                   -----------------------------------------
Principal balances, beginning of year                                $        1,489,027   $        1,459,560
   New loans originated                                                         160,875              224,903
   Principal repayments                                                        (601,284)            (195,436)
                                                                   -----------------------------------------
Principal balances, end of year                                      $        1,048,618   $        1,489,027
                                                                   =========================================

The Bank has pledged its stock in the Federal Home Loan Bank and entered into a security agreement with a blanket floating lien pledging mortgage loans to secure potential borrowings from the Federal Home Loan Bank of Atlanta. Unused borrowing capacity from the Federal Home Loan Bank amounts to approximately $10 million at September 30, 1998. No advances were outstanding at September 30, 1998 or 1997.


NOTE 4.  MORTGAGE-BACKED SECURITIES

Mortgage-backed securities consist of the following at September 30, 1998 and 1997:

                                                                  Gross            Gross
                                                Amortized       Unrealized       Unrealized      Fair
                              September 30        Cost             Gains           Losses        Value
                              ----------------------------------------------------------------------------
GNMA mortgage-backed
 securities
                                  1998  $       301,097  $        40,883  $           -    $       341,980
                                  1997          418,657           62,668              -            481,325

All of the Bank's mortgage-backed securities have been classified as held to maturity at September 30, 1998 and 1997, and there have been no sales during the years ended September 30, 1998 and 1997.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 5.  OFFICE PROPERTIES AND EQUIPMENT


Office properties and equipment consist of the following at September 30, 1998 and 1997:


                                                                            1998                 1997
                                                                   -----------------------------------------
Land                                                                 $          141,406   $          141,406
Office buildings and improvements                                               954,743              954,661
Furniture and fixtures                                                          195,335              306,789
                                                                   -----------------------------------------
                                                                              1,291,484            1,402,856
Accumulated depreciation                                                       (535,503)            (610,497)
                                                                   -----------------------------------------
                                                                     $          755,981   $          792,359
                                                                   =========================================

NOTE 6. SAVINGS DEPOSITS

Savings deposits consist of the following at September 30, 1998 and 1997:

                                                                            1998                 1997
                                                                   -----------------------------------------
Regular savings,  2.93% (2.92% in 1997)                              $        3,866,118   $        4,106,067
MMDA accounts,  4.36% (4.33% in 1997)                                         6,334,998            5,380,543
NOW accounts,  2.03% (2.00% in 1997)                                          2,507,891            2,620,405
Super NOW accounts,  2.25% (2.25% in 1997)                                      313,794              364,073
Noninterest-bearing accounts                                                    678,437              633,056
                                                                   -----------------------------------------
                                                                             13,701,238           13,104,144
                                                                   -----------------------------------------
Certificates of deposit: weighted average rate of 5.36% (5.45% in 1997)
 0.00% to 3.00%                                                                  96,410              139,441
 3.01% to 5.00%                                                               7,951,887            9,277,632
 5.01% to 7.00%                                                              22,487,165           19,958,213
 7.01% to 9.00%                                                                       -              612,218
                                                                   -----------------------------------------
                                                                             30,535,462           29,987,504
                                                                   -----------------------------------------
Accrued interest payable                                                         33,988               48,077
                                                                   -----------------------------------------
                                                                     $       44,270,688   $       43,139,725
                                                                   =========================================
Weighted average cost of savings deposits                                          4.81%                4.74%
                                                                   =========================================

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 6.   SAVINGS DEPOSITS (CONTINUED)


At September 30, 1998, the scheduled maturities of certificates of deposit are as follows:


1999                                                           $  26,489,774
2000                                                               3,855,885
2001                                                                 164,385
2002                                                                  25,418
                                                             ---------------
                                                               $  30,535,462
                                                             ===============

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 at September 30, 1998 is as shown below:

Maturity                                                           Amount
-------------------------------------------------------------------------------
Less than 3 months                                             $   1,334,083
3 to 6 months                                                      1,149,734
6 to 12 months                                                     1,021,887
More than 12 months                                                  301,310
                                                             ---------------
                                                               $   3,807,014
                                                             ===============

Eligible savings accounts are insured up to $100,000 by the SAIF which is administered by the FDIC.


Interest expense on savings deposit accounts for the years ended September 30, 1998 and 1997 is summarized as follows:


                                                      1998         1997
                                                    ------------------------
Regular savings accounts                            $   118,082   $  119,308
MMDA and NOW accounts                                   327,229      248,592
Certificate of deposit accounts                       1,675,023    1,614,158
                                                    ------------------------
                                                    $ 2,120,334  $ 1,982,058
                                                    ========================


NOTE 7.   NOTE PAYABLE

The Company had an unsecured note payable to another bank for $5,500,000 at September 30, 1997 which bears interest at 6.5% (prime minus 2%) and was due in full on October 31, 1997. Maximum borrowings outstanding during the years ended September 30, 1998 and 1997 were $5,500,000.

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

The Bank will also have to recapture its tax bad debt reserves which have accumulated since 1987 and amount to approximately $340,000 over a six year period. The tax associated with the recaptured reserves is approximately $126,000. The recapture was scheduled to begin with the Bank's 1997 year, but has been delayed two years since the Bank originated a required minimum level of residential mortgage loans. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings.

Deferred taxes have been provided for certain increases in the Bank's tax bad debt reserves subsequent to December 31, 1987 in excess of additions to recorded loan loss allowances. At September 30, 1998, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of approximately $1,422,000, the balance at December 31, 1987, for which no deferred taxes have been provided because the Bank does not intend to use these reserves for purposes other than to absorb losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb bad debt losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The approximate amount of unrecognized tax liability associated with these historical additions is $540,000. In the future, if the Bank does not meet the income tax requirements necessary to permit the deduction of an allowance for bad debts, the Bank's effective tax rate would be increased to the maximum percent under existing law.


Deferred income taxes consist of the following components as of September 30, 1998 and 1997:

                                                       1998        1997
                                                    ---------------------
Deferred tax assets:
 Deferred directors retirement expense              $       -  $    2,262
 Excess book pension expense                            4,380      22,673
 Allowance for loan losses                             96,828      94,567
 Deferred management recognition plan                  36,417      36,417
                                                    ---------------------
    Total deferred tax assets                         137,625     155,919
                                                    ---------------------
Deferred tax liabilities:
 Market valuation of investments                      464,134     317,823
 Tax bad debt reserves                                126,375     126,375
 Excess accumulated tax depreciation                  173,425     177,621
 Federal Home Loan Bank stock basis                    83,795      83,795
 Other                                                  5,830       4,071
                                                    ---------------------
    Total deferred tax liabilities                    853,559     709,685
                                                    ---------------------
    Net deferred tax liabilities                    $ 715,934  $  553,766
                                                    =====================

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 8.   INCOME TAXES (CONTINUED)

The Company's effective income tax rate differs from the federal statutory rate of 35% as follows:


                                                          1998         1997
                                                      ------------------------
Statutory federal income tax rate                         35.00 %      35.00 %
  State income taxes, net of federal benefit               4.10         1.80
  Nontaxable municipal interest                           (1.02)       (4.86)
    Other, net                                            (1.48)       (2.22)
                                                      ------------------------
Effective income tax rate                                 36.60 %      29.72 %
                                                      ========================


NOTE 9.   EARNINGS PER SHARE

Earnings per share has been calculated in accordance with Financial Accounting Standards Board Statement No. 128, "Earnings Per Share," and Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." For purposes of this computation, the number of shares of common stock purchased by the Bank's employee stock ownership plan which have not been allocated to participant accounts are not assumed to be outstanding. MRP restricted stock awards and stock options for the year ended September 30, 1998 have not been included in diluted earnings per share since they are anti-dilutive. The following are reconciliations of the amounts used in the per share calculations:


                                          For the Year Ended September 30, 1998
                                        ---------------------------------------
                                          Income         Shares      Per Share
                                        (Numerator)   (Denominator)    Amount
                                        ---------------------------------------
BASIC AND DILUTED EPS
Income available to stockholders          $   528,749    1,676,597     $ 0.32
                                        =======================================

                                          For the Year Ended September 30, 1997
                                        ---------------------------------------
                                          Income         Shares      Per Share
                                        (Numerator)   (Denominator)    Amount
                                        ---------------------------------------
BASIC EPS
Income available to stockholders          $ 1,258,260    1,705,453     $ 0.74
                                                                       ========

EFFECT OF DILUTIVE SECURITIES
MRP restricted stock awards                         -        2,948
Stock options                                       -        9,893
                                        --------------------------
DILUTED EPS
Income available to stockholders          $ 1,258,260    1,718,294     $ 0.73
                                        =======================================

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

Concurrent with the Conversion, the Bank established a liquidation account in an amount equal to its net worth as reflected in its latest statement of financial condition used in its final offering circular. The liquidation account will be maintained for the benefit of eligible deposit account holders and supplemental eligible deposit account holders who continue to maintain their deposit accounts in the Bank after the Conversion. Only in the event of a complete liquidation will eligible deposit account holders and supplemental eligible deposit account holders be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted sub-account balance.

Subject to applicable law, the Board of Directors of Scotland Savings and Scotland Bancorp, Inc. may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Bank to the Company. Subject to regulations promulgated by the NC Administrator, the Bank will not be permitted to pay dividends on its common stock if its stockholders' equity would be reduced below the amount required for the liquidation account or its capital requirement.

For a period of five years after its conversion from mutual to stock form, Scotland Savings must obtain the written approval from the NC Administrator before declaring or paying a cash dividend to Scotland Bancorp, Inc. on its capital stock in an amount in excess of one-half of the greater of (i) the Bank's net income for the most recent fiscal year end or (ii) the average of the Bank's net income after dividends for the most recent fiscal year-end and not more than two of the immediately preceding fiscal year ends. During 1998 and 1997, the Bank paid $335,000 and $306,000, respectively, in regular dividends to Scotland Bancorp, Inc. In 1998, with the permission of the NC Administrator, the Bank paid $5,481,600 in special dividends to the Company to pay off the note payable discussed in Note 7.

Scotland Bancorp, Inc. paid regular cash dividends totaling $0.20 per share and $0.30 per share during the years ended September 30, 1998 and 1997, respectively, and a return of capital dividend of $6.00 per share during 1997.

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


At September 30, 1998 and 1997, Scotland Savings complied with all capital requirements described above as shown below:


                                                             September 30, 1998 (Bank only)
                                     ---------------------------------------------------------------------------
                                           Leverage            Tier I                                  NC
                                           Ratio of             Risk-              Risk-             Savings
                                            Tier I            Adjusted             Based              Bank
                                            Capital            Capital            Capital            Capital
                                     ---------------------------------------------------------------------------
GAAP capital                           $     12,977,896   $     12,977,896   $     12,977,896   $     12,977,896
Unrealized gain on securities                  (757,272)          (757,272)          (757,272)          (757,272)
Allowance for loan losses                             -                  -            254,810            254,810
                                     ---------------------------------------------------------------------------
Regulatory capital                           12,220,624         12,220,624         12,475,434         12,475,434
Minimum capital requirement                   1,809,630          1,442,720          2,885,440          2,952,420
                                     ---------------------------------------------------------------------------
Excess regulatory capital              $     10,410,994   $     10,777,904   $      9,589,994   $      9,523,014
                                     ===========================================================================

Total Bank-only assets at
 September 30, 1998                                                                             $     59,048,393
Average Bank-only assets for the
 quarter ended September 30, 1998      $     60,321,000
Risk-weighted Bank-only assets at
 September 30, 1998                                       $     36,068,000   $     36,068,000
Capital as a percentage of assets:
 Actual                                           20.26%             33.88%             34.59%             21.13%
 Required                                          3.00%              4.00%              8.00%              5.00%
                                     ---------------------------------------------------------------------------
 Excess                                           17.26%             29.88%             26.59%             16.13%
                                     ===========================================================================

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 10.     STOCKHOLDERS' EQUITY (CONTINUED)

                                                             September 30, 1997 (Bank only)
                                     ---------------------------------------------------------------------------
                                           Leverage            Tier I                                  NC
                                           Ratio of             Risk-              Risk-             Savings
                                            Tier I            Adjusted             Based              Bank
                                            Capital            Capital            Capital            Capital
                                     ---------------------------------------------------------------------------
GAAP capital                           $     17,880,843   $     17,880,843         17,880,843   $     17,880,843
Unrealized gain on securities                  (518,552)          (518,552)          (518,552)          (518,552)
Allowance for loan losses                             -                  -            248,860            248,860
                                     ---------------------------------------------------------------------------
Regulatory capital                           17,362,291         17,362,291         17,611,151         17,611,151
Minimum capital requirement                   1,904,130          1,232,836          2,465,673          3,177,593
                                     ---------------------------------------------------------------------------
Excess regulatory capital              $     15,458,161   $     16,129,455   $     15,145,478   $     14,433,558
                                     ===========================================================================

Total Bank-only assets at
 September 30, 1997                                                                             $     63,551,855
Average Bank-only assets for the
 quarter ended September 30, 1997      $     63,471,000
Risk-weighted Bank-only assets at
 September 30, 1997                                       $     30,820,911   $     30,820,911
Capital as a percentage of assets:
 Actual                                           27.35%             56.33%             57.14%             27.71%
 Required                                          3.00%              4.00%              8.00%              5.00%
                                     ---------------------------------------------------------------------------
 Excess                                           24.35%             52.33%             49.14%             22.71%
                                     ===========================================================================

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

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 11.  EMPLOYEE RETIREMENT PLANS

The Bank's pension plan was transferred into The Financial Institutions Retirement Fund during 1997. The Financial Institutions Retirement Fund is a tax-qualified pension trust covering multiple-employers and is administered by the Pentegra Group. Multiple-employer plans do not provide or segregate the actuarial valuations with respect to each employer. Therefore the components of pension cost charged to expense for 1998 and 1997 are unavailable.

Pension expense under the Bank's defined benefit plan amounted to $97,100 and $39,600 in 1998 and 1997, respectively.

In addition, Scotland Savings has a 401(k) retirement plan which contains provisions for specified matching contributions by the Bank. The Bank funds contributions as they accrue and 401(k) plan expense amounted to $0 and $2,024 for the years ended September 30, 1998 and 1997, respectively.

NOTE 12.  DEFERRED DIRECTOR'S COMPENSATION


The Bank has a deferred compensation plan for certain of its directors under which the directors, or their designated beneficiaries, would be paid specified amounts over a ten-year period in return for the deferral of certain amounts of directors fees over a seven-year period. Three directors participate in the plan. The Bank has purchased life insurance policies with the Bank named as the beneficiary to fund the benefits. Total expense related to the plan amounted to $10,004 and $11,271 for the years ended September 30, 1998 and 1997, respectively. The Bank's accrued liability for plan obligations amounted to $92,685 and $106,057 at September 30, 1998 and 1997, respectively.

NOTE 13.  COMMITMENTS AND CONTINGENCIES


The Bank has entered into an employment agreement with a key executive officer to ensure a stable and competent management base. The agreement provides for a three-year term, but upon each anniversary, the agreement may be extended for an additional year so that the remaining term shall always be three years. The agreement provides for benefits as defined in the contract and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officer's right to receive vested rights, including compensation, for the remaining term of the agreement. In the event of a change in control of the Bank, as defined in the agreement, the agreement will automatically be extended for three years from the date of such change in control and the acquirer will be bound to the terms of the contract for that period.

In addition, the Bank has entered into a special termination agreement with another key employee which provides for severance pay benefits in the event of a change in control of the Bank which results in the termination of such employee or diminished compensation, duties or benefits within two years of a change in control. The employee covered under this agreement is entitled to a cash payment equal to two times his average base amount of compensation, as defined by Internal Revenue Service Code Section 280G(b)(3), for the most recent five tax years prior to the change in control. The agreement is effective for a three year period and may be extended annually for an additional year.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 13.     COMMITMENT AND CONTINGENCIES (CONTINUED)

The Bank has also adopted a severance plan for the benefit of its employees in the event of a change in control of the Bank which provides for varying severance benefits for employees based on their salaries and length of service with the Bank.

NOTE 14.  MANAGEMENT RECOGNITION PLAN AND STOCK OPTION PLAN

The Company's stockholders approved the Bank's Management Recognition Plan (the "MRP") and the Company's stock option plan on April 17, 1997. The stock option plan provides for issuance of up to 184,000 stock options to certain officers, directors, and employees either in the form of incentive stock options or non-incentive stock options. The exercise price of the stock options may not be less than the fair value of the Company's common stock at date of grant. Under the Plan, 177,000 of the options, which vest at the rate of 25% annually beginning at the date of grant, were all granted on May 13, 1997 and expire on May 13, 2007. The MRP stock awards and the stock options become fully vested if the employee is terminated after a greater than 50% change in control of the Company. As permitted under the generally accepted accounting principles, grants under the stock option plan are accounted for following the provisions of APB Opinion No. 25 and its related interpretations. Accordingly, no compensation cost has been recognized for stock option grants made to date. Had compensation cost been determined based on the fair value method prescribed in FASB Statement No. 123, the pro forma effect on reported net income and earnings per share for the years ended September 30, 1998 and 1997 would be as follows:

                                                                                1998              1997
                                                                      -----------------------------------------
Net income
     As reported                                                        $        528,748    $      1,258,260
     Pro forma                                                                   296,866             926,256
Basic earnings per share
     As reported                                                                    0.32                0.74
     Pro forma                                                                      0.18                0.54
Diluted earnings per share
     As reported                                                                    0.32                0.73
     Pro forma                                                                      0.18                0.54

In determining the fair value of the option grant as prescribed in Statement No. 123, the Black-Scholes option pricing model was used with the following assumptions: a risk-free interest rate of 6.86%, expected lives of 10 years, expected volatility of 18.88% and expected dividends of $.30 per year.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 14.     MANAGEMENT RECOGNITION PLAN AND STOCK OPTION PLAN (CONTINUED)

At September 30, 1998, 177,000 options have been granted at an exercise price of $10.50, as adjusted for the return of capital dividend, of which 88,500 options are currently exercisable. No options have been exercised to date and all options granted are outstanding at September 30, 1998.

The MRP reserved for issuance 73,600 shares of common stock to certain officers, directors, and employees at the time of the adoption. The Bank issued shares to fund the MRP in May of 1997. The restricted common stock under the MRP vests at the rate of 20% annually beginning at the date of grant. The expense relating to the vesting of the MRP totaled $230,000 and $325,833 for the years ended September 30, 1998 and 1997, respectively.

NOTE 15.  EMPLOYEE STOCK OWNERSHIP PLAN

The Bank has established an employee stock ownership plan ("ESOP") to benefit all qualified employees. The ESOP purchased 233,492 shares of common stock in the open market subsequent to the Conversion with proceeds received from a loan from the Company and from dividends paid to the ESOP.

The Company's note receivable is to be repaid based upon 15 annual installments of principal and interest on March 31 of each year through March 31, 2011. Interest is based upon prime, which will be adjusted and paid annually. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the debt. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At September 30, 1998 and 1997, the outstanding balance of the note receivable is $1,602,395 and $1,708,545 and is presented as a reduction of stockholders' equity.

Shares released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions. All ESOP shares would also become fully vested to the participants upon a greater than 50% change in ownership of the Company.

Dividends on unallocated shares may be used by the ESOP to repay the debt to the Company and are not reported as dividends in the financial statements.
Dividends on allocated or committed to be allocated shares are credited to the accounts of the participants and reported as dividends in the financial statements. Special return of capital dividends paid on 139,093 unallocated ESOP shares totaled $834,558 on September 30, 1997 and are being amortized as compensation expense in subsequent periods as ESOP shares are released to the participants.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 15.     EMPLOYEE STOCK OWNERSHIP PLAN (CONTINUED)

Expense of $96,059 and $82,260 during 1998 and 1997 has been incurred in connection with the ESOP. The expense includes, in addition to the cash contribution necessary to fund the ESOP, ($17,183) in 1998 and $16,519 in 1997, which represents the difference between the fair value of the shares which have been released or committed to be released to participants, and the cost of these shares to the ESOP. The Bank has credited (debited) this amount to paid-in capital in accordance with the provisions of AICPA Statement of Position 93-6.

At September 30, 1998, 17,884 shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $2.4 million at September 30, 1998.

NOTE 16.  CONCENTRATION OF CREDIT RISK AND OFF-STATEMENT OF FINANCIAL CONDITION

The Bank originates residential and commercial real estate loans and consumer and commercial loans within its primary lending area of Scotland and Moore counties.

The Bank is a party to financial instruments with off-statement of financial condition risk in the normal courseof business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, the undisbursed portion of construction loans, and unused portions of equity lines of credit. Those instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the balance sheet. Commitments to extend credit (which were principally variable rate commitments) amounted to approximately $134,000 and $214,000 at September 30, 1998 and 1997, respectively. The undisbursed portion of construction loans amounted to $1,192,273 and $614,230 and the unused portion of equity lines of credit totaled approximately $3,062,000 and $2,989,000 at September 30, 1998 and 1997, respectively.

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

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 17.   FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table reflects a comparison of carrying amounts and the fair values of the financial instruments as of September 30, 1998 and 1997:

                                                     1998                               1997
                                         Carrying              Fair         Carrying            Fair
                                          Amount              Value          Amount            Value
                                  --------------------------------------------------------------------
Financial assets:
 Cash and cash equivalents          $     2,929,818  $     2,929,818  $     3,558,248  $     3,558,248
 Federal funds sold                       5,000,000        5,000,000        3,200,000        3,200,000
 Securities held to maturity                      -                -          500,000          494,060
 Securities available for sale            8,074,324        8,074,324        8,460,850        8,460,850
 Nonmarketable equity securities            599,400          599,400          599,400          599,400
 Loans receivable                        42,484,729       43,316,387       46,463,348       46,531,442
 Mortgage-backed securities                 301,097          341,980          418,657          481,325
 Accrued interest receivable                207,409          207,409          210,759          210,759
Financial liabilities:
 Savings deposits                        44,270,688       43,912,820       43,139,724       43,373,536
 Note payable                                     -                -        5,500,000        5,500,000


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

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash, cash equivalents and federal funds sold:   The carrying amounts for cash,
----------------------------------------------
cash equivalents and federal funds sold approximate their fair values.

Nonmarketable equity securities:  The fair value of nonmarketable equity
--------------------------------
securities is the stated value by the FHLB and the cost of Fiserv stock.

Investment and mortgage-backed securities:   Fair values for securities are
------------------------------------------
based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of similar securities.

Loans receivable:   The fair value of fixed rate loans is estimated by
-----------------
discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of variable rate loans approximates their carrying value as these loans reprice frequently.

Accrued interest receivable:   The fair value of accrued interest is the amount
----------------------------
receivable on demand at the statement of financial condition date.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 17.     FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Savings deposits:   The fair value of demand deposits, savings accounts and
-----------------
certain money market deposits is the amount payable on demand at the statement of financial condition date. The fair value of fixed maturity certificates of deposit are estimated based upon the discounted value of contractual cash flows using rates currently offered for deposits with similar remaining maturities.

Note payable:  The fair value of the note payable approximates its carrying
-------------
amount due to its short-term nature.

Off-statement of financial condition instruments:   Fair values for the Bank's
-------------------------------------------------
off-statement of financial condition instruments (loan commitments) are based on fees currently charged for similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings. The fair value for such commitments is nominal.

NOTE 18.     PARENT COMPANY FINANCIAL DATA

The following is a summary of the condensed financial statements of Scotland Bancorp, Inc. as of and for the years ended September 30, 1998 and 1997:

                           CONDENSED BALANCE SHEETS
                          SEPTEMBER 30, 1998 AND 1997

                                                                            1998               1997
                                                                     ----------------------------------
Assets:
 Cash                                                                $     2,168,725   $      2,110,284
 Investment in Scotland Savings Bank                                      12,977,896         17,880,843
 Accrued interest receivable                                                  66,112             73,204
 Prepaids and other assets                                                   225,191            146,584
                                                                   ------------------------------------
                                                                     $    15,437,924   $     20,210,915
                                                                   ====================================
Liabilities and Stockholders' Equity:
 Liabilities:
   Note payable                                                      $             -   $      5,500,000
   Accrued dividends payable                                                  95,680            143,520
   Other accrued expenses                                                      5,191              5,469
   Deferred income taxes                                                           -              1,164
                                                                   ------------------------------------
                                                                             100,871          5,650,153
                                                                   ------------------------------------
 Stockholders' equity:
   Additional paid-in capital                                             16,489,259         16,506,442
   Note receivable ESOP                                                   (1,602,395)        (1,708,545)
   Deferred management recognition plan                                     (594,167)          (824,167)
   Unearned compensation                                                    (802,458)          (834,558)
   Unrealized gain on securities available for sale, net of tax              757,272            518,552
   Retained earnings                                                       1,089,542            903,038
                                                                   ------------------------------------
                                                                          15,337,053         14,560,762
                                                                   ------------------------------------
                                                                     $    15,437,924   $     20,210,915
                                                                   ====================================

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 18.   PARENT COMPANY FINANCIAL DATA (CONTINUED)

                        CONDENSED STATEMENTS OF INCOME
                    YEARS ENDED SEPTEMBER 30, 1998 AND 1997

                                                                               1998              1997
                                                                   ----------------------------------
Interest income                                                      $      237,979   $       587,304
Equity in earnings of Scotland Savings Bank                                 462,117           888,500
Miscellaneous expense                                                      (140,307)         (114,043)
Income taxes                                                                (31,040)         (103,501)
                                                                   ----------------------------------
    Net income                                                       $      528,749   $     1,258,260
                                                                   ==================================

                      CONDENSED STATEMENTS OF CASH FLOWS
                    YEARS ENDED SEPTEMBER 30, 1998 AND 1997

                                                                        1998              1997
                                                                  -----------------------------------
Cash Flows from Operating Activities:
 Net income                                                         $       528,749   $     1,258,260
 Equity in earnings of Scotland Savings Bank                               (462,117)         (888,500)
 Amortization of unearned compensation                                       32,100              -
 Other                                                                       (1,164)            1,164
 Gain on sale of securities available for sale                                 -               (6,779)
 Change in assets and liabilities:
   (Increase) decrease in other assets                                      (71,167)            2,813
   Decrease in accrued income taxes                                            -              (10,446)
   Increase (decrease) in other accrued expenses                               (278)            2,902
                                                                  -----------------------------------
    Net cash provided by operating activities                                26,123           359,414
                                                                  -----------------------------------
Cash Flows from Investing Activities:
 Purchase of investment securities available for sale                          -           (6,000,000)
 Proceeds from sale of investment securities available for sale                -            9,720,120
 Upstream dividend from Scotland Savings Bank                             5,816,600           306,000
 Principal payment received on note receivable from ESOP                    106,150            63,747
                                                                  -----------------------------------
    Net cash provided by investing activities                             5,922,750         4,089,867
                                                                  -----------------------------------
Cash Flows from Financing Activities:
 Proceeds from borrowing on note payable                                       -            5,500,000
 Payment of note payable                                                 (5,500,000)             -
 Payment of dividends                                                      (390,432)         (514,817)
 Return of capital dividends                                                   -          (11,481,600)
                                                                  -----------------------------------
    Net cash used in financing activities                                (5,890,432)       (6,496,417)
                                                                  -----------------------------------
Net increase (decrease) in cash                                              58,441        (2,047,136)
Cash, beginning                                                           2,110,284         4,157,420
                                                                  -----------------------------------
Cash, ending                                                        $     2,168,725   $     2,110,284
                                                                  ===================================

Supplemental Disclosure of Noncash Financing Activities:
 Dividends accrued                                                  $        84,901   $       133,088
Supplemental Disclosure of Noncash Investing Activities:
 Change in unrealized gain on securities available for sale                    -                4,689

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 19.  FUTURE REPORTING REQUIREMENTS

The FASB has issued SFAS No. 130, "Reporting Comprehensive Income," which the Company has not been required to adopt as of September 30, 1998. The Statement, which is effective for fiscal years beginning after December 15, 1997, establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

The FASB has issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which the Company has not been required to adopt as of September 30, 1998. This Statement, which is effective for fiscal years beginning after December 15, 1997, requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

The FASB has issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which the Company has not been required to adopt as of September 30, 1998. This Statement, which is effective for fiscal years beginning after June 15, 1998, establishes accounting and reporting standards for derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency- denominated forecasted transaction. This Statement is not expected to have a significant impact on the Company.

SCOTLAND BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 19.  FUTURE REPORTING REQUIREMENTS (CONTINUED)

The FASB has issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," an amendment of FASB Statement No. 65, which the Company has not been required to adopt as of September 30, 1998. Statement No. 65, as amended by FASB Statements No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed security as a trading security. This Statement further amends Statement No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. This Statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a nonmortgage banking enterprise. This Statement is effective for fiscal years beginning after December 15, 1998, and is not expected to have a significant impact on the Company.

NOTE 20.  SALE OF THE COMPANY

In August of 1998, Scotland Bancorp, Inc. entered into an agreement to sell the Company to Centura Banks, Inc. in a cash transaction for $11.75 per share of Scotland Bancorp, Inc. stock. The sale is contingent upon regulatory and shareholder approval and is anticipated to be completed during the second quarter of fiscal year 1999.

                             CORPORATE INFORMATION

                              EXECUTIVE OFFICERS:

WILLIAM C. FITZGERALD, III                                                 JOHN B. CLARK
      President and CEO                                             Vice President/Secretary
                                           DIRECTORS:

                                        S.T. SNOWDON, JR.
                                   Chairman; Retired Architect

JAMES E. MILLIGAN                   WILLIAM C. FITZGERALD, III              JOHN B. CLARK
  Vice Chairman;                        President and CEO             Vice President/Secretary
Retired Newspaper Publisher          of Scotland Bancorp, Inc.         of Scotland Bancorp, Inc.


  JAMES W. MASON                        CLIFTON P. BUIE                JAMES S. MITCHENER, JR.
 Retired Attorney                     VP of Manufacturing,                 Retired Surgeon
                                       Charles Craft, Inc.

 E. S. HILL, JR.                       JOHN W. HUDSON                    JAMES T. WILLIS
 General Manager,                   Retired Plant Manager,          VP of Adams & Willis, Inc.
   Eaton Corp.                          LOF Glass                     GM of Firestone Store

    STOCK TRANSFER AGENT                                            ANNUAL MEETING
Registrar and Transfer Company                   The  1999 annual meeting  of  stockholders of
     10 Commerce Drive                           Scotland Bancorp, Inc. will be held at 4:00 p.m.
    Cranford, NJ 07016                           on January 28, 1999 at the Company's corporate
                                                 office at 505 South Main Street, Laurinburg, NC.

 SPECIAL LEGAL COUNSEL
Brooks, Pierce, McLendon,                                           FORM 10-KSB
Humphrey & Leonard, LLP                          A copy of Form 10-KSB as filed with the Securities and
2000 Renaissance Plaza                           Exchange Commission will be  furnished without charge
230 North Elm Street                             to the Company's stockholders upon written request to
Greensboro, NC 27420                             Scotland Bancorp, Inc., P. O. Box 1468, Laurinburg, NC 28353.

INDEPENDENT AUDITORS
McGladrey & Pullen, LLP                                           CORPORATE OFFICE
6805 Morrison Boulevard                                         505 South Main Street
Charlotte, NC 28211                                             Laurinburg, NC 28301

                           COMMON STOCK INFORMATION

There are 1,913,600 shares of common stock outstanding which were held by approximately 470 stockholders of record (excluding shares held in street name)
on September 30, 1998.   The Company's common stock is quoted on the American
Stock Exchange under the symbol "SSB." The following table reflects the stock trading and dividend payment frequency of the Company for the years ended September 30, 1998 and 1997.

                                                            Dividends                       Stock Price
                                                -----------------------------------------------------------------
                                                     Regular         Special           High             Low
                                                -----------------------------------------------------------------
1998:
First Quarter                                     $       0.050  $      -         $  12.875      $    9.875
Second Quarter                                            0.050         -            11.375           9.750
Third  Quarter                                            0.050         -             9.750           8.125
Fourth Quarter                                            0.050         -            11.250          10.750

                                                            Dividends                       Stock Price
                                                -----------------------------------------------------------------
                                                     Regular         Special           High             Low
                                                -----------------------------------------------------------------
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